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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 1, 2018

Registration No. 333-215998

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FTS International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	30-0780081 (I.R.S. Employer Identification Number)

777 Main Street, Suite 2900
Fort Worth, Texas 76102
(817) 862-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael J. Doss
Chief Executive Officer
FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas 76102
(817) 862-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles T. Haag Winston & Strawn LLP 2501 N. Harwood St. Dallas, Texas 75201 (214) 453-6500	Edward B. Winslow Jones Day 77 West Wacker Dr. Chicago, Illinois 60601 (312) 782-3939	Merritt S. Johnson Shearman & Sterling LLP 599 Lexington Ave. New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐ Smaller reporting company ☐	Accelerated filer ☐ Emerging growth company ☒	Non-accelerated filer ☒ (Do not check if a smaller reporting company)

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value per share	22,425,000	$18.00	$403,650,000	$50,255

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)
Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.

(3)
Of this amount $39,048 was previously paid in connection with prior filings of this registration statement.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 1, 2018

P R E L I M I N A R Y    P R O S P E C T U S

19,500,000 Shares

FTS International, Inc.

Common Stock

        This is the initial public offering of shares of common stock of FTS International, Inc. We are selling 15,151,516 shares of our common stock. The selling stockholder identified in this prospectus is selling an additional 4,348,484 shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

        We expect the public offering price to be between $15.00 and $18.00 per share. Currently, no public market exists for the shares. After pricing of this offering, we expect that the shares will trade on The New York Stock Exchange, or NYSE, under the symbol "FTSI."

        We qualified as an "emerging growth company" as defined under the federal securities laws, at the time that we submitted to the SEC an initial draft of the registration statement for this offering, and, as such, have elected to comply with certain reduced disclosure requirements for this prospectus. However, our revenues for fiscal year 2017 exceeded $1.07 billion, and, as a result, we will no longer be eligible for the exemptions from disclosure provided to an emerging growth company after the earlier of the completion of this offering and December 31, 2018. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page 19 of this prospectus.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, before expenses, to us	Proceeds, before expenses, to the selling stockholder
Per share	$	$	$	$
Total	$	$	$	$

(1)
See "Underwriting" for additional information regarding total underwriter compensation.

        The underwriters may also exercise their option to purchase up to an additional 2,925,000 shares from the Company, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover over-allotments, if any.

        The selling stockholder in this offering is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to purchasers on or about                  , 2018.

Credit Suisse	Morgan Stanley

Wells Fargo Securities	Barclays	Citigroup	Evercore ISI

Guggenheim Securities	Simmons & Company International Energy Specialists of Piper Jaffray	Tudor, Pickering, Holt & Co.	Cowen

The date of this prospectus is                  , 2018.

        We are responsible for the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered to you. Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information in this prospectus or in any applicable free writing prospectus is accurate only as of its date, regardless of its time of delivery or any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information.

        References to oil prices are to the spot price in U.S. Dollars per barrel of West Texas Intermediate, or WTI, an oil index benchmark used in the United States. References to natural gas prices are to the spot price in U.S. Dollars per one thousand cubic feet of natural gas using the Henry Hub index, a natural gas benchmark used in the United States.

Reverse Stock Split and Recapitalization

        Before this offering we will effect a 69.196592:1 reverse stock split, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Upon filing our amended and restated certificate of incorporation, each 69.196592 shares of common stock will be combined into and represent one share of common stock. Additionally, before this offering our Series A convertible preferred stock, or our convertible preferred stock, will be recapitalized into shares of our common stock. Upon filing our amended and restated certificate of incorporation, all shares of convertible preferred stock will be recapitalized into 39,450,826.48 shares of common stock, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Any change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For

(i)

additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Following the reverse stock split and recapitalization, fractional shares will be paid out in cash.

        Following the reverse stock split and recapitalization, our authorized capital stock will consist of 320,000,000 shares of common stock and 25,000,000 shares of preferred stock and 91,280,087 shares of common stock will be outstanding, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. In connection with this offering, we will issue an additional 15,151,516 shares of new common stock and, immediately following this offering, we will have 106,431,603 total shares of common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares.

Comparability of Operating and Statistical Metrics

        Throughout this prospectus, we refer to "stages fractured" and similar terms, including "stages per active fleet." Stages fractured is an operating and statistical metric referring to the number of individual hydraulic fracturing procedures we complete under service contracts with our customers. Our customers typically compensate us based on the number of stages fractured. Stages per active fleet is an operating metric referring to the stages fractured per active fleet over a given time period. We believe stages fractured and stages per active fleet are important indicators of operating performance because they demonstrate the demand for our services and our ability to meet that demand with our active fleets. Because we service a variety of customers in different basins with different formation characteristics, stages fractured and stages per active fleet are subject to a number of material factors affecting their usefulness and comparability. For example, based on customer specifications and formation characteristics, some of our fleets may complete stages involving higher pressure job designs or more intense proppant loading, taking more time to complete, while other fleets may complete stages involving lower pressure job designs or less intense proppant loadings, taking less time to complete. Our fleets may also vary materially in hydraulic horsepower needed to accommodate the basin characteristics and customer specifications. For these reasons, stages fractured and stages per active fleet are not the only measures that affect our financial results, however, we believe they are important measures in managing our business. You should carefully read and consider the other information presented in this prospectus, including information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

(ii)

 PROSPECTUS SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the information presented under the headings "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

        Unless the context requires otherwise, references in this prospectus to "FTS International," "Company," "we," "us," "our" or "ours" refer to FTS International, Inc., together with its subsidiaries. References in this prospectus to "selling stockholder" refer to the entity identified as the selling stockholder in "Principal and Selling Stockholders."

Our Company

        We are one of the largest providers of hydraulic fracturing services in North America. Our services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production, or E&P, companies in shale and other unconventional resource formations. Our customers include Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., Diamondback Energy, Inc., EQT Company, Range Resources Corporation, and other leading E&P companies that specialize in unconventional oil and natural gas resources in North America.

        We are one of the top three hydraulic fracturing providers across our operating footprint, which consists of five of the most active major unconventional basins in the United States: the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale. The following map shows the basins in which we operate and the number of fleets operated in each basin as of January 8, 2018.

        We have 1.6 million total hydraulic horsepower across 32 fleets, with 27 fleets active as of January 8, 2018. We are experiencing a surge in demand for our services, which has led us to reactivate 10 fleets since the beginning of 2017. Based on continued requests from customers for additional fleets, we are in the process of reactivating additional equipment at our in-house manufacturing facility. We believe we can reactivate all of our idle equipment for approximately $34 million, allowing us to further increase our operating fleets by five fleets, or approximately 19%, over the next nine months.

        The surge in demand for our services has allowed us to raise our prices significantly. Oil prices have more than doubled since the 12-year low of $26.14 in February 2016, reaching a high of $64.89 in January 2018 and averaging $50.80 in 2017. Similarly, the U.S. horizontal rig count has increased by 155%, from a low of 314 rigs as of May 27, 2016 to 802 rigs as of January 19, 2018, according to an industry report. The large growth in E&P drilling activity has caused demand for pressure pumping services to exceed the supply of readily available fleets, which has led average pricing for our services to rise more than approximately 56% since the fourth quarter of 2016. These price increases started in January 2017 and continued to progress to higher levels throughout 2017.

        During the last two years, we implemented measures to reduce our operating costs and to improve our operating efficiency including reducing the number of our active fleet as demand for our services declined. We focused on our ability to operate our active fleets for as many hours per day and days per month as possible in order to limit the non-productive time of our active fleets. As a result, we have increased our average stages per active fleet per quarter to record levels. These operational improvements occurred despite significant reductions in our operating costs, including reducing our quarterly selling, general and administrative expense by approximately 60% from 2014 levels.

        We maintained these improved cost and efficiency levels in the fourth quarter of 2017, which, combined with the recent rise in pricing for our services, allowed us to achieve EBITDA levels greater than what we experienced in 2014. We achieved these results despite having considerably lower pricing and fewer active fleets on average than we had in 2014. We believe we can continue to sustain these cost reductions and efficiency improvements as activity levels increase.

        Our customers typically compensate us based on the number of stages fractured, and the primary contributor to the number of stages we complete is our ability to reduce downtime on our equipment. As a result, we believe the number of stages fractured and the average number of stages completed per active fleet in a given period of time are important operating metrics for our business. The graphs below show the number of stages we completed per quarter and the average stages per active fleet we completed per quarter. For additional information regarding our fleet capacity and average stages per active fleet per quarter as an operating metric, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenue" and "Business—Our Services—Hydraulic Fracturing."

        We manufacture and refurbish many of the components used by our fleets, including consumables, such as fluid-ends. We also perform substantially all the maintenance, repair and refurbishment of our hydraulic fracturing fleets, including the reactivation of idle equipment. Our cost to produce components and reactivate fleets is significantly less than the cost to purchase comparable quality components and fleets from third-party suppliers. For example, we manufacture fluid-ends and power-ends at a cost that is approximately 50% to 60% less than purchasing them from outside suppliers. We estimate that our cost advantage saves us approximately $85 million per year at peak production levels. In addition, we designed and assembled all of our 32 existing fleets using internal resources, and we believe we could assemble new fleets internally at a substantial discount to the cost of buying them new from third-party providers.

        Our large scale and culture of innovation allow us to take advantage of leading technological solutions. We are focused on identifying new technologies aimed at: increasing fracturing effectiveness for our customers; reducing the operating costs of our equipment; and enhancing the health, safety and environmental, or HSE, conditions at our well sites. We have a number of ongoing initiatives that build on industry innovations and data analytics to achieve these technology objectives. We also conduct research and development activities through a strategic partnership with a third-party technology center that utilizes key employees who were previously affiliated with our Company. In June 2017, we renewed our services agreement with this third-party technology center for a one-year term, with an option for us to renew for additional one-year terms.

Industry Overview and Trends

        The principal factor influencing demand for hydraulic fracturing services is the level of horizontal drilling activity by E&P companies in unconventional oil and natural gas reservoirs. Over the last decade, advances in drilling and completion technologies, including horizontal drilling and hydraulic fracturing, have encouraged E&P companies to focus on developing the vast oil and natural gas reserves contained within the U.S. basins in which we operate.

        Our industry grew rapidly until a significant decline in oil and natural gas prices from 2014 to 2016 caused a dramatic reduction in drilling and completion activity. As oil and natural gas prices have recovered from their 2016 lows, E&P companies in the United States have increased their level of horizontal drilling, resulting in an uptick in demand for hydraulic fracturing services that has strained available supply.

        Technological advances in oil and natural gas extraction continued through the downturn and have increased the efficiency of E&P companies, leading to an increase in demand for hydraulic fracturing units relative to each active drilling rig. In particular, drilling speeds have increased dramatically, allowing rigs to drill longer laterals in fewer days. The longer lateral lengths increase the demand for pressure pumping services relative to the rig count as evidenced by significant increases in both the number of stages per well and the amount of proppant used per well, particularly in recent years. As a result, E&P companies are able to complete more stages using fewer rigs, and many analysts expect demand for hydraulic fracturing services to significantly outpace growth in the horizontal rig count.

        In November 2016, May 2017 and November 2017, certain oil producing nations and the Organization of the Petroleum Exporting Countries, or OPEC, agreed to limit production of crude oil with the goal of raising oil prices. As a result, U.S. E&P companies have increased their level of horizontal drilling and completion activity and, hence, demand for hydraulic fracturing services has increased from the lows seen in mid-2016. This increase in demand has led to higher utilization, and in some cases shortages, of available horsepower. We believe the increase in activity coupled with an undersupply of available horsepower has particularly benefited us, and we believe all of our remaining inactive fleets can be returned to active service within nine months, if market conditions require.

Competitive Strengths

        We believe that we are well positioned because of the following competitive strengths:

Large scale and leading market share across five of the most active major U.S. unconventional resource basins

        With 1.6 million total hydraulic horsepower in our fleet, we are one of the largest hydraulic fracturing service providers in North America. We operate in five of the most active major unconventional basins in the United States, including the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale, which provide us exposure to a variety of oil and natural gas producers as well as geographies. We are one of the top three hydraulic fracturing providers across this operating footprint based on market share. According to an industry report from December 2017, these five operating basins will account for approximately 80% of well-completion spending in 2018 and 2019.

        This geographic diversity reduces the volatility in our revenue due to basin trends, relative oil and natural gas prices, adverse weather and other events. Our five hydraulic fracturing districts enable us to rapidly reposition our fleets based on demand trends among different basins. Additionally, our large market share in each of our operating basins allows us to spread our fixed costs over a greater number of fleets. Furthermore, our large scale strengthens our negotiating position with our suppliers and our customers.

Pure-play, efficient hydraulic fracturing services provider with extensive experience in U.S. unconventional oil and natural gas production

        Our primary focus is hydraulic fracturing. For the year ended December 31, 2016 and the nine months ended September 30, 2017, 95% of our revenues came from hydraulic fracturing services. From December 31, 2010 to January 8, 2018, we have completed more than 163,000 fracturing stages across five of the most active major unconventional basins in the United States. This history gives us invaluable experience and operational capabilities that are at the leading edge of horizontal well completions in unconventional formations.

        We designed and assembled all of the hydraulic fracturing units and much of the auxiliary equipment used in our fleets to uniform specifications intended specifically for work in oil and natural gas basins requiring high pressures and high levels of sand intensity. In addition, we use proprietary pumps with fluid-ends that are capable of meeting the most demanding pressure, flow rate and proppant loading requirements encountered in the field.

        In order to achieve the highest revenue potential and highest returns on our invested capital, we run all of our fleets in 24-hour operations allowing us to optimize the revenue-producing ability of our active fleets. In addition, rather than perform "spot work," we prefer to dedicate each of our fleets to a specific customer, integrating our fleet into their drilling program schedule. These arrangements allow us to increase the number of days per month that our fleet is generating revenue and allow our crews to better understand customer expectations resulting in improved efficiency and safety.

In-house manufacturing, equipment maintenance and refurbishment capabilities

        We manufacture and refurbish many of the components used by our fleets, including consumables, such as fluid-ends. We also perform substantially all the maintenance, repair and refurbishment of our hydraulic fracturing fleets, including the reactivation of our idle equipment. Our cost to produce components and reactivate idle fleets is significantly less than the cost to purchase comparable quality components and fleets from third-party suppliers. For example, we manufacture fluid-ends and power-ends at a cost that is approximately 50% to 60% less than purchasing them from outside suppliers. In addition, we perform full-scale refurbishments of our fracturing units at a cost that is approximately half the cost of utilizing an outside supplier. We estimate that this cost advantage saves us approximately $85 million per year at peak production levels. As trends in our industry continue toward increasing proppant levels and service intensity, the added wear-and-tear on hydraulic fracturing equipment will increase the rate at which components need to be replaced for a typical fleet, increasing our long-term cost advantage versus our competitors that do not have similar in-house manufacturing capabilities.

        Our manufacturing capabilities also reduce the risk that we will be unable to source important components, such as fluid-ends, power-ends and other consumable parts. During periods of high demand for hydraulic fracturing services, external equipment vendors often report order backlogs of up to nine months. Our competitors may be unable to source components when needed or may be required to pay a much higher price for their components, or both, due to bottlenecks in supplier production levels. We have historically manufactured, and believe we have the capacity to manufacture, all major consumable components required to operate all 32 of our fleets at full capacity. We also designed and assembled all of our 32 existing fleets using internal resources and believe we can assemble new fleets internally at a substantial discount to the cost of buying them new from third-party providers.

        Additionally, manufacturing our equipment internally allows us to constantly improve our equipment design in response to the knowledge we gain by operating in harsh geological environments under challenging conditions. This rapid feedback loop between our field operations and our manufacturing operations positions our equipment at the leading edge of developments in hydraulic fracturing design.

Uniform fleet of standardized, high specification hydraulic fracturing equipment

        We have a uniform fleet of hydraulic fracturing equipment. We designed our equipment to uniform specifications intended specifically for completions work in oil and natural gas basins requiring high levels of pressure, flow rate and sand intensity. The standardized, "plug and play" nature of our fleet provides us with several advantages, including: reduced repair and maintenance costs; reduced inventory costs; the ability to redeploy equipment among operating basins; and reduced complexity in our operations, which improves our safety and operational performance. We believe our technologically advanced fleets are among the most reliable and best performing in the industry with the capabilities to meet the most demanding pressure and flow rate requirements in the field.

        Our standardized equipment reduces our downtime as our mechanics can quickly and efficiently diagnose and repair our equipment. Our uniform equipment also reduces the amount of inventory we need on hand. We are able to more easily shift fracturing pumps and other equipment among operating areas as needed to take advantage of market conditions and to replace temporarily damaged equipment. This flexibility allows us to target customers that are offering higher prices for our services, regardless of the basins in which they operate. Standardized equipment also reduces the complexity of our operations, which lowers our training costs. Additionally, we believe our industry-leading safety record is partly attributable to the standardization of our equipment, which makes it easier for mechanics and equipment operators to identify and diagnose problems with equipment before they become safety hazards.

Safety leader

        Safety is at the core of our operations. Our safety record for 2016 was the best in our history and we believe significantly better than our industry peer group, based on data provided by reports of the U.S. Bureau of Labor Statistics from 2011 through 2016. For the past three years, we believe our total recordable incident rate was less than half of the industry average. During the first quarter of 2017, we reached a milestone of over 10 million man-hours without a lost time incident. Many of our customers impose minimum safety requirements on their suppliers of hydraulic fracturing services, and some of our competitors are not permitted to bid on work for certain customers because they do not meet those customers' minimum safety requirements. Because safety is important to our customers, our safety score helps our commercial team to win business from our customers. Our safety focus is also a morale benefit for our crews, which enhances our employee retention rates. Finally, we believe that continually searching for ways to make our operations safer is the right thing to do for our employees and our customers.

Experienced management and operating team

        During the downturn, our management team focused on reducing costs, increasing operating efficiency and differentiating ourselves through innovation. The team has an extensive and diverse skill set, with an average of over 23 years of professional experience. Our operational and commercial executives have a deep understanding of unconventional resource formations, with an average of approximately 31 years of oil and natural gas industry experience. In addition, as a result of our pure-play focus on hydraulic fracturing and dedicated fleet strategy, our operations teams have extensive knowledge of the geographies in which we operate as well as the technical specifications and other requirements of our customers. We believe this knowledge and experience allows us to service a variety of E&P companies across different basins efficiently and safely.

Our Strategy

        Our primary business objective is to be the largest pure-play provider of hydraulic fracturing services within U.S. unconventional resource basins. We intend to achieve this objective through the following strategies:

Capitalize on expected recovery and demand for our services

        As demand for oilfield services in the United States recovers, the hydraulic fracturing sector is expected to grow significantly. We believe that the cost per barrel of oil from unconventional onshore production is one of the lowest in the United States, and, as a result, E&P capital has shifted towards this type of production. Industry reports have forecasted that the number of horizontal wells drilled in the United States will increase at a compound annual growth rate, or CAGR, of 20.7% from 2016 through 2020. In addition, the sand utilized in the completion of a horizontal well has more than doubled since 2014 as operators continue to innovate to find the optimal job design. As one of the largest hydraulic fracturing service providers in North America, we believe we are well positioned to capitalize on the continued increase in the onshore oil and natural gas exploration and production market.

        We have 1.6 million total hydraulic horsepower across 32 total fleets, with 27 fleets active as of January 8, 2018. A surge in demand for our services led us to reactivate 10 fleets since the beginning of 2017. We are in the process of activating additional fleets based on continued customer interest and we believe all of this equipment can be returned to service within nine months, if market conditions require. We estimate the average cost to reactivate our inactive fleets to be approximately $6.9 million per fleet, which includes capital expenditures, repairs charged as operating expenses, labor costs and other operating expenses.

Deepen and expand relationships with customers that value our completions efficiency

        We service our customers primarily with dedicated fleets and 24-hour operations. We dedicate one or more of our fleets exclusively to the customer for a period of time, allowing for those fleets to be integrated into the customer's drilling and completion schedule. As a result, we are able to achieve higher levels of utilization, as measured by the number of days each fleet is working per month, which increases our profitability. In addition, we operate our fleets on a 24-hour basis, allowing us to complete our services more efficiently with the least amount of downtime. Accordingly, we seek to partner with customers that have a large number of wells needing completion and that value efficiency in the performance of our service. Specifically, we target customers whose completions activity typically involves minimal downtime between stages, a high number of stages per well, multiple wells per pad and a short distance from one well pad site to the next. This strategy aligns with the strategy of many of our customers, who are trying to achieve a manufacturing-style model of drilling and completing wells in a sequential pattern to maximize effective acreage. We plan to leverage this strategy to expand our relationships with our existing customers as we continue to attract new customers.

Capitalize on our uniform fleet, leading scale and significant basin diversity to provide superior performance with reduced operating costs

        We primarily serve large independent E&P companies that specialize in unconventional oil and natural gas resources in North America. Because we operate for customers with significant scale in each of our operating basins, we have the diversity to react to and benefit from positive activity trends in any basin with a balanced exposure to oil and natural gas. Our uniform fleet allows us to cost-effectively redeploy equipment and fleets among existing operating basins to capture the best pricing and activity trends. The uniform fleet is easier to operate and maintain, resulting in reduced downtime as well as lower training costs and inventory stocking requirements. Our geographic breadth also provides us with opportunities to capitalize on customer relationships in one basin in order to win business in other basins in which the customer operates. We intend to leverage our scale, standardized equipment and cost structure to gain market share and win new business.

Rapidly adopt new technologies in a capital efficient manner

        Our large scale and culture of innovation allow us to take advantage of leading technological solutions. We have been a fast adopter of new technologies focused on: increasing fracturing effectiveness for our customers, reducing the operating costs of our equipment and enhancing the HSE conditions at our well sites. We help customers monitor and modify fracturing fluids and designs through our fluid research and development operations that we conduct through a strategic partnership with a third-party technology center that utilizes key employees who were previously affiliated with our Company. In June 2017, we renewed our services agreement with this third-party technology center for a one-year term, with an option for us to renew for additional one-year terms. This partnership allows us to work closely with our customers to rapidly adopt and integrate next-generation fluid breakthroughs, such as our NuFlo® 1000 fracturing fluid diverter, into our product offerings.

        Recent examples of initiatives aimed at reducing our operating costs include: vibration sensors with predictive maintenance analytics on our heavy equipment; stainless steel fluid-ends with a longer useful life; high-definition cameras to remotely monitor the performance of our equipment; and adoption of hardened alloys and lubricant blends for our consumables. Recent examples of initiatives aimed at improving our HSE conditions include: dual fuel engines that can run on both natural gas and diesel fuel; electronic pressure relief systems; spill prevention and containment solutions; dust control mitigation; electronic logging devices; and leading containerized proppant delivery solutions.

Reduce debt and maintain a more conservative capital structure

        We believe that our capital structure and liquidity upon completion of this offering will improve our financial flexibility to capitalize efficiently on our industry recovery, ultimately increasing value for our stockholders. To further improve our financial flexibility, we intend to enter into an asset-based revolving credit facility after the completion of this offering. Our focus will be on the continued prudent management of our capital structure. We believe this focus creates potential for significant operating leverage and strong free cash flow generation during an industry upcycle. As a result, we believe we should be able to not only make the investments necessary to remain a market leader in hydraulic fracturing, but also to continue to strengthen our balance sheet. If we are able to sufficiently reduce our indebtedness and continue to generate cash flow from operations, we expect to return value to shareholders, including by means of cash returns, accretive acquisitions that fit our model and footprint, or the construction of new fleets depending on our business outlook. See "Dividend Policy" and "Risk Factors" for more information.

Selected Risks Associated with Our Business

        An investment in our common stock involves risks. You should carefully read and consider the information presented under the heading "Risk Factors" for an explanation of these risks before investing in our common stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and a loss of all or part of your investment:

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  The oil and natural gas industry is cyclical and prices are volatile. A reduction or sustained decline in oil and natural gas industry or prices could adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

  •
  Competition intensified during the downturn and we rely upon a few customers for a significant portion of our revenues. Decreased demand for our services or the loss of one or more of these relationships could adversely affect our revenues.

  •
  Our operations are subject to operational hazards for which we may not be adequately insured.

  •
  Our operations are subject to various governmental regulations that require compliance that can be burdensome and expensive and may adversely affect the feasibility of conducting our operations.

  •
  Any failure by us to comply with applicable governmental laws and regulations, including those relating to hydraulic fracturing, could result in governmental authorities taking actions that could adversely affect our operations and financial condition.

  •
  We have substantial indebtedness and any failure to meet our debt obligations would adversely affect our liquidity and financial condition.

  •
  Our major stockholders, Maju Investments (Mauritius) Pte Ltd, or Maju, CHK Energy Holdings, Inc., or Chesapeake, and Senja Capital Ltd, or Senja, will continue to exercise significant influence over matters requiring stockholder approval, and their interests may conflict with those of our other stockholders.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in revenue during fiscal year 2016, we qualified as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, at the time that we submitted to the SEC an initial draft of the registration statement for this offering, and, as such, have elected to comply with certain reduced disclosure requirements for this prospectus. These reduced reporting requirements include:

  •
  reduced disclosure about our executive compensation arrangements; and

  •
  the ability to present more limited financial data in the registration statement, of which this prospectus is a part.

        Our revenues for fiscal year 2017 exceeded $1.07 billion, and, as a result, we will no longer be eligible for the exemptions from disclosure provided to an emerging growth company after the earlier of the completion of this offering and December 31, 2018.

        We have elected to take advantage of all of the applicable JOBS Act provisions, except that we will elect to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised accounting standards (this election is irrevocable). Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Our Principal Stockholders

        Upon the recapitalization of our convertible preferred stock into common stock and the completion of this offering, Maju, Chesapeake and Senja will beneficially own approximately 39.1%, 20.7% and 11.2%, respectively, of our common stock, or 38.1%, 20.1% and 10.9%, respectively, if the underwriters exercise their option to purchase additional shares in full. For more information regarding our beneficial ownership see "Principal and Selling Stockholders."

        Maju is an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. Temasek is an investment company based in Singapore with a net portfolio of S$275 billion as of March 31, 2017. Chesapeake is a wholly owned subsidiary of Chesapeake Energy Corporation, or Chesapeake Parent. Established in 1989, Chesapeake Parent is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma. Senja is an investment company affiliated with RRJ Capital Limited, or RRJ. RRJ is an Asian investment firm with a total of assets under management of close to $11 billion.

        These stockholders will continue to exercise significant influence over matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. See "Certain Relationships and Related Party Transactions—Investors' Rights Agreements." Certain of our existing stockholders may be allocated shares of common stock in the offering (see "Underwriting—Directed Share Program"). Furthermore, we anticipate that several individuals who will serve as our directors upon completion of this offering will be nominees of Maju, Chesapeake and Senja. See "Risk Factors—Our three largest stockholders control a significant percentage of our common stock, and their interests may conflict with those of our other stockholders."

History and Conversion

        We were originally formed in 2000. In 2011, our prior majority owners sold their interest to a newly formed Delaware limited liability company controlled by an investor group comprised mainly of Maju, Chesapeake and Senja. We converted from a limited liability company to a corporation in 2012.

Company Information

        Our principal executive offices are located at 777 Main Street, Suite 2900, Fort Worth, Texas 76102, and our telephone number at that address is (817) 862-2000. Our website address is www.ftsi.com. Information contained on our website does not constitute part of this prospectus.

Recent Developments

Preliminary Estimate of Fourth Quarter 2017 Results

        Although our results of operations for the fourth quarter 2017 are not yet final, we have used the information available to us to provide an estimate of our results.

        Fourth quarter 2017 revenues are expected to be approximately $459 million. Costs of revenue, excluding depreciation and amortization, is expected to be approximately $300 million for the fourth quarter 2017.

        The Company deployed one additional fleet during the quarter and as of December 31, 2017 had 27 active fleets. The average number of active fleets during the fourth quarter of 2017 was 26.2.

        We are in the process of activating additional fleets due to increased customer demand. We expect our 28th fleet to be activated at the end of January 2018. We estimate the cost to reactivate our remaining five inactive fleets will be approximately $6.9 million per fleet, including capital expenditures, repairs charged as operating expense, labor costs, and other operating expenses. Some of these costs were already incurred at December 31, 2017.

        The Company completed 8,248 stages in the fourth quarter of 2017. Activity levels were impacted by seasonal weather and holiday delays commonly experienced in the fourth quarter.

        The Company expects fourth quarter 2017 net income to be between $90 million and $95 million, up approximately 11% from the third quarter of 2017.

        Adjusted EBITDA is expected to be between $135 million and $140 million for the fourth quarter 2017, up approximately 8% from the third quarter of 2017.

        Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. Adjusted EBITDA is used by management to evaluate the operating performance of our business for comparable periods and it is a metric used for management incentive compensation. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. We believe Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of our capital structure and certain non-cash items from our operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company's operating performance, although our definition of Adjusted EBITDA may differ from other industry peer companies.

        The following table reconciles our net income to Adjusted EBITDA:

	Three Months Ended December 31, 2017
			Three Months Ended September 30, 2017
(In millions)	Low	High
Net income	$90.0	$95.0	$83.6
Interest expense, net	21.9	21.9	22.1
Income tax expense	0.4	0.6	0.4
Depreciation and amortization	21.4	21.4	22.1
Loss (gain) on disposal of assets, net	0.2	0.2	(0.8)
Loss on extinguishment of debt	1.4	1.4	—

Adjusted EBITDA	$135.3	$140.5	$127.4

        Capital expenditures for the fourth quarter 2017 are expected to be approximately $30 million, which includes approximately $5 million in reactivation related capital expenditures and $10 million in growth related capital expenditures.

        During the fourth quarter of 2017, we purchased certain components that can be used to build two additional fleets, which we expect to complete in the second half of 2018. Once completed, our total available fleet size would be 34 fleets representing 1.7 million hydraulic horsepower. We expect the total cost of these two additional fleets to be less than $50 million, some of which was already incurred at December 31, 2017.

        The preliminary financial information for, and as of the end of, the fourth quarter of 2017 included in this prospectus reflects management's estimates based solely upon information available to us as of the date of this prospectus and is the responsibility of management. The preliminary financial results presented herein are not a comprehensive statement of our financial results for the fourth quarter of 2017. In addition, the preliminary financial results presented herein, including the liquidity and capital resources table presented below, have not been audited, reviewed, or compiled by our independent registered public accounting firm, Grant Thornton LLP. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information. The Company's actual results may differ materially from these preliminary financial results due to the completion of the Company's financial closing procedures, which have not yet been completed, final adjustments and other developments that may arise between the date of this prospectus and when results for the fourth quarter of 2017 are finalized. Our actual results for the fourth quarter of 2017 will not be available until after this offering is completed. Therefore, you should not place undue reliance upon these preliminary financial results. For instance, during the course of the preparation of the respective financial statements and related notes, additional items that would require material adjustments to be made to the preliminary estimated financial results presented above may be identified. There can be no assurance that these preliminary estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, the preliminary estimated results discussed above may not be indicative of future results. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

Liquidity and Capital Resources

        During the fourth quarter of 2017, we retired $77.3 million of debt principal through optional redemptions and open market repurchases. At December 31, 2017, we had $208.1 million of cash and cash equivalents and total debt principal of $1,130 million. The following table summarizes our long-term debt:

(In millions)	December 31, 2017	September 30, 2017
Senior secured floating rate notes due June 2020	$290.0	$350.0
Term loan due April 2021	431.0	431.0
Senior notes due May 2022	409.0	426.3

Total principal amount	1,130.0	1,207.3
Less unamortized discounts and debt issuance costs	(13.6)	(15.7)

Total long-term debt	$1,116.4	$1,191.6

        In addition to the debt repurchases during the fourth quarter of 2017, on January 17, 2018 we issued an unconditional notice to redeem an additional $60.0 million of our senior secured floating rate notes due June 15, 2020, or the 2020 Notes, on February 16, 2018. Within thirty days of the completion of this offering, the remaining $230.0 million of the 2020 Notes will be redeemed.

Asset-Based Revolving Credit Facility

        We intend to enter into a $250.0 million asset-based revolving credit facility following the consummation of this offering. We expect that we will enter into the credit facility upon redemption of the remaining 2020 Notes with the proceeds of this offering. We intend to use this facility for general working capital purposes in order to provide us with more flexibility and borrowing capacity.

 The Offering

Common stock offered by us	15,151,516 shares.
Common stock offered by the selling stockholder	4,348,484 shares.
Over-allotment option	We have granted the underwriters an option, exercisable for 30 days, to purchase up to an aggregate of 2,925,000 additional shares of our common stock to cover over-allotments, if any.
Common stock outstanding after this offering	106,431,603 shares or 109,356,603 shares if the underwriters exercise their option to purchase additional shares in full.
Use of proceeds

We expect to receive approximately $233.4 million (or approximately $279.1 million if the underwriters' option to purchase additional shares in this offering is exercised in full) of net proceeds from the sale of the common stock offered by us, assuming an initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. Each $1.00 increase (decrease) in the public offering price would increase (decrease) our net proceeds by approximately $14.4 million. We will not receive any proceeds from the sale of shares by the selling stockholder.

We intend to use the net proceeds from this offering for general corporate purposes, which will include repaying indebtedness under the 2020 Notes. See "Use of Proceeds."
Dividend policy

After the completion of this offering, we intend to retain future earnings, if any, for use in the repayment of our existing indebtedness and in the operation and expansion of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future following this offering. See "Dividend Policy."

Listing and trading symbol	After pricing of this offering, we expect that our shares will trade on the NYSE under the symbol "FTSI."

Directed Share Program

At our request, the underwriters have reserved up to 5.0% of the common stock being offered by this prospectus for sale to our directors, executive officers, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors or executive officers purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The directed share program will be arranged through Morgan & Stanley & Co. LLC and Credit Suisse Securities (USA) LLC. In addition, the Company has directed the underwriters to allocate a portion of the shares being offered by the Company to certain of our existing stockholders and directors. See "Principal and Selling Stockholders" for more information.

Risk Factors

You should carefully read and consider the information beginning on page 19 of this prospectus set forth under the heading "Risk Factors" and all other information set forth in this prospectus before deciding to invest in our common stock.

        Before this offering we will effect a 69.196592:1 reverse stock split, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Upon filing our amended and restated certificate of incorporation, each 69.196592 shares of common stock will be combined into and represent one share of common stock. Additionally, before this offering our convertible preferred stock will be recapitalized into 39,450,826.48 shares of common stock, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. A change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Following the reverse stock split and recapitalization, fractional shares will be paid out in cash.

        Following the reverse stock split and recapitalization, our authorized capital stock will consist of 320,000,000 shares of common stock and 25,000,000 shares of preferred stock and 91,280,087 shares of common stock will be outstanding, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. In connection with this offering, we will issue an additional 15,151,516 shares of new common stock and, immediately following this offering, we will have 106,431,603 total shares of common stock outstanding, assuming the underwriters do not exercise their option to purchase additional shares.

        Unless otherwise noted, all information contained in this prospectus:

  •
  Assumes the underwriters do not exercise their option to purchase additional shares;

  •
  Other than historical financial data, reflects (1) our 69.196592:1 reverse stock split and (2) the recapitalization of our convertible preferred stock into 39,450,826.48 shares of common stock, in each case, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus;

  •
  Excludes shares of common stock reserved for issuance under the FTS International, Inc. 2014 Long-Term Incentive Plan, or the 2014 LTIP and under the FTS International, Inc. 2018 Equity and Incentive Compensation Plan, or the 2018 Plan; and

  •
  Excludes shares of common stock that 5% stockholders, directors and executive officers may purchase through the directed share program or otherwise through a directed allocation of shares in this offering.

 SUMMARY FINANCIAL DATA

        The following tables set forth our summary historical consolidated financial data for the periods and the dates indicated. The consolidated statements of operations data for the years ended December 31, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015 and 2016 are derived from our audited consolidated financial statements, or Audited Consolidated Financial Statements, that are included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2016 and 2017 and the consolidated balance sheet data as of September 30, 2017 are derived from our unaudited consolidated financial statements, or Unaudited Consolidated Financial Statements, that are included elsewhere in this prospectus. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

        You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2015	2016	2016	2017
Statements of Operations Data:
Revenue	$1,375.3	$532.2	$379.8	$1,007.4
Costs of revenue, excluding depreciation and amortization(1)	1,257.9	510.5	369.7	709.9
Selling, general and administrative	154.7	64.4	51.5	62.0
Depreciation and amortization	272.4	112.6	87.5	65.2
Impairments and other charges(2)	619.9	12.3	10.7	1.4
Loss (gain) on disposal of assets, net	5.9	1.0	1.1	(1.6)
Gain on insurance recoveries	—	(15.1)	(15.1)	(2.9)

Operating income (loss)	(935.5)	(153.5)	(125.6)	173.4
Interest expense, net	77.2	87.5	66.1	64.8
Loss (gain) on extinguishment of debt, net	0.6	(53.7)	(53.7)	—
Equity in net loss (income) of joint venture affiliate	1.4	2.8	2.6	(0.1)

Income (loss) before income taxes	(1,014.7)	(190.1)	(140.6)	108.7
Income tax expense (benefit)(3)	(1.5)	(1.6)	—	0.9

Net income (loss)	$(1,013.2)	$(188.5)	$(140.6)	$107.8

Net loss attributable to common stockholders	$(1,158.1)	$(370.1)	$(272.7)	$(56.8)
Basic and diluted earnings (loss) per share attributable to common stockholders	$(0.32)	$(0.10)	$(0.08)	$(0.02)
Shares used in computing basic and diluted earnings (loss) per share (in millions)	3,589.7	3,586.5	3,586.5	3,586.4
Balance Sheet Data (at end of period):
Cash and cash equivalents	$264.6	$160.3		$193.8
Total assets	$907.4	$616.8		$827.1
Total debt	$1,276.2	$1,188.7		$1,191.6
Convertible preferred stock(4)	$349.8	$349.8		$349.8
Total stockholders' equity (deficit)	$(830.5)	$(1,019.0)		$(911.2)
Pro Forma Data(5):
Pro forma net income (loss)		$(168.3)		$123.7
Pro forma basic and diluted earnings (loss) per share attributable to common stockholders		$(1.58)		$1.16
Pro forma shares used in computing basic and diluted earnings (loss) per share (in millions)(6)		106.5		106.5

	Year Ended December 31,		Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2015	2016	2016	2017
Pro forma total debt (at end of period)				$847.2
Pro forma total stockholders' equity (deficit) (at end of period)				$(342.6)
Other Data:
Adjusted EBITDA(7)	$(62.8)	$(50.8)	$(47.7)	$234.2
Net debt (at end of period)(8)	$1,011.6	$1,028.4		$997.8
Pro forma net debt (at end of period)(8)				$779.0
Capital expenditures	$79.1	$10.3	$6.1	$33.4
Total fracturing stages(9)	21,919	16,185	11,135	22,672

(1)
The amount of depreciation and amortization related to our costs of revenue that has been classified as depreciation and amortization in this table for the year ended December 31, 2015 and 2016 is $152.3 million and $98.9 million, respectively, and for the nine months ended September 30, 2016 and 2017 is $76.9 million and $56.7 million, respectively.

(2)
For a discussion of amounts recorded for the years ended December 31, 2015 and 2016 and for the nine months ended September 30, 2016 and 2017, see Note 10—"Impairments and Other Charges" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus and Note 4—"Impairments and Other Charges" in Notes to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

(3)
Consists primarily of state margin taxes accounted for as income taxes. The tax effect of our net operating losses has not been reflected in our results because we have recorded a full valuation allowance with regards to the realization of our deferred tax assets since 2012.

(4)
The holders of the convertible preferred stock are also common stockholders of the Company and collectively appoint 100% of our board of directors. Therefore, the convertible preferred stockholders can direct the Company to redeem the convertible preferred stock at any time after all of our debt has been repaid; however, we did not consider this to be probable for any of the periods presented due to the amount of debt outstanding. Therefore, we have presented the convertible preferred stock as temporary equity but have not reflected any accretion of the convertible preferred stock in this table or in our Consolidated Financial Statements. See Note 7—"Convertible Preferred Stock" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information. At September 30, 2017, the liquidation preference of the convertible preferred stock was estimated to be $1,070.7 million.

(5)
Pro forma data gives effect to (1) the 69.196592:1 reverse stock split, (2) the recapitalization of our convertible preferred stock into issued and outstanding common stock, (3) the sale of 15,151,516 shares of common stock to be issued by us in this offering (assuming the underwriters do not exercise their option to purchase additional shares) and (4) the use of proceeds therefrom, as if each of these events occurred on January 1, 2016 for purposes of the statement of operations and September 30, 2017, for purposes of the balance sheet, and for each of (1), (2), (3) and (4), assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Additionally, the pro forma balance sheet information reflects a share-based compensation expense of approximately $3.7 million associated with restricted stock units issued under our 2014 LTIP that will vest immediately before effectiveness of the registration statement, of which this prospectus is a part, and will be settled in cash. Any change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock."

(6)
The pro forma shares used to compute pro forma earnings per share for the year ended December 31, 2016 and the nine months ended September 30, 2017, have been adjusted to include the sale of 15,151,516 shares of common stock by us in this offering (assuming the underwriters do not exercise their option to purchase additional shares) that would generate only enough proceeds to repay debt as described under "Use of Proceeds."

(7)
Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. Adjusted EBITDA is used by management to evaluate the operating performance of our business for comparable periods and it is a metric used for management incentive compensation. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. We believe Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of our capital structure and certain non-cash items from our operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company's operating performance, although our definition of Adjusted EBITDA may differ from other industry peer companies.

  The following table reconciles our net income (loss) to Adjusted EBITDA:

	Year Ended December 31,		Nine Months Ended September 30,
(In millions)	2015	2016	2016	2017
Net income (loss)	$(1,013.2)	$(188.5)	$(140.6)	$107.8
Interest expense, net	77.2	87.5	66.1	64.8
Income tax expense (benefit)	(1.5)	(1.6)	—	0.9
Depreciation and amortization	272.4	112.6	87.5	65.2
Loss (gain) on disposal of assets, net	5.9	1.0	1.1	(1.6)
Loss (gain) on extinguishment of debt, net	0.6	(53.7)	(53.7)	—
Inventory write-down	24.5	—	—	—
Impairment of assets and goodwill	572.9	7.0	7.0	—
Gain on insurance recoveries	—	(15.1)	(15.1)	(2.9)
Acquisition earn-out adjustments	(3.4)	—	—	—
Stock-based compensation	1.8	—	—	—

Adjusted EBITDA	$(62.8) (a)	$(50.8) (b)	$(47.7) (c)	$234.2 (d)

(a)
For the year ended December 31, 2015, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $13.1 million, supply commitment charges of $11.0 million, significant legal costs of $8.1 million, lease abandonment charges of $1.8 million, and profit of $2.4 million from the sale of equipment to our joint venture affiliate.

(b)
For the year ended December 31, 2016, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $0.8 million, supply commitment charges of $2.5 million and lease abandonment charges of $2.0 million.

(c)
For the nine months ended September 30, 2016, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $0.8 million, supply commitment charges of $1.5 million and lease abandonment charges of $1.4 million.

(d)
For the nine months ended September 30, 2017, Adjusted EBITDA has not been adjusted to exclude a supply commitment charge of $1.0 million.
(8)
Net debt is a non-GAAP financial measure that we define as total debt less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is debt. Net debt is used by management as a measure of our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent our actual indebtedness. Pro forma net debt is net debt adjusted as if we received the net proceeds from this offering and we (a) settled the restricted stock units granted under the 2014 LTIP in cash and (b) redeemed $350.0 million of our outstanding 2020 Notes as if each of these events occurred on September 30, 2017.

The following table reconciles our total debt to net debt:

	As of December 31,		As of September 30,
(In millions)	2015	2016	2017
Total debt	$1,276.2	$1,188.7	$1,191.6
Cash and cash equivalents	(264.6)	(160.3)	(193.8)

Net debt	$1,011.6	$1,028.4	$997.8

  The following table reconciles our total debt to pro forma net debt:

(In millions)	As of September 30, 2017
Total debt	$1,191.6
Repayment of 2020 Notes	(344.4)

Pro forma total debt	847.2

Cash and cash equivalents	193.8
Net proceeds from this offering	233.4
Cash settlement of 2014 restricted stock units	(3.7)
Cash paid to repurchase 2020 Notes	(355.3)

Pro forma cash and cash equivalents	68.2

Pro forma net debt	$779.0

(9)
See "Business—Our Services—Hydraulic Fracturing" for details regarding fracturing stages and fleets and the types of agreements we use to provide hydraulic fracturing services.

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and the related notes, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to Our Business

Our business depends on domestic spending by the onshore oil and natural gas industry, which is cyclical and significantly declined in 2015 and 2016.

        Our business is cyclical and depends on the willingness of our customers to make operating and capital expenditures to explore for, develop and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which we have no control, such as:

  •
  prices, and expectations about future prices, for oil and natural gas;

  •
  domestic and foreign supply of, and demand for, oil and natural gas and related products;

  •
  the level of global and domestic oil and natural gas inventories;

  •
  the supply of and demand for hydraulic fracturing and other oilfield services and equipment in the United States;

  •
  the cost of exploring for, developing, producing and delivering oil and natural gas;

  •
  available pipeline, storage and other transportation capacity;

  •
  lead times associated with acquiring equipment and products and availability of qualified personnel;

  •
  the discovery rates of new oil and natural gas reserves;

  •
  federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as E&P activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry;

  •
  the availability of water resources, suitable proppant and chemicals in sufficient quantities for use in hydraulic fracturing fluids;

  •
  geopolitical developments and political instability in oil and natural gas producing countries;

  •
  actions of OPEC, its members and other state-controlled oil companies relating to oil price and production controls;

  •
  advances in exploration, development and production technologies or in technologies affecting energy consumption;

  •
  the price and availability of alternative fuels and energy sources;

  •
  weather conditions and natural disasters;

  •
  uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing; and

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  U.S. federal, state and local and non-U.S. governmental regulations and taxes.

        Volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will decrease or remain depressed) generally leads to decreased spending by our customers, which in turn negatively impacts drilling, completion and production activity. In particular, the demand for new or existing drilling, completion and production work is driven by available investment capital for such work. When these capital investments decline, our customers' demand for our services declines. Because these types of services can be easily "started" and "stopped," and oil and natural gas producers generally tend to be risk averse when commodity prices are low or volatile, we typically experience a more rapid decline in demand for our services compared with demand for other types of energy services. Any negative impact on the spending patterns of our customers may cause lower pricing and utilization for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Oil and natural gas prices declined significantly in 2015 and 2016 and remain volatile, which has adversely affected, and may continue to adversely affect, our financial condition, results of operations and cash flows.

        The demand for our services depends on the level of spending by oil and natural gas companies for drilling, completion and production activities, which are affected by short-term and long-term trends in oil and natural gas prices, including current and anticipated oil and natural gas prices. Oil and natural gas prices, as well as the level of drilling, completion and production activities, historically have been extremely volatile and are expected to continue to be highly volatile. For example, oil prices declined significantly in 2015 and 2016, with WTI crude oil spot prices declining from a monthly average of $105.79 per barrel in June 2014 to $26.14 per barrel in February 2016. The spot price per barrel as of December 29, 2017 was $60.42. In line with this sustained volatility in oil and natural gas prices, we experienced a significant decline in pressure pumping activity levels across our customer base. The volatile oil and natural gas prices adversely affected, and could continue to adversely affect, our financial condition, results of operations and cash flows.

Our customers may not be able to maintain or increase their reserve levels going forward.

        In addition to the impact of future oil and natural gas prices on our financial performance over time, our ability to grow future revenues and increase profitability will depend largely upon our customers' ability to find, develop or acquire additional shale oil and natural gas reserves that are economically recoverable to replace the reserves they produce. Hydraulic fractured wells are generally more short-lived than conventional wells. Our customers own or have access to a finite amount of shale oil and natural gas reserves in the United States that will be depleted over time. The production rate from shale oil and natural gas properties generally declines as reserves are depleted, while related per-unit production costs generally increase as a result of decreasing reservoir pressures and other factors. If our customers are unable to replace the shale oil reserves they own or have access to at the rate they produce such reserves, their proved reserves and production will decline over time. Reductions in production levels by our customers over time may reduce the future demand for our services and adversely affect our business, financial condition, results of operations and cash flows.

Our business may be adversely affected by a deterioration in general economic conditions or a weakening of the broader energy industry.

        A prolonged economic slowdown or recession in the United States, adverse events relating to the energy industry or regional, national and global economic conditions and factors, particularly a slowdown in the E&P industry, could negatively impact our operations and therefore adversely affect our results. The risks associated with our business are more acute during periods of economic slowdown or recession because such periods may be accompanied by decreased exploration and development spending by our customers, decreased demand for oil and natural gas and decreased prices for oil and natural gas.

Competition in our industry intensifies during industry downturns, and we may not be able to provide services that meet the specific needs of our customers at competitive prices.

        The markets in which we operate are generally highly competitive and have relatively few barriers to entry. The principal competitive factors in our markets are price, service quality, safety, and in some cases, breadth of products. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we compete with several smaller companies capable of competing effectively on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Some contracts are awarded on a bid basis, which further increases competition based on price. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment may be further intensified by mergers and acquisitions among oil and natural gas companies or other events that have the effect of reducing the number of available customers. As a result of competition during the recent downturn, we had to lower the prices for our services. In future downturns, we may lose market share or be unable to maintain or increase prices for our present services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Pressure on pricing for our services resulting from the recent industry downturn impacted our ability to maintain utilization and pricing for our services or implement price increases, which may also be impacted in future downturns. During any future periods of declining pricing for our services, we may not be able to reduce our costs accordingly, which could further adversely affect our results of operations. Also, we may not be able to successfully increase prices without adversely affecting our utilization levels. The inability to maintain our utilization and pricing levels, or to increase our prices as costs increase, could have a material adverse effect on our business, financial condition and results of operations.

        In addition, some E&P companies have begun performing hydraulic fracturing on their wells using their own equipment and personnel. Any increase in the development and utilization of in-house fracturing capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.

We are dependent on a few customers operating in a single industry. The loss of one or more significant customers could adversely affect our financial condition and results of operations.

        Our customers are engaged in the E&P business in the United States. Historically, we have been dependent upon a few customers for a significant portion of our revenues. For the year ended December 31, 2016 and the nine months ended September 30, 2017, our four largest customers generated approximately 52% and 33%, respectively, of our total revenue. In fiscal years 2015 and 2014, our four largest customers generated approximately 44% and 45%, respectively, of our total revenue. For a discussion of our customers that make up 10% or more of our revenues, see "Business—Customers."

        Our business, financial condition and results of operations could be materially adversely affected if one or more of our significant customers ceases to engage us for our services on favorable terms or at all or fails to pay or delays in paying us significant amounts of our outstanding receivables. Although we do have contracts for multiple projects with certain of our customers, most of our services are provided on a project-by-project basis.

        Additionally, the E&P industry is characterized by frequent consolidation activity. Changes in ownership of our customers may result in the loss of, or reduction in, business from those customers, which could materially and adversely affect our financial condition.

We extend credit to our customers, which presents a risk of nonpayment of our accounts receivable.

        We extend credit to all our customers. During the recent industry downturn, many of our customers experienced the same financial and operational challenges that we did, and some of our customers filed for bankruptcy protection. Given the cyclical nature of the E&P industry, we, as well as our customers, may experience similar challenges in the future. As a result, we may have difficulty collecting outstanding accounts receivable from, or experience longer collection cycles with, some of our customers, which could have an adverse effect on our financial condition and cash flows.

Decreased demand for proppant has adversely affected, and could continue to adversely affect, our commitments under supply agreements.

        We have purchase commitments with certain vendors to supply the proppant used in our operations. Some of these agreements are take-or-pay arrangements with minimum purchase obligations. During the industry downturn, our minimum contractual commitments exceeded the amount of proppant needed in our operations. As a result, we made minimum payments for proppant that we were unable to use. Furthermore, some of our customers have bought and in the future may buy proppant directly from vendors, reducing our need for proppant. If market conditions do not continue to improve, or our customers buy proppant directly from vendors, we may be required to make minimum payments in future periods, which may adversely affect our results of operations, liquidity and cash flows.

We may be unable to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers.

        The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility in the energy service industry and the demanding nature of the work, workers may choose to pursue employment with our competitors or in fields that offer a more desirable work environment. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to further expand our operations according to geographic demand for our services depends in part on our ability to relocate or increase the size of our skilled labor force. The demand for skilled workers in our areas of operations can be high, the supply may be limited and we may be unable to relocate our employees from areas of lower utilization to areas of higher demand. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. Furthermore, a significant decrease in the wages paid by us or our competitors as a result of reduced industry demand could result in a reduction of the available skilled labor force, and there is no assurance that the availability of skilled labor will improve following a subsequent increase in demand for our services or an increase in wage rates. If any of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

        We depend heavily on the efforts of executive officers, managers and other key employees to manage our operations. The unexpected loss or unavailability of key members of management or technical personnel may have a material adverse effect on our business, financial condition, prospects or results of operations.

Our operations are subject to inherent risks, including operational hazards. These risks may not be fully covered under our insurance policies.

        Our operations are subject to hazards inherent in the oil and natural gas industry, such as accidents, blowouts, explosions, craters, fires and oil spills. These hazards may lead to property damage, personal injury, death or the discharge of hazardous materials into the environment. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations.

        As is customary in our industry, our service contracts generally provide that we will indemnify and hold harmless our customers from any claims arising from personal injury or death of our employees, damage to or loss of our equipment, and pollution emanating from our equipment and services. Similarly, our customers agree to indemnify and hold us harmless from any claims arising from personal injury or death of their employees, damage to or loss of their equipment, and pollution caused from their equipment or the well reservoir. Our indemnification arrangements may not protect us in every case. In addition, our indemnification rights may not fully protect us if the customer is insolvent or becomes bankrupt, does not maintain adequate insurance or otherwise does not possess sufficient resources to indemnify us. Furthermore, our indemnification rights may be held unenforceable in some jurisdictions. Our inability to fully realize the benefits of our contractual indemnification protections could result in significant liabilities and could adversely affect our financial condition, results of operations and cash flows.

        We maintain customary insurance coverage against these types of hazards. We are self-insured up to retention limits with regard to, among other things, workers' compensation and general liability. We maintain accruals in our consolidated balance sheets related to self-insurance retentions by using third-party data and historical claims history. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate.

We are subject to laws and regulations regarding issues of health, safety, and protection of the environment, under which we may become liable for penalties, damages, or costs of remediation.

        Our operations are subject to stringent laws and regulations relating to protection of natural resources, clean air, drinking water, wetlands, endangered species, greenhouse gases, nonattainment areas, the environment, health and safety, chemical use and storage, waste management, and transportation of hazardous and non-hazardous materials. These laws and regulations subject us to risks of environmental liability, including leakage from an operator's casing during our operations or accidental spills or releases onto or into surface or subsurface soils, surface water, groundwater or ambient air.

        Some environmental laws and regulations may impose strict liability, joint and several liability or both. Strict liability means that we could be exposed to liability as a result of our conduct that was lawful at the time it occurred, or the conduct of or conditions caused by third parties without regard to whether we caused or contributed to the conditions. Additionally, environmental concerns, including air and drinking water contamination and seismic activity, have prompted investigations that could lead to the enactment of regulations that potentially could have a material adverse impact on our business. Sanctions for noncompliance with environmental laws and regulations could result in fines and penalties (administrative, civil or criminal), revocations of permits, expenditures for remediation, and issuance of corrective action orders, and actions arising under these laws and regulations could result in liability for property damage, exposure to waste and other hazardous materials, nuisance or personal injuries. Such claims or sanctions could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition, and results of operations.

Changes in laws and regulations could prohibit, restrict or limit our operations, increase our operating costs, adversely affect our results or result in the disclosure of proprietary information resulting in competitive harm.

        Various legislative and regulatory initiatives have been undertaken that could result in additional requirements or restrictions being imposed on our operations. Legislation and/or regulations are being considered at the federal, state and local levels that could impose chemical disclosure requirements (such as restrictions on the use of certain types of chemicals or prohibitions on hydraulic fracturing operations in certain areas) and prior approval requirements. If they become effective, these regulations would establish additional levels of regulation that could lead to operational delays and increased operating costs. Disclosure of our proprietary chemical information to third parties or to the public, even if inadvertent, could diminish the value of our trade secrets and could result in competitive harm to us, which could have an adverse impact on our financial condition and results of operations.

        Additionally, some jurisdictions are or have considered zoning and other ordinances, the conditions of which could impose a de facto ban on drilling and/or hydraulic fracturing operations, and are closely examining permit and disposal options for processed water, which if imposed could have a material adverse impact on our operating costs. Moreover, any moratorium or increased regulation of our raw materials vendors, such as our proppant suppliers, could increase the cost of those materials and adversely affect the results of our operations.

        We are also subject to various transportation regulations that include certain permit requirements of highway and vehicle and hazardous material safety authorities. These regulations govern such matters as the authorization to engage in motor carrier operations, safety, equipment testing, driver requirements and specifications and insurance requirements. As these regulations develop and any new regulations are proposed, we have experienced and may continue to experience an increase in related costs. We receive a portion of the proppant used in our operations by rail. Any delay or failure in rail services due to changes in transportation regulations, work stoppages or labor strikes, could adversely effect the availability of proppant. We cannot predict whether, or in what form, any legislative or regulatory changes or municipal ordinances applicable to our logistics operations will be enacted and to what extent any such legislation or regulations could increase our costs or otherwise adversely affect our business or operations.

        We continue to assess the impact of the recently enacted Tax Cuts and Jobs Act, or the new tax law, as well as any future regulations implementing the new tax law and any interpretations of the new tax law. The effect of those regulations and interpretations, as well as any additional tax reform legislation in the United States or elsewhere, could adversely affect our business and financial condition.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

        Our business is dependent on our ability to conduct hydraulic fracturing and horizontal drilling activities. Hydraulic fracturing is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations, including shales. The process, which involves the injection of water, sand and chemicals, or proppants, under pressure into formations to fracture the surrounding rock and stimulate production, is typically regulated by state oil and natural gas commissions. However, federal agencies have asserted regulatory authority over certain aspects of the process. For example, on May 9, 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking comment on the development of regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing. The EPA projects publishing a Notice of Proposed Rulemaking by June 2018, which would describe a proposed mechanism—regulatory, voluntary or a combination of both—to collect data on hydraulic fracturing chemical substances and mixtures. On June 28, 2016, the EPA published a final rule prohibiting the discharge of wastewater from onshore unconventional oil and natural gas extraction facilities to publicly owned wastewater treatment plans. The EPA is also conducting a study of private wastewater treatment facilities (also known as centralized waste treatment, or CWT, facilities) accepting oil and natural gas extraction wastewater. The EPA is collecting data and information related to the extent to which CWT facilities accept such wastewater, available treatment technologies (and their associated costs), discharge characteristics, financial characteristics of CWT facilities and the environmental impacts of discharges from CWT facilities. The EPA entered a consent decree which requires the agency to determine whether to revise the Resource

Conservation and Recovery Act Subtitle D rules for oil and gas waste by March 5, 2019. Furthermore, legislation to amend the Safe Drinking Water Act, or SDWA, to repeal the exemption for hydraulic fracturing (except when diesel fuels are used) from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. Additionally, the Bureau of Land Management, or BLM, has established regulations imposing drilling and construction requirements for operations on federal or Indian lands including management requirements for surface operations and public disclosures of chemicals used in the hydraulic fracturing fluids. However, on December 29, 2017, BLM published a rescission of these regulations. Future imposition of these or similar regulations could cause us or our customers to incur substantial compliance costs and any failure to comply could have a material adverse effect on our financial condition or results of operations.

        On May 12, 2016, the EPA amended the New Source Performance Standards under the federal Clean Air Act to impose new standards for methane and volatile organic compounds, or VOCs, emissions for certain new, modified, and reconstructed equipment, processes, and activities across the oil and natural gas sector. On the same day, the EPA finalized a plan to implement its minor new source review program in Indian country for oil and natural gas production, and it issued for public comment an information request that will require companies to provide extensive information instrumental for the development of regulations to reduce methane emissions from existing oil and natural gas sources. The EPA announced intentions to publish reconsidered proposed New Source Performance Standards by August of 2018 with a final revised rule in September 2019.

        In November 2016, BLM promulgated regulations aimed at curbing air pollution, including greenhouse gases, for oil and natural gas produced on federal and Indian lands. Various states have filed for a petition for review of these regulations. On June 15, 2017, BLM published a Notice in the Federal Register proposing to postpone compliance dates for provisions of the rule that had not yet gone into effect pending judicial review of the Rule. On October 4, 2017, the U.S. District Court for the Northern District of California invalidated BLM's June 15, 2017 proposed postponement of compliance deadlines. On December 8, 2017, BLM promulgated a final rule delay to temporarily suspend or delay certain requirements until January 17, 2019. A coalition of environmental groups has filed suit challenging the delay. At this point, we cannot predict the final regulatory requirements or the cost to comply with such requirements with any certainty.

        There are certain governmental reviews either underway or being proposed that focus on the environmental aspects of hydraulic fracturing practices. These ongoing or proposed studies, depending on their degree of pursuit and whether any meaningful results are obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory authorities. The EPA continues to evaluate the potential impacts of hydraulic fracturing on drinking water resources and the induced seismic activity from disposal wells and has recommended strategies for managing and minimizing the potential for significant injection-induced seismic events. For example, in December 2016, the EPA released its final report, entitled "Hydraulic Fracturing for Oil and Gas: Impacts from the Hydraulic Fracturing Water Cycle on Drinking Water Resources in the United States," on the potential impacts of hydraulic fracturing on drinking water resources. The report states that the EPA found scientific evidence that hydraulic fracturing activities can impact drinking water resources under some circumstances, noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. Other governmental agencies, including the U.S. Department of

Energy, the U.S. Geological Survey and the U.S. Government Accountability Office, have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies could spur initiatives to further regulate hydraulic fracturing, and could ultimately make it more difficult or costly to perform fracturing and increase the costs of compliance and doing business for our customers. Furthermore, the EPA plans to continue an enforcement initiative to ensure energy extraction activities comply with federal laws.

        In addition to bans on hydraulic fracturing activities in Maryland, New York and Vermont, several states, including Texas and Ohio, as well as regional authorities like the Delaware River Basin Commission, have adopted or are considering adopting regulations that could restrict or prohibit hydraulic fracturing in certain circumstances, impose more stringent operating standards and/or require the disclosure of the composition of hydraulic fracturing fluids. Any increased regulation of hydraulic fracturing, in these or other states, could reduce the demand for our services and materially and adversely affect our revenues and results of operations.

        There has been increasing public controversy regarding hydraulic fracturing with regard to the use of fracturing fluids, induced seismic activity, impacts on drinking water supplies, use of water and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated across the country implicating hydraulic fracturing practices. If new laws or regulations are adopted that significantly restrict hydraulic fracturing, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations as well as make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, if hydraulic fracturing is further regulated at the federal, state or local level, our customers' fracturing activities could become subject to additional permitting and financial assurance requirements, more stringent construction specifications, increased monitoring, reporting and recordkeeping obligations, plugging and abandonment requirements and also to attendant permitting delays and potential increases in costs. Such legislative or regulatory changes could cause us or our customers to incur substantial compliance costs, and compliance or the consequences of any failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the impact on our business of newly enacted or potential federal, state or local laws governing hydraulic fracturing.

Existing or future laws and regulations related to greenhouse gases and climate change could have a negative impact on our business and may result in additional compliance obligations with respect to the release, capture, and use of carbon dioxide that could have a material adverse effect on our business, results of operations, and financial condition.

        Changes in environmental requirements related to greenhouse gases and climate change may negatively impact demand for our services. For example, oil and natural gas exploration and production may decline as a result of environmental requirements, including land use policies responsive to environmental concerns. Local, state, and federal agencies have been evaluating climate-related legislation and other regulatory initiatives that would restrict emissions of greenhouse gases in areas in which we conduct business. Because our business depends on the level of activity in the oil and natural gas industry, existing or future laws and regulations related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws or regulations reduce demand for oil and natural gas. Likewise, such restrictions may result in additional compliance obligations with respect to the release, capture, sequestration, and use of carbon dioxide or other gases that could have a material adverse effect on our business, results of operations, and financial condition.

Delays in obtaining, or inability to obtain or renew, permits or authorizations by our customers for their operations or by us for our operations could impair our business.

        In most states, our customers are required to obtain permits or authorizations from one or more governmental agencies or other third parties to perform drilling and completion activities, including hydraulic fracturing. Such permits or approvals are typically required by state agencies, but can also be required by federal and local governmental agencies or other third parties. The requirements for such permits or authorizations vary depending on the location where such drilling and completion activities will be conducted. As with most permitting and authorization processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit or approval to be issued and the conditions which may be imposed in connection with the granting of the permit. In some jurisdictions, such as New York State and within the jurisdiction of the Delaware River Basin Commission, certain regulatory authorities have delayed or suspended the issuance of permits or authorizations while the potential environmental impacts associated with issuing such permits can be studied and appropriate mitigation measures evaluated. In Texas, rural water districts have begun to impose restrictions on water use and may require permits for water used in drilling and completion activities. Permitting, authorization or renewal delays, the inability to obtain new permits or the revocation of current permits could cause a loss of revenue and potentially have a materially adverse effect on our business, financial condition, prospects or results of operations.

        We are also required to obtain federal, state, local and/or third-party permits and authorizations in some jurisdictions in connection with our wireline services. These permits, when required, impose certain conditions on our operations. Any changes in these requirements could have a material adverse effect on our financial condition, prospects and results of operations.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect our ability to conduct drilling activities in some of the areas where we operate.

        Oil and natural gas operations in our operating areas can be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife, which may limit our ability to operate in protected areas. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. Additionally, the designation of previously unprotected species as threatened or endangered in areas where we operate could result in increased costs arising from species protection measures. Restrictions on oil and natural gas operations to protect wildlife could reduce demand for our services.

Conservation measures and technological advances could reduce demand for oil and natural gas and our services.

        Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas, resulting in reduced demand for oilfield services. The impact of the changing demand for oil and natural gas services and products may have a material adverse effect on our business, financial condition, results of operations and cash flows.

There may be a reduction in demand for our future services due to competition from alternative energy sources.

        Oil and natural gas competes with other sources of energy for consumer demand. There are significant governmental incentives and consumer pressures to increase the use of alternative energy sources in the United States and abroad. A number of automotive, industrial and power generation manufacturers are developing more fuel efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning fuels. Greater use of these alternatives as a result of governmental incentives or regulations, technological advances, consumer demand, improved pricing or otherwise over time will reduce the demand for our products and services and adversely affect our business, financial condition, results of operations and cash flows going forward.

Limitations on construction of new natural gas pipelines or increases in federal or state regulation of natural gas pipelines could decrease demand for our services.

        There has been increasing public controversy regarding construction of new natural gas pipelines and the stringency of current regulation of natural gas pipelines. Delays in construction of new pipelines or increased stringency of regulation of existing natural gas pipelines at either the state or federal level could reduce the demand for our services and materially and adversely affect our revenues and results of operations.

Our existing fleets require significant amounts of capital for maintenance, upgrades and refurbishment and any new fleets we acquire may require significant capital expenditures.

        Our fleets require significant capital investment in maintenance, upgrades and refurbishment to maintain their effectiveness. While we manufacture many of the components necessary to maintain, upgrade and refurbish our fleets, labor costs have increased in the past and may increase in the future with increases in demand, which will require us to incur additional costs to upgrade any of our existing fleets or build any new fleets.

        Additionally, competition or advances in technology within our industry may require us to update or replace existing fleets or build or acquire new fleets. Such demands on our capital or reductions in demand for our existing fleets and the increase in cost of labor necessary for such maintenance and improvement, in each case, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms or at all, which could limit our ability to grow.

        The oilfield services industry is capital intensive. In conducting our business and operations, we have made, and expect to continue to make, substantial capital expenditures. Our total capital expenditures were $10.3 million and $33.4 million, respectively, for the year ended December 31, 2016 and the nine months ended September 30, 2017. Since 2015, we have financed capital expenditures primarily with funding from cash on hand. We may be unable to generate sufficient cash from operations and other capital resources to maintain planned or future levels of capital expenditures which, among other things, may prevent us from properly maintaining our existing equipment or acquiring new equipment. Furthermore, any disruptions or continuing volatility in the global financial markets may lead to an increase in interest rates or a contraction in credit availability impacting our ability to finance our operations. This circumstance could put us at a competitive disadvantage or interfere with our growth plans. Furthermore, our actual capital expenditures for future years could exceed our capital expenditure budgets. In the event our capital expenditure requirements at any time are greater than the amount we have available, we could be required to seek additional sources of capital, which may include debt financing, joint venture partnerships, sales of assets, offerings of debt or equity securities or other means. We may not be able to obtain any such alternative source of capital. We may be required to curtail or eliminate contemplated activities. If we can obtain alternative sources of capital, the terms of such alternative may not be favorable to us. In particular, the terms of any debt financing may include covenants that significantly restrict our operations. Our inability to grow as planned may reduce our chances of maintaining and improving profitability.

A third party may claim we infringed upon its intellectual property rights, and we may be subjected to costly litigation.

        Our operations, including equipment, manufacturing and fluid and chemical operations may unintentionally infringe upon the patents or trade secrets of a competitor or other company that uses proprietary components or processes in its operations, and that company may have legal recourse against our use of its protected information. If this were to happen, these claims could result in legal and other costs associated with litigation. If found to have infringed upon protected information, we may have to pay damages or make royalty payments in order to continue using that information, which could substantially increase the costs previously associated with certain products or services, or we may have to discontinue use of the information or product altogether. Any of these could materially and adversely affect our business, financial condition or results of operations.

New technology may cause us to become less competitive.

        The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent or other intellectual property protections. Although we believe our equipment and processes currently give us a competitive advantage, as competitors and others use or develop new or comparable technologies in the future, we may lose market share or be placed at a competitive disadvantage. Furthermore, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement all new technologies or products on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition or results of operations.

Loss or corruption of our information or a cyberattack on our computer systems could adversely affect our business.

        We are heavily dependent on our information systems and computer-based programs, including our well operations information and accounting data. If any of such programs or systems were to fail or create erroneous information in our hardware or software network infrastructure, whether due to cyberattack or otherwise, possible consequences include our loss of communication links and inability to automatically process commercial transactions or engage in similar automated or computerized business activities. Any such consequence could have a material adverse effect on our business.

        The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain activities. At the same time, cyberattacks have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems and networks may become the target of cyberattacks or information security breaches. These could result in the unauthorized access, misuse, loss or destruction of our proprietary and other information or other disruption of our business operations. Any access or surveillance could remain undetected for an extended period. Our systems for protecting against cyber security risks may not be sufficient. As cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, our insurance coverage for cyberattacks may not be sufficient to cover all the losses we may experience as a result of such cyberattacks. Any additional costs could materially adversely affect our results of operations.

One or more of our directors may not reside in the United States, which may prevent investors from obtaining or enforcing judgments against them.

        Because one or more of our directors may not reside in the United States, it may not be possible for investors to effect service of process within the United States on our non-U.S. resident directors, enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against our non-U.S. resident directors, enforce in foreign courts U.S. court judgments based on civil liability provisions of the U.S. federal securities laws against our non-U.S. resident directors, or bring an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against our non-U.S. resident directors.

Adverse weather conditions could impact demand for our services or impact our costs.

        Our business could be adversely affected by adverse weather conditions. For example, unusually warm winters could adversely affect the demand for our services by decreasing the demand for natural gas or unusually cold winters could adversely affect our capability to perform our services, for example, due to delays in the delivery of equipment, personnel and products that we need in order to provide our services and weather-related damage to facilities and equipment, resulting in delays in operations. Our operations in arid regions can be affected by droughts and limited access to water used in our hydraulic fracturing operations. These constraints could adversely affect the costs and results of operations.

A terrorist attack or armed conflict could harm our business.

        Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States could adversely affect the U.S. and global economies and could prevent us from meeting financial and other obligations. We could experience loss of business, delays or defaults in payments from payors or disruptions of fuel supplies and markets if wells, operations sites or other related facilities are direct targets or indirect casualties of an act of terror or war. Such activities could reduce the overall demand for oil and natural gas, which, in turn, could also reduce the demand for our products and services. Terrorist activities and the threat of potential terrorist activities and any resulting economic downturn could adversely affect our results of operations, impair our ability to raise capital or otherwise adversely impact our ability to realize certain business strategies.

International operations subject us to additional economic, political and regulatory risks.

        In February 2016, our joint venture with the Sinopec Group, or Sinopec, commenced hydraulic fracturing operations in China. International operations require significant resources and may result in foreign operations that ultimately are not successful. Our joint venture operations and any further international expansion expose us to operational risks, including exposure to foreign currency rate fluctuations, war or political instability, limitations on the movement of funds, foreign and domestic government regulation, including compliance with the U.S. Foreign Corrupt Practices Act, and bureaucratic delays. These may increase our costs and distract key personnel, which may adversely affect our business, financial condition or results of operations.

Our ability to utilize our net operating loss carryforwards and certain tax amortization deductions may be delayed or limited.

        As of December 31, 2016, we had federal and state net operating loss carryforwards, or NOLs, of approximately $1,600 million and $628 million, respectively, which if not utilized will begin to expire starting in 2032 for federal purposes and 2017 for state purposes. We may use these NOLs to offset against taxable income for U.S. federal and state income tax purposes. Additionally, we are allowed to deduct approximately $190 million of amortization expense on our federal and state tax returns per year for tax years 2017 through 2025. However, Section 382 of the Internal Revenue Code of 1986, as amended, may reduce the amount of the NOLs we may use or tax amortization we may deduct for U.S. federal income tax purposes in the event of certain changes in ownership of our Company. A Section 382 "ownership change" generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company's stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three year period—for example, if we and/or our three largest stockholders were to sell shares of our common stock, so that following such offering, the public owned more than 50% of our common stock. Similar rules may apply under state tax laws. This offering or future issuances or sales of our stock, including by our large stockholders or certain other transactions involving our stock that are outside of our control, could cause an "ownership change." If an "ownership change" has occurred in the past or occurs in the future, including in connection with this offering, Section 382 would impose an annual limit on the amount of pre-ownership change NOLs and other tax attributes, including potentially a portion of our tax amortization deduction, that we can use to reduce our taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing those tax attributes to expire unused. Any limitation of our tax amortization dedution or NOLs could, depending on the extent of such limitation and the NOLs previously used, result in our retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income, rather than losses, than we would be entitled to retain if such NOLs or tax amortization deductions were not reduced as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact our operating results.

Risks Relating to Our Indebtedness

We have substantial indebtedness. Any failure to meet our debt obligations would adversely affect our liquidity and financial condition.

        At September 30, 2017, we had $1.2 billion of long-term indebtedness outstanding. Our indebtedness affects our operations in several ways, including the following:

  •
  a portion of our cash flows from operating activities must be used to service our indebtedness and is not available for other purposes;

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  the covenants contained in the debt agreements governing our outstanding indebtedness limit our ability to borrow additional funds, and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry; and

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  a lowering of the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing.

        If our cash flow and other capital resources are insufficient to fund our obligations under our debt agreements on a current basis and at maturity, or if we are otherwise unable to comply with the covenants in those agreements, we will need to refinance or restructure our debt. The proceeds of future borrowings may not be sufficient to refinance or repay the debt, and we may be unable to complete such transactions in a timely manner, on favorable terms, or at all. In addition, if we finance our operations through additional indebtedness, then the risks that we now face relating to our current debt level would intensify, and it would be more difficult to satisfy our existing financial obligations. Furthermore, if a default occurs under one debt agreement, then this could cause a cross-default under other debt agreements.

        We intend to use the net proceeds from this offering for general corporate purposes, which will include repaying indebtedness under our 2020 Notes. See "Use of Proceeds."

Liquidity is essential to our business, and it has been and may continue to be adversely affected.

        Liquidity is essential to our business to service our debt and purchase the labor, materials and equipment that we use to operate our business. Additionally, we believe that a service provider's liquidity is important to our customers because adequate liquidity provides assurance that a service provider will have the financial resources to continue to operate in challenging industry conditions.

        Our liquidity was adversely affected by the industry downturn due to the low or non-existent profit margins for utilization of our services. Our liquidity may be further impaired by unforeseen cash expenditures, which may arise due to circumstances beyond our control.

        Additionally, the terms of our existing debt instruments restrict, and any future debt instruments may further restrict, our ability to incur additional indebtedness, sell certain assets and engage in certain business activities. These restrictions prohibit activities that we could use to increase our liquidity. Also, our current lenders and investors hold a first lien on a portion of our assets as collateral, including substantially all of our revenue-generating equipment. New lenders and investors may require additional collateral, which could additionally impair our access to liquidity. If alternate financing is not available on favorable terms or at all, we would be required to decrease our capital spending to an even greater extent. Any additional decrease in our capital spending would adversely affect our ability to sustain or improve our profits. Refinancing may not be available, and any refinancing of our debt could be at higher interest rates, which could further adversely affect our liquidity.

Increases in interest rates could negatively affect our financing costs and our ability to access capital.

        We have exposure to future interest rates based on the variable rate debt under our term loan due April 16, 2021, or the Term Loan, and 2020 Notes and to the extent we raise additional debt in the capital markets at variable rates, including any future revolving credit facility, to meet maturing debt obligations or to fund our capital expenditures and working capital needs. Daily working capital requirements are typically financed with operational cash flow and through the use of our existing borrowings. The interest rate on the Term Loan and the 2020 Notes is generally determined from the applicable LIBOR rate at the borrowing date plus a pre-set margin. We are therefore subject to market interest rate risk on that portion of our long-term debt that relates to the Term Loan and 2020 Notes. We do not employ risk management techniques, such as interest rate swaps, to hedge against interest rate volatility, and accordingly significant and sustained increases in market interest rates could materially increase our financing costs and negatively impact our reported results.

Risks Relating to this Offering and Our Common Stock

Our three largest stockholders control a significant percentage of our common stock, and their interests may conflict with those of our other stockholders.

        Prior to the completion of this offering and the recapitalization of our convertible preferred stock, (1) Maju, an indirect wholly owned subsidiary of Temasek, (2) Chesapeake, a wholly owned subsidiary of Chesapeake Parent, and (3) Senja, an investment company affiliated with RRJ, beneficially own 40.7%, 30.3% and 11.2%, respectively, of our common stock and 50.7%, 30.0% and 13.87%, respectively, of our convertible preferred stock. Upon completion of this offering and the recapitalization of the preferred stock into common stock, Maju, Chesapeake and Senja will beneficially own approximately 39.1%, 20.7% and 11.2%, respectively, of our common stock, or 38.1%, 20.1% and 10.9%, respectively, if the underwriters exercise their option to purchase additional shares in full (such ownership percentages do not reflect any shares of our common stock purchased by our existing stockholders through the directed share program or otherwise through a directed allocation of shares in this offering). See "Principal and Selling Stockholders." As a result, Maju, Chesapeake and Senja, together, will continue to exercise significant influence over matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. Furthermore, we anticipate that several individuals who will serve as our directors upon completion of this offering will be nominees of Maju, Chesapeake and Senja. This concentration of ownership and relationships with Maju, Chesapeake and Senja make it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. In addition, we have engaged, and expect to continue to engage, in related party transactions involving Chesapeake. See "Certain Relationships and Related Party Transactions" "Principal and Selling Stockholders" and "Underwriting—Directed Share Program." Furthermore, prior to completion of this offering, we will enter into investors' rights agreements with Maju, Chesapeake, Senja and Hampton Asset Holding Ltd., or Hampton, which will contain agreements regarding, among other things, director nomination, information and observer rights. See "Certain Relationships and Related Party Transactions—Investors' Rights Agreements." The interests of Maju, Chesapeake and Senja with respect to matters potentially or actually involving or affecting us, such as future acquisitions and financings, may conflict with the interests of our other stockholders. This continued concentrated ownership will make it more difficult for another company to acquire us and for you to receive any related takeover premium for your shares unless these stockholders approve the acquisition.

A significant reduction by our major stockholders of their ownership interests in us could adversely affect us.

        We believe that the substantial ownership interests of Maju, Chesapeake and Senja in us provides them with an economic incentive to assist us to be successful. If Maju, Chesapeake or Senja sell all or a substantial portion of their ownership interest in us, they may have less incentive to assist in our success and their nominees that serve as members of our board of directors may resign. Such actions could adversely affect our ability to successfully implement our business strategies which could adversely affect our cash flows or results of operations. In addition, such actions may prohibit us from utilizing all or a portion of our net operating loss carryforwards. See "—Risks Related to our Business—Our ability to use our net operating loss carryforwards may be limited."

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering. In addition, an active liquid trading market for our common stock may not develop and our stock price may be volatile.

        Prior to this offering, our equity securities were not traded on any market. An active and liquid trading market for our common stock may not develop or be maintained after this offering. Liquid and active trading markets usually result in less price volatility and more efficiency in carrying out investors' purchase and sale orders. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price will be negotiated between us and representatives of the underwriters, based on numerous factors that we discuss in the "Underwriting" section of this prospectus, and may not be indicative of the market price of our common stock after this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

        The following factors, among others, could affect our stock price:

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  our operating and financial performance;

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  quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

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  changes in revenue or earnings estimates or publication of reports by equity research analysts;

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  speculation in the press or investment community;

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  sales of our common stock by us or our stockholders, or the perception that such sales may occur;

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  general market conditions, including fluctuations in actual and anticipated future commodity prices; and

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  domestic and international economic, legal and regulatory factors unrelated to our performance.

        The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Purchasers of common stock in this offering will experience immediate and substantial dilution.

        Based on an assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $20.09 per share in the pro forma as adjusted net tangible book value per share of our common stock from the initial public offering price. Our pro forma as adjusted net tangible book value as of September 30, 2017 after giving effect to this offering would be $(3.59) per share. See "Dilution" for a complete description of the calculation of net tangible book value.

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Act, may increase our costs. We may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company with listed equity securities, we will have to comply with numerous laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, related regulations of the U.S. Securities and Exchange Commission, or the SEC, and the requirements of the national stock exchange on which our common stock is listed, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will require time and attention from our board of directors and management and will increase our costs and expenses. We will need to:

  •
  institute a more comprehensive compliance function;

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  expand, evaluate and maintain our system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the PCAOB;

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  establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

  •
  comply with corporate governance and other rules promulgated by the national stock exchange on which our common stock is listed;

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  prepare and file annual, quarterly and other periodic public reports in compliance with the federal securities laws;

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  prepare proxy statements and solicit proxies in connection with annual meetings of our stockholders;

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  involve and retain to a greater degree outside counsel and accountants in the above activities; and

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  establish a public company investor relations function.

        In addition, we also expect that being a public company subject to these rules and regulations will require us to obtain increased director and officer liability insurance coverage and we may be required to incur substantial costs to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our Audit Committee, and qualified executive officers.

We qualified as an emerging growth company at the time that we submitted to the SEC an initial draft of the registration statement for this offering, and as a result have certain reduced disclosure requirements in this prospectus.

        We qualified as an emerging growth company, as defined in the JOBS Act, at the time that we submitted to the SEC an initial draft of the registration statement for this offering, and, as a result, have elected to comply with certain reduced disclosure requirements for this prospectus in accordance with the JOBS Act. With the reduced disclosure requirement, we are not required to disclose certain executive compensation information in this prospectus pursuant to the JOBS Act. We also are required to present only two years of audited financial statements and related "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. Our revenues for 2017 exceeded $1.07 billion, however, and, as a result, we will no longer be eligible for the exemptions from disclosure provided to an emerging growth company after the earlier of the completion of this offering and December 31, 2018.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

        Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws will:

  •
  provide that our board of directors is classified into three classes of directors;

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  provide that stockholders may, except as set forth in the investors' rights agreements, which we will enter into with Maju, Chesapeake, Senja and Hampton prior to the completion of this offering, remove directors only for cause and only with the approval of holders of at least 66 2/3% of our then-outstanding capital stock;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

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  provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, except, at any time Maju, Chesapeake, Senja and Hampton have the right to nominate a director under their respective investors' rights agreement, any vacancy resulting from the death, disability, retirement, resignation, or removal, of a director nominated by these stockholders will be filled by the applicable nominating stockholder;

  •
  provide that our stockholders may not take action by written consent, and may only take action at annual or special meetings of our stockholders;

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  provide that stockholders, other than Maju, Chesapeake, Senja and Hampton, seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  restrict the forum for certain litigation against us to Delaware;

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  not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election);

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  provide that special meetings of our stockholders may be called only by (1) the Chairman of the board of directors, (2) our CEO, (3) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or (4) stockholders with at least 25% of our then-outstanding capital stock;

  •
  provide that, except as set forth in the investors' rights agreements, stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

  •
  provide that, except as set forth in the investors' rights agreements, certain provisions of our amended and restated certificate of incorporation may only be amended upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class.

        These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we will opt out of the provisions of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder. However, our amended and restated certificate of incorporation will provide substantially the same limitations as are set forth in Section 203 but will also provide that Maju and Chesapeake and their affiliates and any of their direct or indirect transferees and any group as to which such persons are a party do not constitute "interested stockholders" for purposes of this provision.

We may be unsuccessful in implementing required internal controls over financial reporting.

        We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the applicable SEC rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

        We are in the process of evaluating our internal control systems to allow management to report on our internal controls over financial reporting. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and PCAOB rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that materially affect, or are reasonably likely to materially affect, internal controls over financial reporting. The PCAOB has defined a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented, or detected and subsequently corrected, on a timely basis.

        Our efforts to develop and maintain effective internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of the Sarbanes-Oxley Act. Any failure to remediate future deficiencies and to develop or maintain effective controls, or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC, the national stock exchange on which we listed our common stock or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information.

We may not pay dividends on our common stock and, consequently, you would achieve a return on your investment only if the price of our stock appreciates.

        We may not declare dividends on shares of our common stock. Additionally, we are currently limited in our ability to make cash distributions to stockholders or repurchase shares of our common stock pursuant to the terms of our Term Loan and the indentures governing our 2020 Notes and our 6.250% senior secured notes due May 1, 2022, or the 2022 Notes. If we do not make cash distributions to stockholders or otherwise return cash to stockholders, a return on your investment in us will only be achieved if the market price of our common stock appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our common stock in the market after this offering will exceed the price that you pay. See "Dividend Policy."

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        We may sell additional shares of common stock in subsequent public offerings and may also issue securities convertible into our common stock. We also intend to register shares of common stock that we have granted as equity awards or may grant as equity awards under our 2018 Plan. Once we register these shares, they will be able to be sold freely in the public market, subject to volume limitations applicable to affiliates, applicable vesting periods and lock-up agreements. Upon the completion of this offering, we will have 106,431,603 outstanding shares of common stock. This number includes 15,151,516 shares that we are selling in this offering and 4,348,484 shares that the selling stockholder is selling in this offering, which may be resold immediately in the public market. Following the completion of this offering and excluding any shares of our common stock purchased by our existing stockholders through the directed share program or otherwise through a directed allocation of shares in this offering, certain of our affiliates will own 71.9% of our outstanding shares of common stock, consisting of 76,467,767 shares, all of which are restricted from immediate resale under the federal securities laws and are subject to the lock-up agreements between such parties and the underwriters described in "Underwriting," but may be sold into the market in the future.

        We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

If securities analysts do not publish research or reports about our business, publish inaccurate or unfavorable research or if they downgrade our stock or our sector, our common stock price and trading volume could decline.

        The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "assume," "believe," "can have," "contemplate," "continue," "could," "design," "due," "estimate," "expect," "goal," "intend," "likely," "may," "might," "objective," "plan," "predict," "project," "potential," "seek," "should," "target," "will," "would" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures and growth rates, our plans and objectives for future operations, growth or initiatives or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks that could cause these forward looking statements to be inaccurate include but are not limited to:

  •
  a decline in domestic spending by the onshore oil and natural gas industry;

  •
  volatility in oil and natural gas prices;

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  customers' inability to maintain or increase their reserves going forward;

  •
  deterioration in general economic conditions or a weakening of the broader energy industry;

  •
  the competitive nature of the industry in which we conduct our business;

  •
  the effect of a loss of, or financial distress of, one or more significant customers;

  •
  nonpayment by customers we extend credit to;

  •
  demand for services in our industry;

  •
  actions of OPEC, its members and other state-controlled oil companies relating to oil price and production controls;

  •
  a decline in demand for proppant;

  •
  our inability to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers;

  •
  the occurrence of a significant event or adverse claim in excess of the insurance coverage we maintain;

  •
  fines or penalties (administrative, civil or criminal), revocations of permits, or issuance of corrective action orders for noncompliance with health, safety and environmental laws and regulations;

  •
  changes in laws and regulations which impose additional requirements or restrictions on business operations;

  •
  federal, state and local regulation of hydraulic fracturing and other oilfield service activities, as well as E&P activities, including public pressure on governmental bodies and regulatory agencies to regulate our industry;

  •
  existing or future laws and regulations related to greenhouse gases and climate change;

  •
  our ability to obtain permits, approvals and authorizations from governmental and third parties, and the effects of or changes to U.S. and foreign government regulation;

  •
  restrictions on drilling activities intended to protect certain species of wildlife;

  •
  conservation measures and technological advances which reduce demand for oil and natural gas;

  •
  the level of global and domestic oil and natural gas inventories;

  •
  the price and availability of alternative fuels and energy sources;

  •
  the discovery rates of new oil and natural gas reserves;

  •
  limitations on construction of new natural gas pipelines or increases in federal or state regulation of natural gas pipelines;

  •
  the availability of water resources, suitable proppant and chemicals in sufficient quantities for use in hydraulic fracturing fluids;

  •
  the cost of exploring for, developing, producing and delivering oil and natural gas;

  •
  third party claims for possible infringement of intellectual property rights;

  •
  introduction of new drilling or completion techniques, or services using new technologies subject to patent or other intellectual property protections;

  •
  lead times associated with acquiring equipment and products and availability of qualified personnel;

  •
  loss or corruption of our information or a cyberattack on our computer systems;

  •
  one or more of our directors may not reside in the United States limiting the ability of investors from obtaining or enforcing judgments against them;

  •
  adverse weather conditions causing stoppage or delay in operations;

  •
  a terrorist attack or armed conflict disrupting operations;

  •
  additional economic, political and regulatory risks related to international operations;

  •
  geopolitical developments and political instability in oil and natural gas producing countries;

  •
  our ability to utilize our net operating losses;

  •
  our inability to service our debt obligations;

  •
  adverse effects on our financial strategy and liquidity;

  •
  increases in interest rates; and

  •
  uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing.

        We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

        See the "Risk Factors" section of this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for discussion of other risks and uncertainties we face that could cause our forward-looking statements to be inaccurate. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

        We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $233.4 million from our sale of 15,151,516 shares of our common stock in this offering, assuming an initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $16.6 million. If the over-allotment option that we have granted to the underwriters is exercised in full, we estimate that the net proceeds to us will be approximately $279.1 million.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by approximately $14.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses.

        We intend to use the net proceeds from this offering for general corporate purposes, which will include repaying indebtedness under our 2020 Notes as set forth below:

        The 2020 Notes bear interest at a rate per annum equal to LIBOR plus a margin of 7.500% per annum. The 2020 Notes mature on June 15, 2020. We have provided two notices to the holders of the 2020 Notes, (a) for redemption of $60.0 million aggregate principal amount and (b) for redemption of the remaining $230.0 million aggregate principal amount, and in the case of (b), subject to completion of this offering and the closing of an asset-based credit facility on satisfactory terms. We will redeem the notes at a redemption price of 101.500% of the principal amount, plus accrued and unpaid interest to, but not including the redemption date.

        See "Description of Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional information regarding our indebtedness and a discussion of our capital needs for the next 12 months.

        We will not receive any proceeds from the sale of shares by the selling stockholder.

 DIVIDEND POLICY

        We currently intend to retain the majority of future earnings, if any, for use in the repayment of our existing indebtedness and in the operation and expansion of our business. Therefore, we may not pay any cash dividends. The declaration and payment of future cash dividends will be at the sole discretion of our board of directors, subject to applicable laws. Any decision to pay future cash dividends will depend upon various factors, including our results of operations, financial condition, capital requirements, contractual restrictions with respect to the payment of dividends, investment opportunities and other factors that our board of directors may deem relevant. Our Term Loan and indentures governing our 2020 Notes and 2022 Notes contain restrictions and any future agreements may contain restrictions on our ability to pay dividends or make any other distribution or payment on account of our common stock.

        For additional information regarding our indebtedness, see "Description of Indebtedness."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to (1) our 69.196592:1 reverse stock split and (2) the recapitalization of all of our convertible preferred stock into shares of our common stock as if all of the foregoing events had occurred on September 30, 2017, in each case, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus; and

  •
  on a pro forma as adjusted basis to give further effect to (1) the sale of shares of common stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated fees and expenses, (2) the repayment of $350.0 million principal amount of our long-term debt, which would have resulted in a loss on debt extinguishment of $10.9 million and (3) a share-based compensation expense of approximately $3.7 million associated with restricted stock units that will vest immediately before effectiveness of the registration statement, of which this prospectus is a part, as if all of the foregoing events had occurred on September 30, 2017.

        You should read the following table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2017
(In millions)	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash and cash equivalents	$193.8	$193.8	$68.2

Long-term debt:
2020 Notes	350.0	350.0	—
Term Loan	431.0	431.0	431.0
2022 Notes	426.3	426.3	426.3

Total principal amount	1,207.3	1,207.3	857.3
Less unamortized discount and debt issuance costs	(15.7)	(15.7)	(10.1)

Total long-term debt	$1,191.6	$1,191.6	$847.2

Series A convertible preferred stock, par value $0.01(2)	349.8	—	—
Stockholders' equity(3):
Common stock, par value $0.01	35.9	36.3	36.5
Additional paid-in capital	3,712.1	4,061.5	4,294.7
Accumulated deficit	(4,659.2)	(4,659.2)	(4,673.8)

Total stockholders' deficit	(911.2)	(561.4)	(342.6)

Total capitalization	$630.2	$630.2	$504.6

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover of this prospectus, would increase

  (decrease) cash and cash equivalents, total stockholders' deficit and total capitalization by $14.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses.

(2)
The holders of the convertible preferred stock are also common stockholders of the Company and collectively appoint 100% of our board of directors. Therefore, the convertible preferred stockholders can direct the Company to redeem the convertible preferred stock at any time after all of our debt has been repaid; however, we did not consider this to be probable for the period presented due to the amount of debt outstanding. Therefore, we have presented the convertible preferred stock as temporary equity, but we have not reflected any accretion of the convertible preferred stock in this table or in our Consolidated Financial Statements. See Note 7—"Convertible Preferred Stock" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information. At September 30, 2017, the liquidation preference of the convertible preferred stock was estimated to be $1,070.7 million.

(3)
As of September 30, 2017, our authorized capital stock consisted of 5,000,000,000 shares of common stock and 350,000 shares of our convertible preferred stock and 3,586,408,881 shares of common stock and 350,000 shares of convertible preferred stock were issued and outstanding. Before this offering (1) we will effect a 69.196592:1 reverse stock split and (2) all shares of our convertible preferred stock will be recapitalized into 39,450,826.48 shares of common stock, in each case, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. A change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Following the reverse stock split and recapitalization, our authorized capital stock will consist of 320,000,000 shares of common stock and 25,000,000 shares of preferred stock and 91,280,087 shares of common stock will be outstanding. In connection with this offering, we will issue an additional 15,151,516 shares of new common stock and, immediately following the completion of this offering, we will have 106,431,603 total shares of common stock outstanding, in each case, assuming the underwriters do not exercise their option to purchase additional shares.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (tangible assets less total liabilities) by the number of outstanding shares of common stock.

        Our net tangible book value as of September 30, 2017 was approximately $(606.6) million, or $(0.17) per share of common stock, not taking into account our reverse stock split or the recapitalization of our outstanding convertible preferred stock into shares of common stock. Our pro forma net tangible book value as of September 30, 2017 was approximately $(606.6) million, or $(6.65) per share, after giving effect to our 69.196592:1 reverse stock split and the recapitalization of all outstanding shares of our convertible preferred stock into 39,450,826.48 shares of our common stock, in each case, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. A change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. Following the reverse stock split and recapitalization, fractional shares will be paid out in cash.

        After giving effect to the sale of 15,151,516 shares of common stock by us in this offering, assuming an initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, less underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2017 would have been approximately $(382.2) million, or approximately $(3.59) per share. This represents an immediate decrease in the pro forma net tangible book value of $3.42 per share to existing stockholders and an immediate dilution of $20.09 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.50
Net tangible book value per share as of September 30, 2017	$(0.17)
Pro forma increase (decrease) in net tangible book value per share attributable to reverse stock split and recapitalization of convertible preferred stock	(6.48)
Pro forma increase per share attributable to this offering	3.06

Pro forma as adjusted net tangible book value per share after this offering		(3.59)

Dilution per share to new investors in this offering		$20.09

        If the over-allotment option that we have granted to the underwriters is exercised in full, our pro forma as adjusted net tangible book value as of September 30, 2017 would be $(336.5) million, the increase in the pro forma as adjusted net tangible book value per share to existing stockholders would be $(3.08) per share and the dilution per share to investors purchasing shares in this offering would be $19.58 per share.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share by $0.14 per share and the dilution per share to new investors by $0.14 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table shows, as of September 30, 2017, on a pro forma as adjusted basis as described above, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share (1) paid to us by existing stockholders and (2) to be paid by new investors purchasing common stock in this offering at an assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses.

			Total Consideration
	Shares Purchased
					Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	86,931,603	81.7%	$2,906,036,384	90.0%	$33.43
New investors	19,500,000	18.3%	321,750,000	10.0%	16.50

Total	106,431,603	100.0%	$3,227,786,384	100.0%	$30.33

        Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors by $14.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated offering expenses.

        If the over-allotment option that we have granted to the underwriters is exercised in full, the percentage of shares held by existing stockholders will decrease to 79.5% and the number of shares held by new investors will increase to 22,425,000, or 20.5%.

        The discussion and tables above exclude shares of common stock reserved for issuance under the 2014 LTIP.

SELECTED FINANCIAL DATA

        The consolidated statements of operations data for the years ended December 31, 2015 and 2016, and the consolidated balance sheet data as of December 31, 2015 and 2016, are derived from our Audited Consolidated Financial Statements that are included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2016 and 2017 and the consolidated balance sheet data as of September 30, 2017 are derived from our Unaudited Consolidated Financial Statements that are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2012, 2013, and 2014 and the consolidated balance sheet data as of December 31, 2012, 2013, and 2014 are derived from consolidated financial statements that are not included in this prospectus. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

        You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2012	2013	2014	2015	2016	2016	2017
Statements of Operations Data:
Revenue	$1,925.0	$1,925.5	$2,368.4	$1,375.3	$532.2	$379.8	$1,007.4
Costs of revenue, excluding depreciation, depletion, and amortization(1)	1,489.5	1,478.4	1,804.9	1,257.9	510.5	369.7	709.9
Selling, general and administrative	208.4	189.6	206.3	154.7	64.4	51.5	62.0
Depreciation, depletion and amortization(2)	364.5	355.7	294.4	272.4	112.6	87.5	65.2
Impairments and other charges(3)	1,534.9	1,147.4	9.8	619.9	12.3	10.7	1.4
Loss (gain) on disposal of assets, net(4)	6.1	295.8	5.8	5.9	1.0	1.1	(1.6)
Gain on insurance recoveries	—	—	—	—	(15.1)	(15.1)	(2.9)

Operating income (loss)	(1,678.4)	(1,541.4)	47.2	(935.5)	(153.5)	(125.6)	173.4
Interest expense, net	130.3	129.1	74.2	77.2	87.5	66.1	64.8
Loss (gain) on extinguishment of debt, net	7.0	20.3	28.4	0.6	(53.7)	(53.7)	—
Equity in net loss (income) of joint venture affiliate	—	—	—	1.4	2.8	2.6	(0.1)

Income (loss) before income taxes	(1,815.7)	(1,690.8)	(55.4)	(1,014.7)	(190.1)	(140.6)	108.7
Income tax expense (benefit)(5)	0.8	1.5	1.1	(1.5)	(1.6)	—	0.9

Net income (loss)	$(1,816.5)	$(1,692.3)	$(56.5)	$(1,013.2)	$(188.5)	$(140.6)	$107.8

Net loss attributable to common stockholders	$(1,837.4)	$(1,785.1)	$(172.4)	$(1,158.1)	$(370.1)	$(272.7)	$(56.8)
Basic and diluted earnings (loss) per share attributable to common stockholders	$(0.51)	$(0.50)	$(0.05)	$(0.32)	$(0.10)	$(0.08)	$(0.02)
Shares used in computing basic and diluted earnings (loss) per share (in millions)	3,575.1	3,586.3	3,589.6	3,589.7	3,586.5	3,586.5	3,586.4
Balance Sheet Data (at end of period):
Cash and cash equivalents	$210.9	$80.2	$10.5	$264.6	$160.3		$193.8
Total assets	$3,990.9	$1,871.0	$1,902.3	$907.4	$616.8		$827.1
Total debt	$1,549.7	$1,076.6	$972.5	$1,276.2	$1,188.7		$1,191.6
Convertible preferred stock(6)	$349.8	$349.8	$349.8	$349.8	$349.8		$349.8
Total stockholders' equity (deficit)	$1,926.8	$235.8	$181.0	$(830.5)	$(1,019.0)		$(911.2)

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share amounts)	2012	2013	2014	2015	2016	2016	2017
Pro Forma Data(7):
Pro forma net income (loss)					$(168.3)		$123.7
Pro forma basic and diluted earnings (loss) per share attributable to common stockholders					$(1.58)		$1.16
Pro forma shares used in computing basic and diluted earnings (loss) per share (in millions)(8)					106.5		106.5
Pro forma total debt (at end of period)							$847.2
Pro forma total stockholders' equity (deficit) (at end of period)							$(342.6)
Other Data:
Adjusted EBITDA(9)	$237.5	$264.1	$359.3	$(62.8)	$(50.8)	$(47.7)	$234.2
Net debt (at end of period)(10)	$1,338.8	$996.4	$962.0	$1,011.6	$1,028.4		$997.8
Pro forma net debt (at end of period)(10)							$779.0
Capital expenditure	$149.4	$79.4	$112.1	$79.1	$10.3	$6.1	$33.4
Total fracturing stages(11)	17,959	22,977	26,182	21,919	16,185	11,135	22,672

(1)
The amount of depreciation, depletion and amortization related to our costs of revenue that has been classified as depreciation, depletion and amortization in this table for the year ended December 31, 2012, 2013, 2014, 2015 and 2016 is $226.6 million, $223.7 million, $175.7 million, $152.3 million and $98.9 million, respectively, and for the nine months ended September 30, 2016 and 2017 is $76.9 million and $56.7 million, respectively.

(2)
We recorded depletion of $6.0 million and $4.2 million in 2012 and 2013, respectively, related to our sand mines before selling those assets in the third quarter of 2013.

(3)
In 2012, this amount includes a goodwill impairment of $1,484.9 million and a tradename impairment of $38.9 million. In 2013, this amount includes a goodwill impairment of $1,047.5 million and an asset impairment of $94.0 million related to the sale of our sand mining, processing and logistics assets. In 2014, this amount related to non-essential equipment and real property we identified to sell. For a discussion of amounts recorded for the years ended December 31, 2015 and 2016 and for the nine months ended September 30, 2016 and 2017, see Note 10—"Impairments and Other Charges" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus and Note 4—"Impairments and Other Charges" in Notes to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

(4)
In 2013, this amount includes a loss of $289.7 million related to the sale of our sand mining, processing and logistics assets.

(5)
Consists primarily of state margin taxes accounted for as income taxes. The tax effect of our net operating losses has not been reflected in our results because we have recorded a full valuation allowance with regards to the realization of our deferred tax assets since 2012.

(6)
The holders of the convertible preferred stock are also common stockholders of the Company and collectively appoint 100% of our board of directors. Therefore, the convertible preferred stockholders can direct the Company to redeem the convertible preferred stock at any time after all of our debt has been repaid; however, we did not consider this to be probable for any of the periods presented due to the amount of debt outstanding. Therefore, we have presented the convertible preferred stock as temporary equity but have not reflected any accretion of the convertible preferred stock in this table or in our Consolidated Financial Statements. See Note 7—"Convertible Preferred Stock" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information. At September 30, 2017, the liquidation preference of the convertible preferred stock was estimated to be $1,070.7 million.

(7)
Pro forma data gives effect to (1) the 69.196592:1 reverse stock split, (2) the recapitalization of our convertible preferred stock into 39,450,826.48 shares of common stock, (3) the sale of 15,151,516 shares of common stock to be issued by us in this offering (assuming the underwriters do not exercise their option to purchase additional shares) and (4) the use of proceeds therefrom, as if each of these events occurred on January 1, 2016 for purposes of the statement of operations and September 30, 2017, for purposes of the balance sheet, and for each of (1), (2), (3) and (4), assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Additionally, the pro forma balance sheet information reflects a share-based compensation expense of approximately $3.7 million associated with restricted stock units issued under our 2014 LTIP that will vest immediately before effectiveness of the registration statement, of which this prospectus is a part, and will be settled in cash. A change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock."

(8)
The pro forma shares used to compute pro forma earnings per share for the year ended December 31, 2016, and the nine months ended September 30, 2017, have been adjusted to include the sale of 15,151,516 shares of common stock by us in this offering that would generate only enough proceeds to repay debt as described under "Use of Proceeds."

(9)
Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. Adjusted EBITDA is used by management to evaluate the operating performance of our business for comparable periods and it is a metric used for management incentive compensation. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. We believe Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of our capital structure and certain non-cash items from our operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company's operating performance, although our definition of Adjusted EBITDA may differ from other industry peer companies.

The following table reconciles our net income (loss) to Adjusted EBITDA:

	Year Ended December 31,					Nine Months Ended September 30,
(In millions)	2012	2013	2014	2015	2016	2016	2017
Net income (loss)	$(1,816.5)	$(1,692.3)	$(56.5)	$(1,013.2)	$(188.5)	$(140.6)	$107.8
Interest expense, net	130.3	129.1	74.2	77.2	87.5	66.1	64.8
Income tax expense (benefit)	0.8	1.5	1.1	(1.5)	(1.6)	—	0.9
Depreciation, depletion and amortization	364.5	355.7	294.4	272.4	112.6	87.5	65.2
Loss (gain) on disposal of assets, net	6.1	295.8	5.8	5.9	1.0	1.1	(1.6)
Loss (gain) on extinguishment of debt, net	7.0	20.3	28.4	0.6	(53.7)	(53.7)	—
Inventory write-down	—	—	—	24.5	—	—	—
Impairment of assets and goodwill	1,533.9	1,145.2	9.8	572.9	7.0	7.0	—
Gain on insurance recoveries	—	—	—	—	(15.1)	(15.1)	(2.9)
Acquisition earn-out adjustments	—	—	—	(3.4)	—	—	—
Stock-based compensation	1.4	1.6	2.1	1.8	—	—	—
Transaction costs(a)	10.0	7.2	—	—	—	—	—

Adjusted EBITDA	$237.5	$264.1	$359.3	$(62.8) (b)	$(50.8) (c)	$(47.7) (d)	$234.2 (e)

(a)
In 2012, these costs related to a debt refinancing transaction that was not consummated and a loss on an uncollected receivable that was related to a change of control event in 2011. In 2013, these costs related to the sale of our proppant assets.

(b)
For the year ended December 31, 2015, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $13.1 million, supply commitment charges of $11.0 million, significant legal costs of $8.1 million, lease abandonment charges of $1.8 million, and profit of $2.4 million from the sale of equipment to our joint venture affiliate.

(c)
For the year ended December 31, 2016, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $0.8 million, supply commitment charges of $2.5 million and lease abandonment charges of $2.0 million.

(d)
For the nine months ended September 30, 2016, Adjusted EBITDA has not been adjusted to exclude the following items: employee severance costs of $0.8 million, supply commitment charges of $1.5 million and lease abandonment charges of $1.4 million.

(e)
For the nine months ended September 30, 2017, Adjusted EBITDA has not been adjusted to exclude a supply commitment charge of $1.0 million.
(10)
Net debt is a non-GAAP financial measure that we define as total debt less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is debt. Net debt is used by management as a measure of our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent our actual indebtedness. Pro forma net debt is net debt adjusted as if we received the net proceeds from this offering and we (a) settled the restricted stock units granted under the 2014 LTIP in cash and (b) redeemed $350.0 million of our outstanding 2020 Notes as if each of these events occurred on September 30, 2017.

  The following table reconciles our total debt to net debt:

	As of December 31,					As of September 30,
(In millions)	2012	2013	2014	2015	2016	2017
Total debt	$1,549.7	$1,076.6	$972.5	$1,276.2	$1,188.7	$1,191.6
Cash and cash equivalents	(210.9)	(80.2)	(10.5)	(264.6)	(160.3)	(193.8)

Net debt	$1,338.8	$996.4	$962.0	$1,011.6	$1,028.4	$997.8

  The following table reconciles our total debt to pro forma net debt:

(In millions)	As of September 30. 2017
Total debt	$1,191.6
Repayment of 2020 Notes	(344.4)

Pro forma total debt	847.2

Cash and cash equivalents	193.8
Net proceeds from this offering	233.4
Cash settlement of 2014 restricted stock units	(3.7)
Cash paid to repurchase 2020 Notes	(355.3)

Pro forma cash and cash equivalents	68.2

Pro forma net debt	$779.0

(11)
See "Business—Our Services—Hydraulic Fracturing" regarding fracturing stages and the types of service agreements we use to provide hydraulic fracturing services.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, or beliefs. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

        We are one of the largest providers of hydraulic fracturing services in North America. Our services enhance hydrocarbon flow from oil and natural gas wells drilled by E&P companies in shale and other unconventional resource formations. Our customers include Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., Diamondback Energy, Inc., EQT Company, Range Resources Corporation and other leading E&P companies that specialize in unconventional oil and natural gas resources in North America. We are one of the top three hydraulic fracturing providers across our operating footprint, which consists of five of the most active major unconventional basins in the United States: the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale. We manufacture and assemble many of the components of our hydraulic fracturing fleets, including all of the hydraulic pumps and consumables, such as fluid ends, we use in our operations. We also perform substantially all refurbishment, repair and maintenance services on our hydraulic fracturing fleets.

  Significant developments in 2016 and the first nine months of 2017

  •
  In February 2016, we sold substantially all of our remaining sand transportation equipment and related inventory for $8.0 million and began to take advantage of low pricing and sand transportation innovations by utilizing third-party freight providers to transport sand to our job sites.

  •
  Our joint venture, SinoFTS Petroleum Services Ltd., or SinoFTS, completed its first hydraulic fracturing jobs in Chongqing, China in 2016 and continues to expand its presence in the Chinese market.

  •
  In July 2016, we completed a tender offer and subsequent purchases in the qualified institutional buyer/144A market for a portion of our long-term debt in which we repurchased approximately $90.7 million of aggregate principal amount of long-term debt and recorded a gain on debt extinguishment of $52.3 million.

  •
  During the first quarter of 2017, we reached a milestone of over 10 million man-hours without a lost time incident, that is significantly better than our industry peer group, according to the U.S. Bureau of Labor Statistics.

  •
  Due to improving industry conditions and our operational efficiencies during the first nine months of 2017, we generated positive operating income for the first time since 2014 and positive net income for the first time since 2011.

  •
  During the first nine months of 2017, we activated nine fleets in response to increased customer demand, which brought our total active fleet count to 26 at September 30, 2017.

  Trends that affected our business in 2016 and the first nine months of 2017

        Our business is cyclical, and we depend on the willingness of our customers to make operating and capital expenditures to explore for, develop, and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities is predominantly influenced by current and expected prices for oil and natural gas.

        In early 2016, we experienced the lowest commodity prices in over a decade; however, oil and natural gas prices started improving in the second quarter of the year and generally increased through the remainder of 2016. The low commodity prices at the beginning of 2016 caused our customers to reduce their activity levels and request lower pricing for our services. As commodity prices improved, we experienced an increase in demand for our services in the second half of 2016. This increase in activity combined with a lower level of available hydraulic fracturing equipment in the market allowed us to request increased pricing for our services. Many of our customers agreed to price increases that took effect in the first quarter of 2017.

        Higher commodity prices enabled our customers to significantly increase their activity levels in the first nine months of 2017, which resulted in an increase in the horizontal rig count from 532 at the end of 2016 to 794 at September 29, 2017, according to a report by Baker Hughes, Inc. This increase in customer activity levels increased the demand for hydraulic fracturing services above the available supply. As a result, our customers agreed to additional price increases in 2017, and we activated additional idle fleets to meet this demand.

  Business Outlook

        We anticipate that customer activity levels will remain strong into 2018, which should provide an opportunity to activate additional fleets at favorable operating margins. Our 28th fleet is scheduled to be activated at the end of January 2018. We are also focused on minimizing cost inflation in this environment to optimize our operating margins.

Results of Operations

Three and Nine Months Ended September 30, 2017 Compared to Three and Nine Months Ended September 30, 2016

  Revenue

        We recognize revenue upon the completion of a stage of a job. A stage is considered complete when we have met the specifications set forth by our customer. We typically complete multiple stages per day during the course of a job. Invoices typically include an equipment charge and material charges for proppant, chemicals and other products consumed during the course of providing our services. See "Business—Our Services—Hydraulic Fracturing" for details regarding fracturing stages and fleets and the types of agreements we use to provide hydraulic fracturing services. The following table includes certain operating statistics that affect our revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2016	2017	2016	2017
Revenue	$123.8	$409.8	$377.1	$906.1
Revenue from related parties	1.6	39.2	2.7	101.3

Total revenue	$125.4	$449.0	$379.8	$1,007.4

Total fracturing stages	4,367	8,196	11,135	22,672
Active fleets(1)	15.7	24.8	15.1	22.4
Total fleets(2)	32.0	32.0	32.0	32.0

(1)
Active fleets is the average number of fleets operating during the period. As of December 31, 2016 and September 30, 2017, we had 17 and 26 active fleets, respectively.

(2)
Total fleets is the total number of fleets owned during the period.

        Total revenue for the third quarter and first nine months of 2017 increased by $323.6 million and $627.6 million, respectively, from the same periods in 2016. These increases in revenue were primarily due to an increase in the number of stages completed and an increase in the prices for our services in 2017, both of which were driven by increased customer demand.

        The average number of active fleets during the third quarter and first nine months of 2017 increased by 9.1 and 7.3, respectively, from the same periods in 2016, due to increased customer demand. At September 30, 2017, we evaluated all of our idle fleets and concluded that each of these fleets is available to return to service after our maintenance personnel make any necessary repairs and confirm that the equipment is in operating condition. We believe all of our remaining inactive fleets can be returned to active service within nine months, if market conditions require. We estimated the total cost to reactivate all of our inactive fleets, as of September 30, 2017, would be approximately $29 million, including capital expenditures, repairs charged as operating expense, labor costs, and other operating expenses. As of December 31, 2017, we estimated the total cost to reactivate all of our inactive fleets would be approximately $34.0 million, including capital expenditures, repairs charged as operating expense, labor costs, and other operating expenses.

        The increase in revenue from related parties in the third quarter and first nine months of 2017 were due to increases in the activity levels for Chesapeake Parent.

  Costs of revenue

        The primary costs involved in conducting our hydraulic fracturing services are costs for materials used in the fracturing process and costs to operate, maintain, and repair our fracturing equipment. Costs related to the materials used in the fracturing process typically include costs for sand and other proppants, costs for chemicals added to the fracturing fluid, and freight costs to transport these materials to the well location. Costs to operate our fracturing equipment primarily consist of labor and fuel costs. While we exclude certain amounts of depreciation and amortization from our costs of revenue line item, we have included the amounts of depreciation that specifically relate to our revenue generating assets in our discussion below to provide further information regarding the total costs of generating our revenues. Costs of revenue as a percentage of total revenue is as follows:

	Three Months Ended September 30,
	2016		2017
(Dollars in millions)	Dollars	As a Percent of Revenue	Dollars	As a Percent of Revenue
Costs of revenue, excluding depreciation	$125.7	100.2%	$298.8	66.6%
Depreciation—costs of revenue	24.9	19.9%	19.4	4.3%

Total costs of revenue	$150.6	120.1%	$318.2	70.9%

	Nine Months Ended September 30,
	2016		2017
(Dollars in millions)	Dollars	As a Percent of Revenue	Dollars	As a Percent of Revenue
Costs of revenue, excluding depreciation	$369.7	97.4%	$709.9	70.5%
Depreciation—costs of revenue	76.9	20.2%	56.7	5.6%

Total costs of revenue	$446.6	117.6%	$766.6	76.1%

        Total costs of revenue for the third quarter and first nine months of 2017 increased by $167.6 million and $320.0 million, respectively, from the same periods in 2016. These increases were primarily due to increases in our costs of revenue, excluding depreciation, which were partially offset by decreases in the depreciation expense for our service equipment.

        Costs of revenue, excluding depreciation, for the third quarter and first nine months of 2017 increased by $173.1 million and $340.2 million, respectively, from the same periods in 2016, due to our higher number of active fleets, increased number of stages completed during 2017, and increased costs for materials used in the fracturing process.

        Depreciation for our service equipment in the third quarter and first nine months of 2017 decreased by $5.5 million and $20.2 million, respectively, from the same periods in 2016. These decreases were the result of asset disposals and certain assets becoming fully depreciated. Additionally, we generally refurbish our equipment as it approaches the end of its useful life, rather than replace it by purchasing new equipment. The cost of refurbishing our equipment is significantly lower than the cost of purchasing new equipment. As more of our fleets have become comprised of refurbished assets in recent years, our depreciation has correspondingly declined.

        Total costs of revenue as a percentage of total revenue for the third quarter decreased by 49.2 percentage points from 120.1% in 2016 to 70.9% in 2017. Total costs of revenue as a percentage of total revenue for the first nine months of 2017 decreased by 41.5 percentage points from 117.6% in 2016 to 76.1% in 2017. These changes were primarily due to increased pricing for our services and increased stages completed per active fleet in 2017. These factors were partially offset by increased costs for materials used in the fracturing process.

  Selling, general and administrative expense

        Selling, general and administrative expense in the third quarter and first nine months of 2017 increased by $5.9 million and $10.5 million from the same periods in 2016. These increases were primarily due to increased incentive compensation related to our improved operating results in 2017 and increased employee-related costs due to our increased overall headcount in 2017. The factors that contributed to the increase in selling, general and administrative expense for the first nine months of 2017 were partially offset by a lower corporate employee headcount in the first quarter of 2017, when compared to the first quarter 2016.

  Depreciation and amortization

        The following table summarizes our depreciation and amortization:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2017	2016	2017
Depreciation—costs of revenue(1)	$24.9	$19.4	$76.9	$56.7
Depreciation—other(2)	3.4	2.7	10.6	8.5

Total depreciation and amortization	$28.3	$22.1	$87.5	$65.2

(1)
Related to service equipment included in "Property, plant, and equipment, net" on our consolidated balance sheets discussed under the "Costs of revenue" heading of this discussion and analysis.

(2)
Related to all assets other than service equipment included in "Property, plant, and equipment, net" on our consolidated balance sheets.

        Depreciation and amortization in the third quarter and first nine months of 2017 decreased by $6.2 million and $22.3 million from the same periods in 2016. These decreases were primarily due to decreases in depreciation for our service equipment, which has been previously discussed. The remaining decreases were primarily due to asset disposals and certain assets becoming fully depreciated.

  Impairments and other charges

        The following table summarizes our impairments and other charges:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2017	2016	2017
Impairment of assets	$4.4	$—	$7.0	$—
Supply commitment charges	—	—	1.5	1.0
Lease abandonment charges	0.8	0.1	1.4	0.4
Employee severance costs	—	—	0.8	—

Total impairments and other charges	$5.2	$0.1	$10.7	$1.4

        Impairments and other charges include supply commitment charges related to contractual inventory purchase commitments to certain proppant suppliers. During the second quarter of 2016 and 2017, we recorded charges under these supply arrangements of $1.5 million and $1.0 million, respectively. The 2016 charge was attributable to our decreased volume of purchases from these suppliers due to our lower activity levels and certain customers procuring their own proppants. The 2017 charge was due to our customer requirements not satisfying our contracted commitments for certain proppants. For additional information, see "Critical Accounting Policies and Estimates—Unconditional Purchase Obligations."

        We recorded asset impairments of $7.0 million in the first nine months of 2016 related to certain property that we no longer use and had identified to sell.

        During 2015 and 2016, we vacated certain leased facilities to consolidate our operations. During the first nine months of 2016 and 2017, we recognized expense of $1.4 million and $0.4 million, respectively, in connection with these actions.

        We incurred employee severance costs of $0.8 million in the first quarter of 2016. These costs were incurred in connection with our corporate and operating restructuring initiatives. As of December 31, 2016, we had paid all severance payments owed to former employees.

  Loss (gain) on disposal of assets, net

        We sold substantially all of our sand transportation equipment and related inventory in February 2016. We received $8.0 million of proceeds and recognized a $0.3 million gain on this sale. In the first nine months of 2016 and 2017, we sold a number of other surplus pieces of equipment. In the first nine months of 2016, we received $18.3 million of proceeds and recognized a $1.4 million net loss on the sale of these assets. In the first nine months of 2017, we received $2.0 million of proceeds and recognized a $1.6 million net gain on the sale of these assets.

  Gain on insurance recoveries

        In January 2016, a fire destroyed substantially all of the equipment in one of our fleets. These assets were insured at values greater than their carrying values. In the first nine months of 2016, we received $19.0 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $15.1 million.

        In January 2017, a fire destroyed certain equipment in one of our fleets. These assets were insured at values greater than their carrying values. We received $4.2 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $2.9 million.

  Interest expense, net

        Interest expense, net of interest income, increased by $0.7 million in the third quarter of 2017 from the same period in 2016. This increase was primarily due to higher average interest rates for our 2020 Notes in 2017.

        Interest expense, net of interest income, decreased by $1.3 million in the first nine months of 2017 from the same period in 2016. This decrease was primarily due to a lower average long-term debt balance, which was partially offset by higher average interest rates for our 2020 Notes in 2017.

  Gain on extinguishment of debt

        In the third quarter of 2016, we completed a tender offer and subsequent purchases in the qualified institutional buyer/144A market for a portion of our long-term debt in which we repurchased $90.7 million of aggregate principal amount of long-term debt and recorded a gain on debt extinguishment of $52.3 million.

  Income tax expense

        Income tax expense was $0.4 million in the third quarter of 2017 and $0.9 million in the nine months ended September 30, 2017. These amounts consisted of state margin taxes accounted for as income taxes. In 2012, we recorded a valuation allowance to reduce our net deferred tax assets to zero. We continue to provide a valuation allowance against all deferred tax assets in excess of our deferred tax liabilities. As a result, we did not record any U.S. federal or state income tax expense or benefit related to our income or losses for the nine months ended September 30, 2016 and 2017.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

  Revenue

        The following table includes certain operating statistics that affect our revenue:

	Year Ended December 31,
(Dollars in millions)	2015	2016
Revenue	$1,331.8	$529.5
Revenue from related parties	43.5	2.7

Total revenue	$1,375.3	$532.2

Total fracturing stages	21,919	16,185
Active fleets(1)	23.0	15.6
Total fleets(2)	33.0	32.0

(1)
Active fleets is the average number of fleets operating during the period.

(2)
Total fleets is the total number of fleets owned during the period.

        Total revenue in 2016 decreased by $843.1 million from 2015. This decrease was due to a lower pricing environment for both our services and fracturing materials in 2016, lower customer activity and well completion levels in 2016, resulting in fewer stages completed, and certain customers choosing to procure their own proppants in 2016.

        We began extending price concessions to our customers in the first quarter of 2015 as a result of the decline in oil and gas commodity prices that began in 2014. Our customers significantly reduced their hydraulic fracturing activities in response to the lower commodity price environment. This reduction in activity levels created an oversupply of service providers in our industry and, consequently, market prices for our services declined significantly. In response to the lower pricing environment and lower customer activity levels, we reduced the number of fleets operating during 2016 by an average of 7.4 fleets. However, in 2016 we improved our ability to operate our active fleets with less downtime which increased the number of stages we completed per average active fleet.

        The decrease in revenue from related parties in 2016 was due to a decrease in the activity levels for Chesapeake Parent.

  Costs of revenue

        Costs of revenue as a percentage of total revenue is as follows:

	Year Ended December 31,
	2015		2016
(Dollars in millions)	Dollars	As a Percent of Revenue	Dollars	As a Percent of Revenue
Costs of revenue, excluding depreciation	$1,257.9	91.5%	$510.5	95.9%
Depreciation—costs of revenue	152.3	11.1%	98.9	18.6%

Total costs of revenue	$1,410.2	102.5%	$609.4	114.5%

        Total costs of revenue in 2016 decreased by $800.8 million from 2015. This decrease was primarily due to a decrease in our costs of revenue, excluding depreciation, and a decrease in the depreciation expense for our service equipment.

        Costs of revenue, excluding depreciation, in 2016 decreased by $747.4 million from 2015. This decrease was due to our lower number of active fleets during 2016 in response to lower customer activity and well completion levels; lower prices for materials used in the fracturing process in 2016; the effect of our cost reduction initiatives in 2016, which resulted in significant savings in labor and repair costs; and changes in customer job requirements in 2016.

        Depreciation for our service equipment in 2016 decreased by $53.4 million from 2015. This decrease was the result of asset impairments, asset disposals and certain assets becoming fully depreciated. Additionally, in recent years we have chosen to refurbish our equipment as it approaches the end of its useful life, rather than to replace it by purchasing new equipment. The cost of refurbishing our equipment is significantly lower than it would be to purchase new equipment. As more of our fleet has become comprised of refurbished assets in recent years, our depreciation has correspondingly declined.

        Total costs of revenue as a percentage of total revenue increased by 12.0 percentage points from 102.5% in 2015 to 114.5% in 2016. This change was primarily due to increased price concessions we extended to our customers in 2016, which have been partially offset by a lower number of active fleets in 2016, lower material costs; and our cost reduction initiatives. Our total costs of revenue exceeded our total revenue during these periods primarily due to the price concessions we have extended to our customers during these periods.

  Selling, general and administrative expense

        Selling, general and administrative expense in 2016 decreased by $90.3 million from 2015. Approximately $60 million of this decrease was related to a decrease in employee headcount in connection with the downturn in our business. Approximately $10 million of this decrease was due to lower legal costs. The remaining decrease was primarily the result of our various cost saving initiatives.

  Depreciation and amortization

        The following table summarizes our depreciation and amortization:

	Year Ended December 31,
(In millions)	2015	2016
Depreciation—costs of revenue(1)	$152.3	$98.9
Depreciation—other(2)	17.6	13.7
Amortization(3)	102.5	—

Total depreciation and amortization	$272.4	$112.6

(1)
Related to service equipment included in "Property, plant, and equipment, net" on our consolidated balance sheets discussed under the "Costs of revenue" heading of this discussion and analysis.

(2)
Related to all long-lived assets other than service equipment included in "Property, plant, and equipment, net" on our consolidated balance sheet.

(3)
Related to definite-lived intangible assets that were written down to zero during the year ended December 31, 2015.

        Depreciation and amortization in 2016 decreased by $159.8 million from 2015. This decrease was primarily due to the cessation of amortization associated with the intangible assets that were impaired during the year ended December 31, 2015, and the decrease in depreciation for our service equipment which has been previously discussed. The remaining decrease was primarily due to asset disposals and certain assets becoming fully depreciated.

  Impairments and other charges

        The following table summarizes our impairments and other charges:

	Year Ended December 31,
(In millions)	2015	2016
Impairment of assets and goodwill	$572.9	$7.0
Supply commitment charges	11.0	2.5
Lease abandonment charges	1.8	2.0
Employee severance costs	13.1	0.8
Inventory write-down	24.5	—
Acquisition earn-out adjustments	(3.4)	—

Total impairments and other charges	$619.9	$12.3

        Impairment of Assets and Goodwill:    During 2016, we recorded asset impairments of $7.0 million related to service equipment and real property that we no longer use and identified to sell. During the first nine months of 2015, we recorded a non-cash goodwill impairment of $7.1 million for our wireline reporting unit and an asset impairment of $0.5 million related to real property that we no longer use.

        In the fourth quarter of 2015, we concluded that the persistent low commodity price environment and its effect on our current and forecasted cash flows required us to perform multiple asset impairment tests. As a result, we recorded a number of asset impairments in the fourth quarter of 2015.

  •
  We evaluated the long-lived assets of our pressure pumping asset group for impairment and concluded that the fair value of this asset group was lower than the carrying value of the assets in the asset group. We recognized a total impairment for this asset group of $487.0 million. Of this amount, $461.4 million was attributable to our customer relationships, $20.6 million was attributable to certain equipment, and $5.0 million was attributable to our proprietary chemical blends.

  •
  We evaluated the long-lived assets of our wireline asset group for impairment and concluded that the fair value of this asset group was lower than the carrying value of the assets in the asset group. We recognized a total impairment for this asset group of $33.3 million. Of this amount, $24.2 million was attributable to certain equipment and $9.1 million was attributable to our customer relationships.

  •
  We evaluated our tradename intangible asset for impairment and concluded that the fair value of this asset was lower than its carrying value, which resulted in an impairment of $30.2 million.

  •
  We recorded $14.8 million of impairments for certain land and buildings that we no longer use.

        Supply Commitment Charges:    We have recorded supply commitment charges related to contractual inventory purchase commitments to certain proppant suppliers. In 2015 and 2016, we recorded charges under these supply arrangements of $11.0 million and $2.5 million, respectively. These charges were attributable to our decreased volume of purchases from these suppliers due to our lower activity levels in both periods. Additionally, in 2016, our decreased purchases were also due to certain customers procuring their own proppants.

        Lease Abandonment Charges:    During 2015 and 2016, we vacated certain leased facilities to consolidate our operations. In 2015 and 2016, we recognized expense of $1.8 million and $2.0 million, respectively, in connection with these actions.

        Employee Severance Costs:    During 2015 and 2016, we incurred employee severance costs of $13.1 million and $0.8 million, respectively, in connection with our corporate and operating restructuring initiatives. At December 31, 2015 and 2016, we had paid substantially all severance payments owed to former employees.

        Inventory Write-down:    During 2015, we made improvements to our supply chain that reduced our inventory requirements. In connection with this initiative, we executed a program to liquidate excess inventory. We recorded a $24.5 million inventory write-down charge in connection with this liquidation program.

        Acquisition Earn-Out Adjustments:    In the second quarter and fourth quarter of 2015, we remeasured the fair value of the contingent consideration related to our wireline acquisition and we recorded adjustments to reduce this liability by $3.0 million and $0.4 million, respectively. At December 31, 2015 and December 31, 2016, the fair value of the contingent consideration was zero and the period to earn the contingent consideration expired on October 31, 2016.

  Loss on disposal of assets, net

        We sold substantially all of our remaining sand transportation equipment and related inventory in February 2016. We received $8.0 million of proceeds and recognized a $0.3 million gain on this sale. During 2016, we sold a number of other surplus pieces of property and equipment. We received an additional $23.5 million of proceeds and recognized a $1.3 million net loss on the sale of these assets.

  Gain on insurance recoveries

        In January 2016, a fire at one of our job sites in Oklahoma destroyed substantially all of the equipment in one of our fleets. These assets were insured at values greater than their carrying values. We received $19.0 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $15.1 million.

  Interest expense, net

        Interest expense, net of interest income, in 2016 increased by $10.3 million from 2015. The increase was due to a higher average long-term debt balance and a higher average interest rate for our 2020 Notes in 2016.

  Gain on extinguishment of debt, net

        In the third quarter of 2016, we completed a tender offer and subsequent purchases in the qualified institutional buyer/144A market for a portion of our long-term debt in which we repurchased $90.7 million of aggregate principal amount of long-term debt and recorded a gain on debt extinguishment of $52.3 million. See Note 6—"Debt" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information.

  Income tax expense

        In 2012, we recorded a valuation allowance to reduce our net deferred tax assets to zero. We continue to provide a valuation allowance against all deferred tax assets in excess of our deferred tax liabilities. As a result, we did not record any U.S. federal or state income tax benefit related to our losses in 2016 or 2015. See Note 13—"Income Taxes" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information regarding our income taxes and valuation allowance.

  Selected Quarterly Financial Information

        To provide additional financial information relative to recent quarterly results of the Company, the following table presents selected unaudited quarterly financial information for the year ended December 31, 2016 and the nine months ended September 30, 2017:

	Quarter Ended
(Dollars in millions)	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017
Statements of Operations Data:
Revenue	$148.7	$105.7	$125.4	$152.4	$213.5	$344.9	$449.0
Costs of revenue, excluding depreciation and amortization	141.2	102.8	125.7	140.8	174.8	236.3	298.8
Selling, general and administrative	20.2	15.5	15.8	12.9	19.5	20.8	21.7
Depreciation and amortization	30.1	29.1	28.3	25.1	21.8	21.3	22.1
Impairments and other charges	1.6	3.9	5.2	1.6	0.1	1.2	0.1
Loss (gain) on disposal of assets, net	2.8	(1.7)	—	(0.1)	(0.4)	(0.4)	(0.8)
Gain on insurance recoveries	(12.5)	(2.6)	—	—	(2.6)	(0.3)	—

Operating (loss) income	(34.7)	(41.3)	(49.6)	(27.9)	0.3	66.0	107.1
Interest expense, net	(22.3)	(22.4)	(21.4)	(21.4)	(21.2)	(21.5)	(22.1)
Gain on extinguishment of debt, net	—	1.4	52.3	—	—	—	—
Equity in net (loss) income of joint venture affiliate	(1.0)	(0.9)	(0.7)	(0.2)	0.9	0.2	(1.0)

(Loss) income before income taxes	(58.0)	(63.2)	(19.4)	(49.5)	(20.0)	44.7	84.0
Income tax (benefit) expense	—	—	—	(1.6)	0.1	0.4	0.4

Net (loss) income	$(58.0)	$(63.2)	$(19.4)	$(47.9)	$(20.1)	$44.3	83.6

Balance Sheet Data (end of period):
Cash and cash equivalents	$280.9	$264.8	$195.0	$160.3	$126.7	$138.5	$193.8
Total debt	$1,277.1	$1,276.1	$1,187.7	$1,188.7	$1,189.6	$1,190.6	$1,191.6
Other Data:
Adjusted EBITDA	$(14.7)	$(15.4)	$(17.6)	$(3.1)	$20.0	$86.8	$127.4
Total fracturing stages	3,273	3,495	4,367	5,050	6,523	7,953	8,196

        The following table reconciles our net income (loss) to Adjusted EBITDA:

	Quarter Ended
(In millions)	Mar. 31, 2016	Jun. 30, 2016	Sep. 30, 2016	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017
Net (loss) income	$(58.0)	$(63.2)	$(19.4)	$(47.9)	$(20.1)	$44.3	$83.6
Interest expense, net	22.3	22.4	21.4	21.4	21.2	21.5	22.1
Income tax (benefit) expense	—	—	—	(1.6)	0.1	0.4	0.4
Depreciation and amortization	30.1	29.1	28.3	25.1	21.8	21.3	22.1
Loss (gain) on disposal of assets, net	2.8	(1.7)	—	(0.1)	(0.4)	(0.4)	(0.8)
Gain on extinguishment of debt, net	—	(1.4)	(52.3)	—	—	—	—
Impairment of assets and goodwill	0.6	2.0	4.4	—	—	—	—
Gain on insurance recoveries	(12.5)	(2.6)	—	—	(2.6)	(0.3)	—

Adjusted EBITDA	$(14.7)	$(15.4)	$(17.6)	$(3.1)	$20.0	$86.8	$127.4

Liquidity and Capital Resources

  Sources of Liquidity

        At September 30, 2017, we had $193.8 million of cash, which represented our total liquidity position. We believe that our cash and any cash provided by operations will be sufficient to fund our operations and capital expenditures for at least the next 12 months.

  Cash Flows for the Nine Months Ended September 30, 2016 and 2017

        The following table summarizes our cash flows:

	Nine Months Ended September 30,
(In millions)	2016	2017
Net (loss) income adjusted for non-cash items	$(106.9)	$171.8
Changes in operating assets and liabilities	32.8	(111.5)

Net cash (used in) provided by operating activities	(74.1)	60.3
Net cash provided by (used in) investing activities	42.1	(26.8)
Net cash used in financing activities	(37.6)	—

Net (decrease) increase in cash	(69.6)	33.5
Cash, beginning of period	264.6	160.3

Cash, end of period	$195.0	$193.8

        Cash flows from operating activities have historically been a significant source of liquidity we use to fund capital expenditures and repay our debt. Changes in cash flows from operating activities are primarily affected by the same factors that affect our net income, excluding non-cash items such as depreciation and amortization, stock-based compensation, and impairments of assets.

        Net cash used in operating activities was $74.1 million for the first nine months of 2016 compared to net cash provided by operating activities of $60.3 million in the same period in 2017. Cash flows from operating activities consists of net income or loss adjusted for non-cash items and changes in operating assets and liabilities. Net income or loss adjusted for non-cash items resulted in a cash decrease of $106.9 million and a cash increase of $171.8 million for the first nine months of 2016 and 2017, respectively. This increase was primarily due to higher earnings in 2017. The net change in operating assets and liabilities resulted in a cash increase of $32.8 million and a cash decrease of $111.5 million for the first nine months of 2016 and 2017, respectively. The net change in operating assets and liabilities for the first nine months of 2017 was primarily due to an increase in working capital resulting from our increased activity level.

        Net cash provided by investing activities was $42.1 million for the first nine months of 2016 compared to cash used in investing activities of $26.8 million for the first nine months of 2017. This change was primarily due to increased capital expenditures in 2017, decreased asset disposal proceeds in 2017 and decreased insurance recovery proceeds received in 2017.

        Net cash used in financing activities for the first nine months of 2016 was $37.6 million, which was comprised of debt repurchases.

  Cash Flows for the Years Ended December 31, 2015 and 2016

        The following table summarizes our cash flows:

	Year Ended December 31,
(In millions)	2015	2016
Net loss adjusted for non-cash items	$(133.3)	$(130.9)
Changes in operating assets and liabilities	183.9	21.1

Net cash provided by (used in) operating activities	50.6	(109.8)
Net cash (used in) provided by investing activities	(97.9)	43.1
Net cash provided by (used in) financing activities	301.4	(37.6)

Net increase (decrease) in cash	254.1	(104.3)
Cash, beginning of period	10.5	264.6

Cash, end of period	$264.6	$160.3

        Cash flows from operating activities have historically been a significant source of liquidity we use to fund capital expenditures and repay our debt. Changes in cash flows from operating activities are primarily affected by the same factors that affect our net income, excluding non-cash items such as depreciation and amortization, stock-based compensation, and impairments of assets.

        Net cash used in operating activities was $109.8 million in 2016 compared to net cash provided by operating activities of $50.6 million in 2015. Cash flows from operating activities consists of net loss adjusted for non-cash items and changes in operating assets and liabilities. Net loss adjusted for non-cash items resulted in a cash decrease of $133.3 million and $130.9 million in 2015 and 2016, respectively. The net change in operating assets and liabilities resulted in a cash increase of $183.9 million and $21.1 million in 2015 and 2016, respectively. The net change in operating assets and liabilities in 2016 was primarily due to decreased accounts receivable and inventories, partially offset by decreased accrued expenses, which were all due to our lower activity levels in 2016.

        Net cash provided by investing activities in 2016 was $43.1 million compared to net cash used in investing activities of $97.9 million in 2015. This change was primarily due to reduced capital expenditures in 2016, increased asset disposal proceeds in 2016, and insurance recovery proceeds received in 2016.

        Net cash used in financing activities in 2016 was $37.6 million compared to net cash provided by financing activities of $301.4 million in 2015. The net decrease in cash flows in 2016 was due to debt repurchases. The net increase in cash flows in 2015 was due to the issuance of $350 million aggregate principal amount of our 2020 Notes, partially offset by a repayment of borrowings under our previously existing revolving credit facility.

Cash Requirements

  Contractual Commitments and Obligations

        The following table summarizes our contractual commitments at December 31, 2016 and does not give effect to the use of proceeds from this offering:

		Payments Due by Period
(In millions)	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Long-term debt obligations	$1,207.3	$—	$—	$781.0	$426.3
Interest obligations(1)(2)	359.8	82.0	163.6	100.9	13.3
Operating lease obligations	38.8	20.8	13.0	4.3	0.7
Purchase obligations	401.2	52.1	111.0	97.7	140.4
Other long-term liabilities reflected on the balance sheet	1.7	—	1.7	—	—

Total	$2,008.8	$154.9	$289.3	$983.9	$580.7

(1)
Our term loan due in 2021 bears interest at a variable rate based on LIBOR plus a margin of 4.75% per annum, but never less than 5.75% per annum due to a 1.00% LIBOR floor. At December 31, 2016, LIBOR was substantially equal to 1.00% per annum; therefore, the future interest payment amounts included in the table for this term loan have been calculated at the floor rate of 5.75%.

(2)
Our 2020 Notes bear interest at a variable rate based on LIBOR plus a margin of 7.5% per annum. The future interest payment amounts included in the table for these notes have been calculated at the rate in effect at December 31, 2016.

        In 2016, we completed a tender offer and subsequent purchases in the qualified institutional buyer/144A market for a portion of our long-term debt in which we repurchased $90.7 million of aggregate principal amount of long-term debt and recorded a gain on debt extinguishment of $52.3 million. See Note 6—"Debt" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus for more information on our long-term debt obligations.

        There have been no material changes to our contractual obligations since December 31, 2016.

  Capital Expenditures

        The nature of our capital expenditures consists of a base level of investment required to support our current operations and amounts related to growth and company initiatives. Our capital expenditures for 2016 represented the base level of capital expenditure to support our operations, as we reduced expenditures to conserve liquidity during the market downturn. We estimate capital expenditures will increase in 2017 to approximately $60 million. We believe this level of capital expenditure is the amount necessary to support our current operations and fleet reactivations. Our cash and any cash provided by operations will be used to fund our capital expenditure needs, which we believe will be sufficient to support our operations in an improving environment in 2017 and 2018. We continuously evaluate our capital expenditures and the amount we ultimately spend will primarily depend on industry conditions.

Off-Balance Sheet Arrangements

        Except for our normal operating leases, we do not have any off-balance sheet financing arrangements, transactions, or special purpose entities.

Critical Accounting Policies and Estimates

        The preparation of our consolidated financial statements and related notes requires us to make estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates.

        In the notes accompanying the consolidated financial statements included elsewhere in this prospectus, we describe the significant accounting policies used in the preparation of our consolidated financial statements. We believe that the following represent the most significant estimates and management judgments used in preparing the consolidated financial statements.

  Property, Plant, and Equipment

        We calculate depreciation based on the estimated useful lives of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, the cyclical nature of our business, which results in fluctuations in the use of our equipment and the environments in which we operate, could cause us to change our estimates, thus affecting the future calculation of depreciation.

        We continuously perform repair and maintenance expenditures on our service equipment. Expenditures for renewals and betterments that extend the lives of our service equipment, which may include the replacement of significant components of service equipment, are capitalized and depreciated. Other repairs and maintenance costs are expensed as incurred. The determination of whether an expenditure should be capitalized or expensed requires management judgment with regard to the effect of the expenditure on the useful life of the equipment.

        We separately identify and account for certain significant components of our hydraulic fracturing units including the engine, transmission, and pump, which requires us to separately estimate the useful lives of these components. For our other service equipment, we do not separately identify and track depreciation of specific original components. When we replace components of these assets, we typically have to estimate the net book values of the components that are retired, which are based primarily upon their replacement costs, their ages and their original estimated useful lives.

  Definite-lived Intangible Assets

        The amortization of our definite-lived intangible assets reflected in our consolidated statements of operations was $102.5 million and zero for the years ended December 31, 2015 and 2016, respectively. These intangible assets were primarily related to customer relationships and proprietary chemical blends acquired in business acquisitions. We calculated amortization for these assets based on their estimated useful lives. When these assets were recorded, we made estimates with respect to their useful lives that we believed were reasonable. However, these estimates contained judgments regarding the future utility of these assets and a change in our assessment of the useful lives of these assets could have materially changed the future calculation of amortization. At December 31, 2015, we impaired all of our definite-lived intangible assets.

  Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

        Long-lived assets, such as property, plant, equipment and definite-lived intangible assets, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable, such as insufficient cash flows or plans to dispose of or sell long-lived assets before the end of their previously estimated useful lives. If the carrying amount is not recoverable, we recognize an impairment loss equal to the amount by which the carrying amount exceeds fair value. We estimate fair value based on the income, market or cost valuation techniques. Our fair value calculations for long-lived assets and intangible assets contain uncertainties because they require us to apply judgment and estimates concerning future cash flows, strategic plans, useful lives and assumptions about market performance. We also apply judgment in the selection of a discount rate that reflects the risk inherent in our current business model.

        We have historically acquired goodwill and indefinite-lived intangible assets related to business acquisitions. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. We review our goodwill and indefinite-lived intangible assets on an annual basis, at the beginning of the fourth quarter, and whenever events or changes in circumstances indicate the carrying value of goodwill or an intangible asset may exceed its fair value. If the carrying value of goodwill or an intangible asset exceeds its fair value, we recognize an impairment loss for this difference. Our impairment loss calculations for goodwill and indefinite-lived intangible assets contain uncertainties because they require us to estimate fair values of our reporting units and intangible assets, respectively. We estimate fair values based on various valuation techniques such as discounted cash flows and comparable market analyses. These types of analyses contain uncertainties because they require us to make judgments and assumptions regarding future profitability, industry factors, planned strategic initiatives, discount rates and other factors.

  Unconditional Purchase Obligations

        We have historically entered into supply arrangements, primarily for sand, with our vendors that contain unconditional purchase obligations. These represent obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as "take-or-pay" contracts. We enter into these unconditional purchase obligation arrangements in the normal course of business to ensure that adequate levels of sourced product are available to us. To account for these arrangements, we must monitor whether we may be required to make a minimum payment to a vendor in a future period because our projected inventory purchases may not satisfy our minimum commitments. If we conclude that it is probable that we will make a minimum payment under these arrangements, we will record an estimated loss for these commitments in the current period.

        A loss related to an unconditional purchase obligation contains uncertainties because it requires us to make assumptions and apply judgment to forecast future demand, determine the ultimate allocation of a commitment shortfall to our various vendors, and assess our ability to cure a commitment shortfall during cure periods allowed for by certain vendors. Although we believe that our judgments and estimates are reasonable, actual results could differ, and we may be subject to additional losses or gains that could be material in future periods.

  Tax Contingencies

        We are subject to income taxes and other state and local taxes. Our tax returns are periodically audited by federal, state and local tax authorities. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the reporting of various taxable transactions. At any one time, multiple tax years are subject to audit by the various tax authorities. After evaluating the exposures associated with our various tax filing positions, we may record a liability for such exposures. A number of years may elapse before a particular matter, for which we have established a liability, is audited and fully resolved or clarified. We adjust our liability for these tax exposures in the period in which a tax position is effectively settled, the period in which the statute of limitations expires for the relevant taxing authority to examine the tax position, or when more information becomes available.

        Our liabilities for these tax positions contain uncertainties because management is required to make assumptions and apply judgment to estimate the exposures associated with our various filing positions. Although we believe that our judgments and estimates are reasonable, actual results could differ, and we may be subject to losses or gains that could be material.

Recent Accounting Pronouncements

        See Note 2—"Summary of Significant Accounting Policies" in Notes to our Audited Consolidated Financial Statements included elsewhere in this prospectus and Note 1—"Basis of Presentation" and Note 11—"Subsequent Events" in Notes to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus for more information.

Quantitative and Qualitative Disclosures About Market Risk

        At December 31, 2016, and September 30, 2017, we held no derivative instruments that materially increased our exposure to market risks for interest rates, foreign currency rates, commodity prices or other market price risks.

        We are subject to interest rate risk on a portion of our long-term debt. Our Term Loan due 2021 bears interest at a variable rate based on LIBOR plus a margin of 4.75% per annum, with a 1.00% LIBOR floor. As of September 30, 2017, LIBOR was above the 1.00% floor. Therefore a 1.00% increase in LIBOR would increase the annual interest payments for this debt by approximately $4.3 million.

        Our 2020 Notes bear interest at a variable rate based on LIBOR plus a margin of 7.50% per annum. Therefore, a 1.00% increase in LIBOR would increase the annual interest payments for these notes by approximately $3.5 million.

        We are subject to commodity price risk related to our diesel fuel usage. A $0.25 per gallon change in the price of diesel fuel would have changed our costs of revenue, excluding depreciation, by approximately $5 million.

        During 2016 and the first nine months of 2017, substantially all of our operations were conducted within the United States; therefore we had no significant exposure to foreign currency exchange rate risk.

Change in Accountants

        On November 10, 2015, our board of directors approved the dismissal of Ernst & Young LLP, or E&Y, from its role as our independent registered public accounting firm.

        The reports of E&Y on our consolidated financial statements for the years ended December 31, 2014 and 2013, which are not included herein, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        During the two fiscal years ended December 31, 2014, and in the subsequent interim period through November 10, 2015, we had no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such periods.

        We provided E&Y with a copy of this disclosure prior to its filing and requested that E&Y furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respect in which it does not agree. A copy of E&Y's letter, dated February 10, 2017, is attached as Exhibit 16.1.

        On November 10, 2015, our board of directors approved the engagement of Grant Thornton LLP as our new independent registered public accounting firm. We did not consult Grant Thornton LLP regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or any reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), during the two years ended December 31, 2014 and 2013.

BUSINESS

Our Company

        We are one of the largest providers of hydraulic fracturing services in North America. Our services enhance hydrocarbon flow from oil and natural gas wells drilled by E&P companies in shale and other unconventional resource formations. Our customers include Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., Diamondback Energy Inc., EQT Company, Range Resources Corporation, and other leading E&P companies that specialize in unconventional oil and natural gas resources in North America.

        We have 1.6 million total hydraulic horsepower across 32 fleets, with 27 fleets active as of January 8, 2018. From December 31, 2010 to January 8, 2018, we have completed more than 163,000 fracturing stages across five of the most active major unconventional basins in the United States. This history gives us valuable experience and operational capabilities at the leading edge of horizontal well completions in unconventional formations. As one of the largest hydraulic fracturing service providers in North America, we believe we are well positioned to capitalize on the recovery of the North American oil and natural gas exploration and production market.

        We are one of the top three hydraulic fracturing providers across our operating footprint, which consists of five of the most active major unconventional basins in the United States: the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale. Our market share and our large-scale operating presence across a variety of active basins provides us with important strategic advantages, such as: the ability to serve large, multi-basin customers; better negotiating power with our customers and suppliers; reduced volatility in our activity levels as completions activity endures cycles in different basins; and a lower relative cost structure for fixed overhead and corporate costs.

        The following map shows the basins in which we operate and the number of fleets operated from each basin as of January 8, 2018.

        We are experiencing a surge in demand for our services, which has led us to reactivate 10 fleets since the beginning of 2017. Based on continued requests from customers for additional fleets, we are in the process of reactivating additional equipment at our in-house manufacturing facility. The surge in demand for our services has allowed us to raise prices significantly. Oil prices have more than doubled since the 12-year low of $26.14 in February 2016, reaching a high of $64.89 in January 2018 and averaging $50.80 in 2017. Similarly, the U.S. horizontal rig count has increased by 155%, from a low of 314 rigs as of May 27, 2016 to 802 rigs as of January 19, 2018, according to an industry report. The large growth in E&P drilling activity has caused demand for pressure pumping services to exceed the supply of readily available fleets, which has led average pricing for our services to rise more than approximately 56% from the fourth quarter of 2016. These price increases started in January 2017 and continued to progress to higher levels throughout 2017.

        During the last two years, we implemented measures to reduce our operating costs and to improve our operating efficiency, including reducing the number of our active fleets as demand for our services declined. We focused on our ability to operate our active fleets for as many hours per day and days per month as possible in order to limit the non-productive time of our active fleets. As a result, we have increased our average stages per active fleet per quarter to record levels. These operational improvements occurred despite significant reductions in our operating costs, including reducing our quarterly selling, general and administrative expense by approximately 60% from 2014 levels.

        We maintained these improved cost and efficiency levels in the fourth quarter of 2017, which, combined with the recent rise in pricing for our services, allowed us to achieve EBITDA levels greater than what we experienced in 2014. We achieved these results despite having considerably lower pricing and fewer active fleets on average than we had in 2014. We believe we can continue to sustain these cost reductions and efficiency improvements as activity levels increase.

        Our customers typically compensate us based on the number of stages fractured, and the primary contributor to the number of stages we complete is our ability to reduce downtime on our equipment. As a result, we believe the number of stages fractured and the average number of stages completed per active fleet in a given period of time are important operating metrics for our business. The graphs below show the number of stages we completed per quarter and the average stages per active fleet we completed per quarter. For additional information regarding our fleet capacity and average stages per active fleet per quarter as an operating metric, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Revenue" and "—Our Services—Hydraulic Fracturing."

        We manufacture and refurbish many of the components used by our fleets, including consumables, such as fluid-ends. We also perform substantially all the maintenance, repair and refurbishment of our hydraulic fracturing fleets, including the reactivation of idle equipment. Our cost to produce components and reactivate fleets is significantly less than the cost to purchase comparable quality components and fleets from third-party suppliers. For example, we manufacture fluid-ends and power-ends at a cost that is approximately 50% to 60% less than purchasing them from outside suppliers. We estimate that our cost advantage saves us approximately $85 million per year at peak production levels. In addition, we perform full-scale refurbishments of our fracturing units at a cost that is approximately half the cost of utilizing an outside supplier.

        Our manufacturing capabilities also reduce the risk that we will be unable to source important components, such as fluid-ends, power-ends and other consumable parts. During periods of high demand for hydraulic fracturing services, external equipment vendors often report order backlogs of up to nine months. Our competitors may be unable to source components when needed or may be required to pay a much higher price for their components, or both, due to bottlenecks in supplier production levels. We have historically manufactured, and believe we have the capacity to manufacture, all major consumable components required to operate all 32 of our fleets at full capacity. We designed and assembled all of our 32 existing fleets using internal resources and we believe we could assemble new fleets internally at a substantial discount to the cost of buying them new from third-party providers.

        We have a uniform fleet of hydraulic fracturing equipment. We designed our equipment to uniform specifications intended specifically for completions work in oil and natural gas basins requiring high levels of pressure, flow rate and sand intensity. The standardized, "plug and play" nature of our fleet provides us with several advantages, including: reduced repair and maintenance costs; reduced inventory costs; the ability to redeploy equipment among operating basins; and reduced complexity in our operations, which improves our safety and operational performance.

        Our large scale and culture of innovation allows us to take advantage of leading technological solutions. We have been a fast adopter of new technologies focused on: increasing fracturing effectiveness for our customers, reducing the operating costs of our equipment and enhancing the HSE conditions at our well sites. We help customers monitor and modify fracturing fluids and designs, through our fluid research and development operations that we conduct through a strategic partnership with a third-party technology center that utilizes key employees who were previously affiliated with our Company. In June 2017, we renewed our services agreement with this third-party technology center for a one-year term, with an option for us to renew for additional one-year terms. This partnership allows us to work closely with our customers to rapidly adopt and integrate next-generation fluid breakthroughs, such as our NuFlo® 1000 fracturing fluid diverter, into our product offerings.

        We own a 45% interest in SinoFTS, which is a Chinese joint venture that we formed in June 2014 with Sinopec. SinoFTS fractured its first wells in China in 2016. Although we do not expect rapid short-term growth, this joint venture provides us with experience in overseas operations that could be beneficial to us if hydraulic fracturing activity begins to grow significantly in international markets.

Our Services

Hydraulic Fracturing

        Our primary service offering is providing hydraulic fracturing services, also known as pressure pumping, to oil and natural gas E&P companies. These services are designed to enhance hydrocarbon flow in oil and natural gas wells, thus increasing the amount of hydrocarbons recovered. The development of resources in unconventional reservoirs, including oil and natural gas shales, is a technically and operationally challenging segment of the oilfield services market that has experienced strong growth worldwide, particularly in the United States.

        Oil and natural gas wells are typically divided into one or more "stages," which are isolated zones that focus the high-pressure fluid and proppant from the hydraulic fracturing fleet into distinct portions of the well and surrounding reservoir. The number of stages that will divide a well is determined by the customer's proposed job design, and our customers typically compensate us based on each stage completed. Although the number and length of stages may vary by basin and formation characteristics, we have historically maintained a relatively consistent presence in each operating basin. During the last two years, as a result of our customers trending toward more intense completions, our quarterly average stage length, measured in minutes to complete, has increased by approximately 16%. Despite the longer average stage lengths, we have been able to increase our average stages per active fleet compared to the end of 2014. We were able to increase our average stage per active fleets because the primary contributor to the number of stages we complete in a quarter is our ability to reduce downtime on our equipment, rather than any variability in operating basins or formation characteristics. Therefore, we believe the number of stages that each of our active fleets completes in a given period of time is an important operating metric.

        Hydraulic fracturing represents the largest cost of completing a shale oil or natural gas well. The process consists of pumping a fracturing fluid into a well casing or tubing at sufficient pressure to fracture the formation. The fracturing fluid primarily consists of water mixed with a small amount of chemicals and guar, forming a highly viscous liquid. Materials known as proppants, in our case primarily sand, are suspended in the fracturing fluid and are pumped into the fracture to prop it open. Once the fractures are open, the fluid is designed to "break," or reduce its viscosity, so that it will more easily flow back out of the formation. The proppants, which remain behind in the formation, act as a wedge that keeps the fractures open, allowing the trapped hydrocarbons to flow more freely. As a result of a successful fracturing process, hydrocarbon recovery rates are substantially enhanced; thus, increasing the return on investment for our customer. The amount of hydrocarbons produced from a typical shale oil or natural gas well generally declines quickly, with production from a shale well typically falling 60% to 70% in the first year. As a result, E&P companies must fracture new wells to maintain production levels.

        We designed all of the hydraulic fracturing units and much of the auxiliary equipment used in our fleets to uniform specifications intended specifically for work in oil and natural gas basins requiring high pressures and high levels of sand intensity. Each of our fleets typically consists of 16 to 25 hydraulic fracturing units; two or more blenders (one used as a backup), which blend the proppant and chemicals into the hydraulic fluid; sand kings and other types of large containers used to store sand on location; various vehicles used to transport chemicals, gels and other materials; and various service trucks. Each hydraulic fracturing fleet includes a mobile, on-site control center that monitors pressures, rates and volumes, as applicable. Each control center is equipped with high bandwidth satellite hardware that provides continuous upload and download of job telemetry data. The data is delivered on a real-time basis to on-site job personnel, the customer and an assigned coordinator at our headquarters for display in both digital and graphical form.

        Our hydraulic fracturing units consist primarily of a high-pressure pump, a diesel or combined diesel and natural gas engine, a transmission and various other supporting equipment mounted on a trailer. The high pressure pump consists of two key assemblies: the fluid-end and the power-end. Although the power-end of our pumps generally lasts several years, the fluid-end, which is the part of the pump through which the fracturing fluid is expelled under high pressure, is a shorter-lasting consumable, typically lasting less than one year. We refer to the group of hydraulic fracturing units, auxiliary equipment and vehicles necessary to perform a typical fracturing job as a "fleet" and the personnel assigned to each fleet as a "crew." Our fleets operate primarily on a 24-hour-per-day basis, in which we typically staff three crews per fleet, including one crew with the day off. Our focus on 24-hour operations allows us to keep our equipment working for more hours per day, which we believe enhances our return-on-assets over time.

        We primarily enter into service agreements with our customers for one or more "dedicated" fleets, rather than providing our fleets primarily for "spot work." Under our typical dedicated fleet agreement, we deploy one or more of our hydraulic fracturing fleets exclusively to the customer to follow the customer's completion schedule and job specifications until the agreement expires or is terminated in accordance with its terms. By contrast, under a typical spot work agreement, the fleet moves between customers as work becomes available. We believe that our strategy of pursuing dedicated fleet agreements leads to higher fleet utilization, as measured by the number of days each fleet is working per month, which we believe reduces our month-to-month revenue volatility and improves our revenue and profitability. See Note 2—"Summary of Significant Accounting Policies—Revenue Recognition" in Notes to our Audited Consolidated Financial Statements for discussion of pricing under our service agreements and revenue recognized for services.

        An important element of hydraulic fracturing is the proper handling of the fracturing fluid. In all of our hydraulic fracturing jobs, our customers specify the composition of the fracturing fluid to be used. Sometimes this fluid includes products marketed by us. Our customers are responsible for the disposal of the fracturing fluid that flows back out of the well, and we are not involved in that process or in the disposal of the fluid. Our contracts generally require our customers to indemnify us against pollution and environmental damages originating below the surface of the ground or arising out of water disposal, or otherwise caused by the customer, other contractors or other third parties. In turn, we indemnify our customers for pollution and environmental damages originating at or above the surface caused solely by us.

Wireline Services

        Our wireline services primarily consist of setting plugs between hydraulic fracturing stages, creating perforations within hydraulic fracturing stages and logging the characteristics of resource formations. Our wireline services equipment is designed to operate under high pressure in unconventional resource formations without delaying hydraulic fracturing operations. We currently provide wireline services in each of the areas where our hydraulic fracturing fleets operate. As of January 8, 2018, we owned 51 wireline units.

Industry Overview and Trends

        The oil and natural gas industry has traditionally been volatile and is influenced by a combination of long-term, short-term and cyclical trends, including the domestic and international supply and demand for oil and natural gas, current and expected future prices for oil and natural gas and the perceived stability and sustainability of those prices, production depletion rates and the resultant levels of cash flows generated and allocated by E&P companies to their well completions budget. The oil and natural gas industry is also impacted by general domestic and international economic conditions, political instability in oil producing countries, government regulations (both in the United States and elsewhere), levels of customer demand, the availability of pipeline capacity and other conditions and factors that are beyond our control.

        The principal factor influencing demand for hydraulic fracturing services is the level of horizontal drilling activity by E&P companies. Since 2006, these companies have increasingly focused on exploiting the hydrocarbon reserves contained in North America's unconventional oil and natural gas reservoirs by utilizing horizontal drilling and hydraulic fracturing. Over the last decade, advances in these technologies have made the development of many unconventional resources, such as oil and natural gas shale formations, economically attractive. These advancements led to a dramatic increase in the development of oil- and natural gas-producing basins in the United States and a corresponding increase in the demand for hydraulic fracturing services. Our industry grew rapidly until a significant decline in oil and natural gas prices from 2014 to 2016 caused a dramatic reduction in drilling and completion activity.

        The significant decline in oil and natural gas prices that began in the third quarter of 2014 continued into February 2016, when the closing price of oil reached a 12-year low of $26.14 in February 2016. The horizontal rig count in the United States declined by 77%, from its peak of 1,372 rigs in November 2014 to a low of 314 rigs in May 2016, according to a Baker Hughes, Inc. report dated January 6, 2017. The reduced drilling activity led to a reduction in demand for hydraulic fracturing services and resulted in increased competition and lower prices for hydraulic fracturing services. The low commodity price environment caused a reduction in the completion activities of most of our customers and their spending on our services, which substantially reduced the prices we could charge our customers and had a negative impact on our activity levels during this period. We believe the financial distress of many other providers of hydraulic fracturing services led to significant maintenance deferrals and the use of idle fleets for spare parts, resulting in a material reduction in total deployable fracturing fleets.

        Recently, oil prices have increased since the 12-year low recorded in February 2016, reaching a high of $64.89 in January 2018 and averaging $50.80 in 2017. As commodity prices have rebounded, we have experienced an increase in the level of demand for our services. Although our industry traditionally has been volatile, the following trends in our industry should benefit our operations and our ability to achieve our business objectives as commodity prices recover:

        Large production growth from U.S. oil and natural gas formations.    The average oil field production in the United States grew at a compound annual growth rate of 8.4% over the period from 2010 through 2016 due to production gains from unconventional reservoirs. According to the U.S. Energy Information Administration, or EIA, U.S. tight oil production grew from approximately 430,000 barrels per day in 2007 to over 4.6 million barrels per day in 2017 through November, representing 70% of total U.S. crude oil production in 2017 (as of the end of November). A majority of this increase came from the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale, which are our five operating basins, as well as the Williston Basin. We expect that this continued growth will result in increased demand for our services as commodity prices continue to stabilize or increase.

        Increased use of horizontal drilling to develop high-pressure U.S. resource basins.    The horizontal rig count as a percentage of the overall onshore rig count has increased every year since 2007, when horizontal rigs represented only approximately 25% of the total U.S. onshore rig count to approximately 86% at the end of 2017. We believe horizontal drilling activity will continue to grow as a portion of overall onshore wells drilled in the United States, primarily due to E&P companies increasingly developing unconventional resources such as shales. Successful economic production of these unconventional resource basins frequently requires hydraulic fracturing services like those we provide.

        Faster drilling speed.    The speed of drilling rigs is increasing significantly, which has increased the number of wells drilled for a given rig count. The speed of drilling means that more fracturing fleets are needed for every active drilling rig. On average there used to be four drilling rigs for each fracturing fleet, but that ratio is now less than 3-to-1, and continuing to decline. As a result, E&P companies are able to complete more stages using fewer rigs, and industry sources expect that total stages completed in 2017 will surpass 2014 levels at a significantly lower corresponding rig count.

        Increasing completions intensity.    Longer lateral lengths for horizontal wells and more sand per lateral foot require increased horsepower to execute a completion, which means that more fracturing units will be required for each fleet. The increased amount of sand per lateral foot also increases the wear-and-tear on each unit's components and parts, which increases the repair and maintenance costs for each fleet. We expect that the projected increase in drilling speed and sand intensity will result in an increased demand for, and diminished supply of, pressure pumping services.

        Reduced supply of hydraulic fracturing services from our competitors.    The hydraulic fracturing industry in the United States is characterized by a few large providers (six with over 1 million horsepower), several medium sized providers (nine with between 1 million and 300,000 horsepower) and a significant number of smaller providers. We believe that many of these providers have been deferring or declining to repair their hydraulic fracturing equipment as it breaks down from ordinary use. This phenomenon of providers choosing to retire rather than repair broken equipment is often referred to as "attrition." According to an industry report, the total working horsepower in North America declined from approximately 15 million in 2014 to approximately 6 million in 2016. Additionally, the large number of small service providers in our industry may make it an attractive candidate for industry consolidation, which would further reduce competition. These factors should lead to a better balance of supply and demand and to higher pricing levels for our services.

        Completion of refracturings and drilled-but-uncompleted wells.    As producing shale wells age, their level of production declines, typically falling 60% to 70% in the first year. Refracturing these wells can increase production levels. As the number and age of producing unconventional wells increases, the market for recompletions is expected to increase. In addition, because the cost of recompleting a well is generally lower than the total cost of drilling and completing a new well, the demand for recompletions is expected to increase relative to demand for new completions during depressed commodity price environments.

        Potential development of international markets for our hydraulic fracturing services.    There has been growing international interest in the development of unconventional resources such as oil and natural gas shales. This interest has resulted in a number of recently completed joint ventures between major U.S. and international E&P companies related to shale basins in the United States and acquisitions of significant acreage in shale basins in the United States by large, non-U.S. E&P companies. We believe that these acquisitions and joint ventures, which generally require the international partner to commit to significant future capital expenditures, will provide additional demand for hydraulic fracturing services in the coming years. Additionally, such activity may stimulate development of oil and natural gas shales outside the United States, such as the recent activity by our SinoFTS joint venture in Chongqing, China.

        Increase in demand for oil and natural gas.    The EIA projects that the average WTI price will increase through 2040 from growing demand and the development of more costly oil resources. The EIA also anticipates continued growth in long-term U.S. domestic demand for natural gas. We believe that as demand for oil and natural gas increases, E&P activity will rise and demand for our services will increase. Recent events including declines in North American production, attrition in the supply of horsepower in our industry and agreements by OPEC and certain other oil-producing countries to reduce oil production have provided upward momentum for energy prices. If near-term commodity prices stabilize at current levels or recover further, we expect a more active demand environment during 2018 and 2019 than was experienced in 2015 and 2016.

Competitive Strengths

        We believe that we are well positioned because of the following competitive strengths:

Large scale and leading market share across five of the most active major U.S. unconventional resource basins

        With 1.6 million total hydraulic horsepower in our fleet, we are one of the largest hydraulic fracturing service providers in North America. We operate in five of the most active major unconventional basins in the United States, including the Permian Basin, the SCOOP/STACK Formation, the Marcellus/Utica Shale, the Eagle Ford Shale and the Haynesville Shale, which provide us exposure to a variety of oil and natural gas producers as well as geographies. We are one of the top three hydraulic fracturing providers across this operating footprint based on market share. According to an industry report from December 2017, these five operating basins will account for approximately 80% of well-completions spending in 2018 and 2019.

        This geographic diversity reduces the volatility in our revenue due to basin trends, relative oil and natural gas prices, adverse weather and other events. Our five hydraulic fracturing districts enable us to rapidly reposition our fleets based on demand trends among different basins. Additionally, our large market share in each of our operating basins allows us to spread our fixed costs over a greater number of fleets. Furthermore, our large scale strengthens our negotiating position with our suppliers and our customers.

Pure-play, efficient hydraulic fracturing services provider with extensive experience in U.S. unconventional oil and natural gas production

        Our primary focus is hydraulic fracturing. For the year ended December 31, 2016 and the nine months ended September 30, 2017, 95% of our revenues came from hydraulic fracturing services. From December 31, 2010 to January 8, 2018, we have completed more than 163,000 fracturing stages as of

January 8, 2018 across five of the most active major unconventional basins in the United States. This history gives us invaluable experience and operational capabilities that are at the leading edge of horizontal well completions in unconventional formations.

        We designed and assembled all of the hydraulic fracturing units and much of the auxiliary equipment used in our fleets to uniform specifications intended specifically for work in oil and natural gas basins requiring high pressures and high levels of sand intensity. In addition, we use proprietary pumps with fluid-ends that are capable of meeting the most demanding pressure, flow rate and proppant loading requirements encountered in the field.

        In order to achieve the highest revenue potential and highest returns on our invested capital, we run all of our fleets in 24-hour operations allowing us to optimize the revenue-producing ability of our active fleets. In addition, rather than perform "spot work," we prefer to dedicate each of our fleets to a specific customer, integrating our fleet into their drilling program schedule. These arrangements allow us to increase the number of days per month that our fleet is generating revenue and allow our crews to better understand customer expectations resulting in improved efficiency and safety.

In-house manufacturing, equipment maintenance and refurbishment capabilities

        We manufacture and refurbish many of the components used by our fleets, including consumables, such as fluid-ends. We also perform substantially all the maintenance, repair and refurbishment of our hydraulic fracturing fleets, including the reactivation of our idle equipment. Our cost to produce components and reactivate idle fleets is significantly less than the cost to purchase comparable quality components and fleets from third-party suppliers. For example, we manufacture fluid-ends and power-ends at a cost that is approximately 50% to 60% less than purchasing them from outside suppliers. In addition, we perform full-scale refurbishments of our fracturing units at a cost that is approximately half the cost of utilizing an outside supplier. We estimate that this cost advantage saves us approximately $85 million per year at peak production levels. As trends in our industry continue toward increasing proppant levels and service intensity, the added wear-and-tear on hydraulic fracturing equipment will increase the rate at which components need to be replaced for a typical fleet, increasing our long-term cost advantage versus our competitors that do not have similar in-house manufacturing capabilities.

        Our manufacturing capabilities also reduce the risk that we will be unable to source important components, such as fluid-ends, power-ends and other consumable parts. During periods of high demand for hydraulic fracturing services, external equipment vendors often report order backlogs of up to nine months. Our competitors may be unable to source components when needed or may be required to pay a much higher price for their components, or both, due to bottlenecks in supplier production levels. We have historically manufactured, and believe we have the capacity to manufacture, all major consumable components required to operate all 32 of our fleets at full capacity. We also designed and assembled all of our 32 existing fleets using internal resources and believe we can assemble new fleets internally at a substantial discount to the cost of buying them new from third-party providers.

        Additionally, manufacturing our equipment internally allows us to constantly improve our equipment design in response to the knowledge we gain by operating in harsh geological environments under challenging conditions. This rapid feedback loop between our field operations and our manufacturing operations positions our equipment at the leading edge of developments in hydraulic fracturing design.

Uniform fleet of standardized, high specification hydraulic fracturing equipment

        We have a uniform fleet of hydraulic fracturing equipment. We designed our equipment to uniform specifications intended specifically for completions work in oil and natural gas basins requiring high levels of pressure, flow rate and sand intensity. The standardized, "plug and play" nature of our fleet provides us with several advantages, including: reduced repair and maintenance costs; reduced inventory costs; the ability to redeploy equipment among operating basins; and reduced complexity in our operations, which improves our safety and operational performance. We believe our technologically advanced fleets are among the most reliable and best performing in the industry with the capabilities to meet the most demanding pressure and flow rate requirements in the field.

        Our standardized equipment reduces our downtime as our mechanics can quickly and efficiently diagnose and repair our equipment. Our uniform equipment also reduces the amount of inventory we need on hand. We are able to more easily shift fracturing pumps and other equipment among operating areas as needed to take advantage of market conditions and to replace temporarily damaged equipment. This flexibility allows us to target customers that are offering higher prices for our services, regardless of the basins in which they operate. Standardized equipment also reduces the complexity of our operations, which lowers our training costs. Additionally, we believe our industry-leading safety record is partly attributable to the standardization of our equipment, which makes it easier for mechanics and equipment operators to identify and diagnose problems with equipment before they become safety hazards.

Safety leader

        Safety is at the core of our operations. Our safety record for 2016 was the best in our history and we believe significantly better than our industry peer group, based on data provided by reports of the U.S. Bureau of Labor Statistics from 2011 through 2016. For the past three years, we believe our total recordable incident rate was less than half of the industry average. During the first quarter of 2017, we reached a milestone of over 10 million man-hours without a lost time incident. Many of our customers impose minimum safety requirements on their suppliers of hydraulic fracturing services, and some of our competitors are not permitted to bid on work for certain customers because they do not meet those customers' minimum safety requirements. Because safety is important to our customers, our safety score helps our commercial team to win business from our customers. Our safety focus is also a morale benefit for our crews, which enhances our employee retention rates. Finally, we believe that continually searching for ways to make our operations safer is the right thing to do for our employees and our customers.

Experienced management and operating team

        During the downturn, our management team focused on reducing costs, increasing operating efficiency and differentiating ourselves through innovation. The team has an extensive and diverse skill set, with an average of over 23 years of professional experience. Our operational and commercial executives have a deep understanding of unconventional resource formations, with an average of approximately 31 years of oil and natural gas industry experience. In addition, as a result of our pure-play focus on hydraulic fracturing and dedicated fleet strategy, our operations teams have extensive knowledge of the geographies in which we operate as well as the technical specifications and other requirements of our customers. We believe this knowledge and experience allows us to service a variety of E&P companies across different basins efficiently and safely.

Our Strategy

        Our primary business objective is to be the largest pure-play provider of hydraulic fracturing services within U.S. unconventional resource basins. We intend to achieve this objective through the following strategies:

Capitalize on expected recovery and demand for our services

        As demand for oilfield services in the United States recovers, the hydraulic fracturing sector is expected to grow significantly. We believe that the cost per barrel of oil from unconventional onshore production is one of the lowest in the United States, and, as a result, E&P capital has shifted towards this type of production. Industry reports have forecasted that the number of horizontal wells drilled in the United States will increase at a compound annual growth rate, or CAGR, of 20.7% from 2016 through 2020. In addition, the sand utilized in the completion of a horizontal well has more than doubled since 2014 as operators continue to innovate to find the optimal job design. As one of the largest hydraulic fracturing service providers in North America, we believe we are well positioned to capitalize on the continued increase in the onshore oil and natural gas exploration and production market.

        We have 1.6 million total hydraulic horsepower across 32 total fleets, with 27 fleets active as of January 8, 2018. A surge in demand for our services led us to reactivate 10 fleets since the beginning of 2017. We are in the process of activating additional fleets based on continued customer interest, and we believe all of this equipment can be returned to service within nine months, if market conditions require. We estimate the average cost to reactivate our inactive fleets to be approximately $6.9 million per fleet, which includes capital expenditures, repairs charged as operating expenses, labor costs and other operating expenses.

Deepen and expand relationships with customers that value our completions efficiency

        We service our customers primarily with dedicated fleets and 24-hour operations. We dedicate one or more of our fleets exclusively to the customer for a period of time, allowing for those fleets to be integrated into the customer's drilling and completion schedule. As a result, we are able to achieve higher levels of utilization, as measured by the number of days each fleet is working per month, which increases our profitability. In addition, we operate our fleets on a 24-hour basis, allowing us to complete our services more efficiently with the least amount of downtime. Accordingly, we seek to partner with customers that have a large number of wells needing completion and that value efficiency in the performance of our service. Specifically, we target customers whose completions activity typically involves minimal downtime between stages, a high number of stages per well, multiple wells per pad and a short distance from one well pad site to the next. This strategy aligns with the strategy of many of our customers, who are trying to achieve a manufacturing-style model of drilling and completing wells in a sequential pattern to maximize effective acreage. We plan to leverage this strategy to expand our relationships with our existing customers as we continue to attract new customers.

Capitalize on our uniform fleet, leading scale and significant basin diversity to provide superior performance with reduced operating costs

        We primarily serve large independent E&P companies that specialize in unconventional oil and natural gas resources in North America. Because we operate for customers with significant scale in each of our operating basins, we have the diversity to react to and benefit from positive activity trends in any basin with a balanced exposure to oil and natural gas. Our uniform fleet allows us to cost-effectively redeploy equipment and fleets among existing operating basins to capture the best pricing and activity trends. The uniform fleet is easier to operate and maintain, resulting in reduced downtime as well as lower training costs and inventory stocking requirements. Our geographic breadth also provides us with opportunities to capitalize on customer relationships in one basin in order to win business in other basins in which the customer operates. We intend to leverage our scale, standardized equipment and cost structure to gain market share and win new business.

Rapidly adopt new technologies in a capital efficient manner

        Our large scale and culture of innovation allow us to take advantage of leading technological solutions. We have been a fast adopter of new technologies focused on: increasing fracturing effectiveness for our customers, reducing the operating costs of our equipment and enhancing the HSE conditions at our well sites. We help customers monitor and modify fracturing fluids and designs through our fluid research and development operations that we conduct through a strategic partnership with a third-party technology center that utilizes key employees who were previously affiliated with our Company. In June 2017, we renewed our services agreement with this third-party technology center for a one-year term, with an option for us to renew for additional one-year terms. This partnership allows us to work closely with our customers to rapidly adopt and integrate next-generation fluid breakthroughs, such as our NuFlo® 1000 fracturing fluid diverter, into our product offerings.

        Recent examples of initiatives aimed at reducing our operating costs include: vibration sensors with predictive maintenance analytics on our heavy equipment; stainless steel fluid-ends with a longer useful life; high-definition cameras to remotely monitor the performance of our equipment; and adoption of hardened alloys and lubricant blends for our consumables. Recent examples of initiatives aimed at improving our HSE conditions include: dual fuel engines that can run on both natural gas and diesel fuel; electronic pressure relief systems; spill prevention and containment solutions; dust control mitigation; electronic logging devices; and leading containerized proppant delivery solutions.

Reduce debt and maintain a more conservative capital structure

        We believe that our capital structure and liquidity upon completion of this offering will improve our financial flexibility to capitalize efficiently on our industry recovery, ultimately increasing value for our stockholders. To further improve our financial flexibility, we intend to enter into a $250.0 million asset-based revolving credit facility following the consummation of this offering. We expect that we will enter into the credit facility upon redemption of the remaining 2020 Notes with the proceeds of this offering. Our focus will be on the continued prudent management of our capital structure. We believe this focus creates potential for significant operating leverage and strong free cash flow generation during an industry upcycle. As a result, we believe we should be able to not only make the investments necessary to remain a market leader in hydraulic fracturing, but also to continue to strengthen our balance sheet. If we are able to sufficiently reduce our indebtedness and continue to generate cash flow from operations, we expect to return value to shareholders, including by means of cash returns, accretive acquisitions that fit our model and footprint, or the construction of new fleets depending on our business outlook. See "Dividend Policy" and "Risk Factors" for more information.

Properties

        Our principal properties include our district offices and manufacturing facilities. We believe our facilities are in good condition and suitable for the purposes for which they are used.

  Hydraulic Fracturing District Offices

        We have five district offices out of which we conduct hydraulic fracturing services. The following table provides certain information about our district office locations. We own the land and facilities at each of these locations.

			Facilities
District Office	Primary Area of Service	Formation	Size (Sq. Ft.) (approx.)	Acres (approx.)
Odessa, Texas	Southeast New Mexico and West Texas	Permian Basin	82,800	36
Elk City, Oklahoma	Oklahoma	SCOOP/STACK	42,330	40
Washington County, Pennsylvania	Pennsylvania, West Virginia and Ohio	Marcellus/Utica Shale	41,660	27
Pleasanton, Texas	South Texas	Eagle Ford Shale	62,950	113
Shreveport, Louisiana	East Texas and West Louisiana	Haynesville Shale	55,600	40

        We also lease a 22-acre, 250,000 square foot facility in Williamsport, Pennsylvania that we used as a district office until August 2015. We are actively seeking to sublease this facility. We may also reopen this facility if we determine it is needed for operations in the region in the future.

  Wireline District Offices

        We have five district offices out of which we conduct wireline services. The following table provides certain information about our district office locations.

			Facilities
District Office	Primary Area of Service	Formation	Size (Sq. Ft.) (approx.)	Acres (approx.)
Odessa, Texas(1)	Southeast New Mexico and West Texas	Permian Basin	7,200	3
Yukon, Oklahoma(1)	Oklahoma	SCOOP/STACK	10,950	10
Charleroi, Pennsylvania(1)	Ohio and Pennsylvania	Marcellus/Utica Shale	28,000	3
Pleasanton, Texas	South Texas	Eagle Ford Shale	14,375	14
Longview, Texas	East Texas and West Louisiana	Haynesville Shale	36,000	14

(1)
Leased Facility

  Manufacturing Facilities

        We manufacture the proprietary, high-pressure pumps, including the fluid-ends and power-ends, as well as certain other equipment, that we use in our hydraulic fracturing operations in a 89,522 square foot facility owned by us in Fort Worth, Texas.

        We own a 94,050-square foot facility in Aledo, Texas that is used for equipment repair, maintenance and electronics installation. We also manufacture, refurbish and assemble certain components of our hydraulic fracturing units and other service equipment at this facility.

  Principal Executive Offices

        We maintain principal executive offices of approximately 33,000-square feet leased by us in Fort Worth, Texas.

  Sales Offices

        We have four sales offices, which we lease in Houston and Midland, Texas, Oklahoma City, Oklahoma, and Canonsburg, Pennsylvania.

Customers

        The customers we serve are primarily large, independent E&P companies that specialize in unconventional oil and natural gas resources in North America. The following table shows the customers that represented more than 10% of our total revenue during the years ended December 31, 2015 and 2016 and during the nine months ended September 30, 2017. The loss of any of our largest existing customers could have a material adverse effect on our results of operations.

	Year Ended December 31,		Nine Months Ended September 30, 2017
	2015	2016
EP Energy Corporation	*	11%	*
Chesapeake Energy Corporation	*	*	10%
EQT Production Company	12%	12%	*
Vine Oil and Gas, L.P.	*	10%	*
Range Resources Corporation	13%	*	*
Newfield Exploration	*	18%	*
Murphy Oil Corporation	11%	*	*

*
Less than 10%.

Suppliers

        We purchase some of the parts that we use in the refurbishment and repair of our heavy equipment, such as hydraulic fracturing units and blenders, and in the refurbishment, repair and manufacturing of certain major replacement components of our heavy equipment such as fluid-ends, power-ends, engines, transmissions, radiators and trailers. We also purchase the proppants and chemicals we use in our operations and the diesel fuel for our equipment from a variety of suppliers throughout the United States. We have long-term supply agreements with four vendors to supply a significant portion of the proppant used in our operations, ranging from two to eight years. These are take-or-pay agreements with minimum unconditional purchase obligations. These minimum purchase obligations would change based upon the vendors' ability to supply the minimum requirements. To date, we have generally been able to obtain the equipment, parts and supplies necessary to support our operations on a timely basis at competitive prices. In the past, we have experienced some delays in obtaining these materials during periods of high demand. We do not currently expect significant interruptions in the supply of these materials. While we believe that we will be able to make satisfactory alternative arrangements in the event of any interruption in the supply of these materials and/or products by one of our suppliers, there can be no assurance that there will be no price or supply issues over the long-term.

Competition

        The market in which we operate is highly competitive and highly fragmented. Our competition includes multi-national oilfield service companies as well as regional competitors. Our major multi-national competitors are Halliburton Company and Schlumberger Limited, each of which has significantly greater financial resources than we do. Our major domestic competitors are RPC, Inc., Superior Energy Services, ProPetro Holding Corp., Patterson-UTI Energy, Inc., BJ Services, Inc., Liberty Oilfield Services Inc. and Keane Group, Inc. Certain of these competitors are large, multi-national and major domestic businesses that provide a number of oilfield services and products in addition to hydraulic fracturing. We also face competition from smaller regional service providers in some of the geographies in which we operate.

        Competition in our industry is based on a number of factors, including price, service quality, safety, and in some cases, breadth of products. We believe we consistently deliver exceptional service quality, based in part on the durability of our equipment. Our durable equipment reduces downtime due to equipment failure and allows our customers to avoid costs associated with delays in completing their wells. By being able to meet the most demanding pressure and flow rate requirements, our equipment also enables us to operate efficiently in challenging geological environments in which some of our competitors cannot operate effectively.

Cyclical Nature of Industry

        We operate in a highly cyclical industry driven mainly by the level of horizontal drilling activity by E&P companies in unconventional oil and natural gas reservoirs in North America, which in turn depends largely on current and anticipated future crude oil and natural gas prices and production depletion rates. A critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. Demand for oil and natural gas is subject to large and rapid fluctuations. These fluctuations are driven by commodity demand in the industry and corresponding price increases. When oil and natural gas prices increase, producers generally increase their capital expenditures, which generally results in greater revenues and profits for oilfield service companies. However, increased capital expenditures also ultimately result in greater production, which historically, has resulted in increased supplies and reduced prices that, in turn, tend to reduce demand for oilfield services such as hydraulic fracturing services. For these reasons, our results of operations may fluctuate from quarter to quarter and from year to year, and these fluctuations may distort period-to-period comparisons of our results of operations.

Seasonality

        Seasonality has not significantly affected our overall operations. However, toward the end of some years, we experience slower activity in our pressure pumping operations in connection with the holidays and as customers' capital expenditure budgets are depleted. Occasionally, our operations have been negatively impacted by severe weather conditions.

Employees

        At January 8, 2018, we had approximately 2,400 employees. Our employees are not covered by collective bargaining agreements, nor are they members of labor unions. We consider our relationship with our employees to be good.

Insurance

        Our operations are subject to hazards inherent in the oil and natural gas industry, including accidents, blowouts, explosions, fires, oil spills and hazardous materials spills. These conditions can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and wildlife and interruption or suspension of operations, among other adverse effects. If a serious accident were to occur at a location where our equipment and services are being used, it could result in our being named as a defendant to a lawsuit asserting significant claims.

        Despite our high safety standards, we from time to time have suffered accidents in the past and we anticipate that we could experience accidents in the future. In addition to the property and personal losses from these accidents, the frequency and severity of these incidents affect our operating costs and insurability, as well as our relationships with customers, employees and regulatory agencies. Any significant increase in the frequency or severity of these incidents, or the general level of compensation awards, could adversely affect the cost of, or our ability to obtain, workers' compensation and other forms of insurance and could have other adverse effects on our financial condition and results of operations.

        We carry a variety of insurance coverages for our operations, and we are partially self-insured for certain claims, in types and amounts that we believe to be customary and reasonable for our industry. These coverages and retentions address certain risks relating to commercial general liability, workers' compensation, business auto, property and equipment, directors and officers, environment, pollution and other risks. Although we maintain insurance coverage of types and amounts that we believe to be customary in our industry, we are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risk.

Environmental Regulation

        Our operations are subject to stringent laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous federal, state and local governmental agencies, such as the U.S. Environmental Protection Agency, or the EPA, issue regulations that often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties and may result in injunctive obligations for non-compliance. In addition, some laws and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of that person. Strict adherence with these regulatory requirements increases our cost of doing business and consequently affects our profitability. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect on our business, financial condition and results of operations.

        Hydraulic Fracturing Activities.    Certain governmental reviews are either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. For example, in December 2016, the EPA released its final report, entitled "Hydraulic Fracturing for Oil and Gas: Impacts from the Hydraulic Fracturing Water Cycle on Drinking Water Resources in the United States," on the potential impacts of hydraulic fracturing on drinking water resources. The report states that the EPA found scientific evidence that hydraulic fracturing activities can impact drinking water resources under some circumstances, noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. The report does not make any policy recommendations. These ongoing or proposed studies could spur initiatives to further regulate hydraulic fracturing under the federal SDWA or other regulatory mechanisms.

        At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission of Texas issued a "well integrity rule," which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes new testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. Some states, counties and municipalities are closely examining water-use issues, such as permit and disposal options for processed water. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from drilling wells. See "Risk Factors—Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays."

        Remediation of Hazardous Substances.    The Comprehensive Environmental Response, Compensation and Liability Act, as amended, referred to as "CERCLA" or the Superfund law, and comparable state laws generally impose liability, without regard to fault or legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of hazardous or other state-regulated substances into the environment. These persons include the current owner or operator of a contaminated facility, a former owner or operator of the facility at the time of contamination and those persons that disposed or arranged for the disposal of the hazardous substances at the facility. Under CERCLA and comparable state statutes, persons deemed "responsible parties" are subject to strict liability that, in some circumstances, may be joint and several for the costs of removing or remediating previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination), for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

        Water Discharges.    The Federal Water Pollution Control Act of 1972, as amended, also known as the "Clean Water Act," the Safe Drinking Water Act, the Oil Pollution Act and analogous state laws and regulations issued thereunder impose restrictions and strict controls regarding the unauthorized discharge of pollutants, including produced waters and other natural gas and oil wastes, into navigable waters of the United States, as well as state waters. On December 13, 2016, the EPA released a final report which identified discharge of inadequately treated hydraulic fracturing wastewater to surface water resources as having potential to impact drinking water resources. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. Under the Clean Water Act, the EPA has adopted regulations concerning discharges of storm water runoff, which require covered facilities to obtain permits.

        These laws and regulations also prohibit certain other activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers, which we refer to as the Corps. In September 2015, a new rule became effective which was issued by the EPA and the Corps defining the scope of the jurisdiction of the EPA and the Corps over wetlands and other waters. The rule has been challenged in court on the grounds that it unlawfully expands the reach of Clean Water Act's programs, and implementation of the rule has been stayed pending resolution of the court challenge. In November 2017, the EPA and the Corps published a new proposed rule defining the scope of jurisdiction and adding an applicability date of two years after the date of a final rule under the proposed rulemaking effort. Also, spill prevention, control and countermeasure plan requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters. Noncompliance with these requirements may result in substantial administrative, civil and criminal penalties, as well as injunctive obligations.

        Waste Handling.    Wastes from certain of our operations (such as equipment maintenance and past chemical development, blending, and distribution operations) are subject to the federal Resource Conservation and Recovery Act of 1976, or RCRA, and comparable state statutes and regulations promulgated thereunder, which impose requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although certain oil production wastes are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute "solid wastes" that are subject to the less stringent requirements of non-hazardous waste provisions. In the EPA's 2016 final report on the impacts from hydraulic fracturing on drinking water resources, the EPA identified disposal or storage of hydraulic fracturing wastewater in unlined pits as resulting in contamination of groundwater resources.

        Administrative, civil and criminal penalties can be imposed for failure to comply with waste handling requirements. Moreover, the EPA or state or local governments may adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration, development and production wastes as "hazardous wastes." Several environmental organizations have also petitioned the EPA to modify existing regulations to recategorize certain oil and natural gas exploration, development and production wastes as "hazardous." Any such changes in the laws and regulations could have a material adverse effect on our capital expenditures and operating expenses.

        From time to time, releases of materials or wastes have occurred at locations we own, owned previously or at which we have operations. These properties and the materials or wastes released thereon may be subject to CERCLA, RCRA, the federal Clean Water Act, and analogous state laws. Under these laws or other laws and regulations, we have been and may be required to remove or remediate these materials or wastes and make expenditures associated with personal injury or property damage. At this time, with respect to any properties where materials or wastes may have been released, but of which we have not been made aware, it is not possible to estimate the potential costs that may arise from unknown, latent liability risks.

        Air Emissions.    The federal Clean Air Act, as amended, and comparable state laws and regulations, regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants from specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations. We are required to obtain federal and state permits in connection with some activities under applicable laws. These permits impose certain conditions and restrictions on our operations, some of which require significant expenditures for compliance. Changes in these requirements, or in the permits we operate under, could increase our costs or limit operations.

        Additionally, the EPA's Tier IV regulations apply to certain off-road diesel engines used by us to power equipment in the field. Under these regulations, we are required to retrofit or retire certain engines and we are limited in the number of non-compliant off-road diesel engines we can purchase. Tier IV engines are costlier and not widely available. Until Tier IV-compliant engines that meet our needs are more widely available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service.

        Other Environmental Considerations.    E&P activities on federal lands may be subject to the National Environmental Policy Act, which we refer to as NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed environmental impact statement that may be made available for public review and comment. E&P activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

        Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Water Act and CERCLA. Where takings of or harm to species or damages to jurisdictional streams or wetlands habitat or natural resources occur or may occur, government entities or at times private parties may act to prevent oil and natural gas exploration activities or seek damages for harm to species, habitat, or natural resources resulting from filling of jurisdictional streams or wetlands or construction or releases of oil, wastes, hazardous substances or other regulated materials.

        BLM has established regulations to govern hydraulic fracturing on federal and Indian lands. The 2015 Hydraulic Fracturing on Federal and Indian Lands Rule, or the Federal and Indian Lands Rule, imposes drilling and construction requirements for operations on federal or Indian lands including management requirements for surface operations and public disclosures of chemicals used in the hydraulic fracturing fluids. In June 2016, the U.S. District Court of Wyoming ruled that the BLM lacked statutory authority to promulgate the Federal and Indian Lands Rule. On July 25, 2017, BLM published a Notice in the Federal Register proposing to rescind the Federal and Indian Lands Rule. On September 21, 2017, the Tenth Circuit dismissed as moot the appeal challenging the rule and vacated the June 2016 U.S. District Court of Wyoming decision that invalidated the Federal and Indian Lands Rule. On December 29, 2017, BLM published a rescission of these regulations. BLM also promulgated the 2016 Methane and Waste Reduction Rule to reduce waste of natural gas supplies and reduce air pollution, including greenhouse gases, for oil and natural gas produced on federal and Indian lands. Various states have filed for a petition for review of the Methane and Waste Reduction Rule. On December 8, 2017, BLM published a final rule delay until January 2019 for certain requirements of the rule that had not yet gone into effect pending judicial review of the rule. A coalition of environmental groups has filed suit challenging the delay. Imposition of these rules could increase our costs or limit operations.

        The Toxic Substances Control Act, or TSCA, requires manufacturers of new chemical substances to provide specific information to the Agency for review prior to manufacturing chemicals or introducing them into commerce. EPA has permitted manufacture of new chemical nanoscale materials through the use of consent orders or Significant New Use Rules under TSCA. The Agency has also allowed the manufacture of new chemical nanoscale materials under the terms of certain regulatory exemptions where exposures were controlled to protect against unreasonable risks. On May 19, 2014, the EPA published an Advanced Notice of Proposed Rulemaking to obtain data on hydraulic fracturing chemical substances and mixtures. The EPA projects publication of a notice of proposed rulemaking in June of 2018. Any changes in TSCA regulations could increase our capital expenditures and operating expenses.

        Climate Change.    In December 2009, the EPA issued an Endangerment Finding that determined that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to public health and the environment because, according to the EPA, emissions of such gases contribute to warming of the earth's atmosphere and other climatic changes. The EPA later adopted two sets of related rules, one of which regulates emissions of greenhouse gases from motor vehicles and the other of which regulates emissions from certain large stationary sources of emissions. The motor vehicle rule, which became effective in July 2010, limits emissions from motor vehicles. The EPA adopted the stationary source rule, which we refer to as the tailoring rule, in May 2010, and it became effective January 2011. The tailoring rule established new emissions thresholds that determine when stationary sources must obtain permits under the Prevention of Significant Deterioration, or PSD, and Title V programs of the Clean Air Act. On June 23, 2014, in Utility Air Regulatory Group v. EPA, the Supreme Court held that stationary sources could not become subject to PSD or Title V permitting solely by reason of their greenhouse gas emissions. However, the Court ruled that the EPA may require installation of best available control technology for greenhouse gas emissions at sources otherwise subject to the PSD and Title V programs. On December 19, 2014, the EPA issued two memoranda providing guidance on greenhouse gas permitting requirements in response to the Supreme Court's decision. In its preliminary guidance, the EPA stated that it would undertake a rulemaking action to rescind any PSD permits issued under the portions of the tailoring rule that were vacated by the Court. In the interim, the EPA issued a narrowly crafted "no action assurance" indicating it will exercise its enforcement discretion not to pursue enforcement of the terms and conditions relating to greenhouse gases in an EPA-issued PSD permit, and for related terms and conditions in a Title V permit. On April 30, 2015, the EPA issued a final rule allowing permitting authorities to rescind PSD permits issued under the invalid regulations. In October 2015, the EPA amended the greenhouse gas reporting rule to add the reporting of emissions from oil wells using hydraulic fracturing. Because of this continued regulatory focus, future emission regulations of the oil and natural gas industry remain a possibility, which could increase the cost of our operations.

        In addition, the U.S. Congress occasionally attempts to adopt legislation to reduce emissions of greenhouse gases, and almost one-half of the states have taken legal measures to reduce emissions primarily through the planned development of greenhouse gas emission inventories or regional cap and trade programs. Although the U.S. Congress has not yet adopted such legislation, it may do so in the future. Several states continue to pursue related regulations as well. In December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France. The resulting Paris Agreement calls for the parties to undertake "ambitious efforts" to limit the average global temperature, and to conserve and enhance sinks and reservoirs of greenhouse gases. The Paris Agreement, which came into force on November 4, 2016, establishes a framework for the parties to cooperate and report actions to reduce greenhouse gas emissions. Although the Trump Administration has withdrawn the United States from the Paris Agreement, many state and local officials have publicly stated they intend to abide by the terms of the Paris Agreement. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry which could have a material adverse effect on future demand for our services. At this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our customers' business and consequently our own.

        In addition, claims have been made against certain energy companies alleging that greenhouse gas emissions from oil and natural gas operations constitute a public nuisance under federal or state common law. As a result, private individuals may seek to enforce environmental laws and regulations and could allege personal injury or property damages, which could increase our operating costs.

        NORM.    In the course of our operations, some of our equipment may be exposed to naturally occurring radioactive materials associated with oil and natural gas deposits and, accordingly may result in the generation of wastes and other materials containing naturally occurring radioactive materials, or NORM. NORM exhibiting levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage vessels, piping and work area affected by NORM may be subject to remediation or restoration requirements. Because certain of the properties presently or previously owned, operated or occupied by us may have been used for oil and natural gas production operations, it is possible that we may incur costs or liabilities associated with NORM.

        Pollution Risk Management.    We seek to minimize the possibility of a pollution event through equipment and job design, as well as through employee training. We also maintain a pollution risk management program if a pollution event occurs. This program includes an internal emergency response plan that provides specific procedures for our employees to follow in the event of a chemical release or spill. In addition, we have contracted with several third-party emergency responders in our various operating areas that are available on a 24-hour basis to handle the remediation and clean-up of any chemical release or spill. We carry insurance designed to respond to foreseeable environmental exposures. This insurance portfolio has been structured in an effort to address incidents that result in bodily injury or property damage and any ensuing clean up needed at our owned facilities as a result of the mobilization and utilization of our fleet, as well as any claims resulting from our operations.

        We also seek to manage environmental liability risks through provisions in our contracts with our customers that allocate risks relating to surface activities associated with the fracturing process, other than water disposal, to us and risks relating to "downhole" liabilities to our customers. Our customers are responsible for the disposal of the fracturing fluid that flows back out of the well as waste water. The customers remove the water from the well using a controlled flow-back process, and we are not involved in that process or the disposal of the fluid. Our contracts generally require our customers to indemnify us against pollution and environmental damages originating below the surface of the ground or arising out of water disposal, or otherwise caused by the customer, other contractors or other third parties. In turn, we indemnify our customers for pollution and environmental damages originating at or above the surface caused solely by us. We seek to maintain consistent risk-allocation and indemnification provisions in our customer agreements to the greatest extent possible. Some of our contracts, however, contain less explicit indemnification provisions, which typically provide that each party will indemnify the other against liabilities to third parties resulting from the indemnifying party's actions, except to the extent such liability results from the indemnified party's gross negligence, willful misconduct or intentional act.

Safety and Health Regulation

        We are subject to the requirements of the federal Occupational Safety and Health Act, which is administered and enforced by OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances. OSHA continues to evaluate worker safety and to propose new regulations, such as but not limited to, the new rule regarding respirable silica sand. Although it is not possible to estimate the financial and compliance impact of the new respirable silica sand rule or any other proposed rule, the imposition of more stringent requirements could have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property Rights

        Our research and development efforts are focused on providing specific solutions to the challenges our customers face when fracturing and stimulating wells. In addition to the design and manufacture of innovative equipment, we have also developed proprietary blends of chemicals that we use in connection with our hydraulic fracturing services. We have four U.S. patents, one patent in Canada and one patent in Mexico, and have filed one patent application in the U.S., relating to fracturing methods, the technology used in fluid ends, hydraulic pumps and other equipment. We have also filed two applications with the Patent Cooperation Treaty, thereby preserving our right to seek patent protection in countries that are a party to the treaty.

        We believe the information regarding our customer and supplier relationships are also valuable proprietary assets. We have registered trademarks for various names under which our entities conduct business. Except for the foregoing, we do not own or license any patents, trademarks or other intellectual property that we believe to be material to the success of our business.

Legal Proceedings

        We are involved in various legal proceedings from time to time in the ordinary course of our business. However, we are not currently involved in any legal proceedings that we believe are likely to have a material adverse effect on our operations or financial condition.

MANAGEMENT

Directors and Executive Officers

        The following persons serve as our directors and executive officers:

Name	Age*	Position
Michael J. Doss	45	Chief Executive Officer**
Buddy Petersen	52	Chief Operating Officer
Lance Turner	37	Chief Financial Officer and Treasurer
Karen D. Thornton	47	Chief Administrative Officer
Jennifer L. Keefe	45	Senior Vice President, General Counsel and Chief Compliance Officer
Perry A. Harris	60	Senior Vice President, Commercial
Goh Yong Siang	66	Chairman
Domenic J. Dell'Osso, Jr.	41	Director
Bryan J. Lemmerman	43	Director
Ong Tiong Sin	52	Director
Boon Sim	55	Director
Carol J. Johnson	58	Director Nominee***

*
Ages are as of January 8, 2018

**
Michael J. Doss will become a member of our board of directors immediately following effectiveness of the registration statement, of which this prospectus is a part

***
Carol J. Johnson will become a member of our board of directors immediately following the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws

        Michael J. Doss has served as our Chief Executive Officer since October 2015. He joined our Company in January 2014 as Senior Vice President—Finance and Treasurer and was named Chief Financial Officer in December 2014. From July 2008 until joining our Company, Mr. Doss served as Vice President of Finance of Energy Transfer Partners, L.P., or ETP, a master limited partnership that owns and operates a portfolio of energy assets in the United States and then as Vice President of Strategic Planning for its affiliate Energy Transfer Equity, L.P. Prior to ETP, he was a Senior Credit Officer at Moody's Investors Service, a provider of credit ratings, research and risk analysis, covering a diverse portfolio of oil and natural gas issuers. Prior to that, Mr. Doss spent more than seven years of his career in public accounting at Ernst & Young LLP serving clients in the oil and natural gas industry. He earned a Bachelor of Business Administration and Master of Professional Accounting from the University of Texas at Austin. Mr. Doss also earned a Master of Business Administration from Columbia Business School.

        Buddy Petersen has served as our Chief Operating Officer, or COO, since October 2015. He joined our Company in June 2015 as Senior Vice President, Continuous Improvement and was named Senior Vice President of Operations and Wireline in August 2015. He has over 25 years of experience in the oil and natural gas industry. Prior to joining our Company, Mr. Petersen was COO of GoFrac LLC, an oil and natural gas stimulation company from October 2014 to June 2015, Vice President of Sales for Frac-Chem Inc., an oilfield chemical manufacturer and supplier and an affiliate of Koch Industries, from August 2013 to October 2014, President and COO of Compass Well Services LLC, a hydraulic fracturing and cementing services company from October 2010 to August 2013, and COO of Allied Cementing Co., a company providing cementing and acidizing services to the oil and natural gas industry from October 2007 to October 2010. Mr. Petersen spent 14 years working in various roles of increasing responsibility with Halliburton Energy Services, or Halliburton, an oilfield services and products company. In April 2017, Mr. Petersen joined the board of directors of L.O. Transport, Inc., a company that provides transportation services to oil and gas producers. He earned a bachelor's degree in civil engineering from New Mexico State University.

        Lance Turner has served as our Chief Financial Officer and Treasurer since October 2015. He joined our Company in April 2014 as Director of Finance and was promoted to Vice President of Finance in January 2015. Prior to joining our Company, Mr. Turner spent approximately 11 years with Ernst & Young LLP, with the majority of that time in their transaction services group coordinating and advising clients on buy side and sell side transactions in various industries. He earned a Bachelor of Business Administration and Master of Professional Accounting from the University of Texas at Austin and is a Certified Public Accountant in the state of Texas.

        Karen D. Thornton has served as our Chief Administrative Officer since March 2017. Ms. Thornton previously served as our Vice President of Human Resources from the time she joined our Company in March 2014. Prior to joining our Company, she was an independent consultant at Alkat Consulting and served as the Strategic Human Capital Management Lead focusing on human resources and payroll application implementations for Darling Ingredients Inc., an Irving, Texas company providing a global growth platform for the development and production of sustainable natural ingredients, from June 2013 to March 2014. Prior to Alkat Consulting, Ms. Thornton served in various leadership positions, including the Vice President, Human Resources & Management Services for the Emergency Medical Services Corporation in Dallas, Texas, from 2001 to 2012. Ms. Thornton received her Bachelor of Science Industrial Management from Purdue University and her Master of Business Administration from The University of Texas at Austin's Red McCombs School of Business.

        Jennifer L. Keefe has served as our Senior Vice President, General Counsel and Chief Compliance Officer since March 2017. Ms. Keefe previously served as our Deputy General Counsel managing our Commercial Litigation, Employment Compliance and Risk Departments from the time she joined our Company in September 2014. Prior to joining our Company, she was a partner in the Dallas, Texas office of the international law firm of Squire Patton Boggs, where she joined in February 1997. Ms. Keefe received her Bachelor of Arts in Political Science and Spanish from Vanderbilt University and her Juris Doctor from Southern Methodist University Dedman School of Law. She is licensed to practice law in the state of Texas.

        Perry A. Harris has served as our Senior Vice President, Commercial since July 2015. Mr. Harris joined our Company as Senior Vice President of Wireline Operations in December 2014 upon our acquisition of J-W Wireline Company, a case-hole wireline company. Prior to the acquisition, Mr. Harris was President of J-W Wireline Company from February 2012 to December 2014. He has more than 36 years of experience in the oil and natural gas industry, including over 24 years at Halliburton. At Halliburton, Mr. Harris held various leadership positions, including Northeast U.S. Area Operations Manager, Northeast U.S. Senior District Manager and Wireline Global Business Development, Marketing & Technology Manager. He earned a bachelor's degree in mining engineering from West Virginia University.

        Goh Yong Siang has served as a director of our Company since May 2011 and currently is Chairman of the board of directors. Mr. Goh is a board designee of Maju, an indirect wholly owned subsidiary of Temasek, an investment company based in Singapore and our largest stockholder. From July 2011 until his retirement in 2013, Mr. Goh served as the Head of Australia & New Zealand for Temasek. He served as Co-Head, Organization & Leadership for Temasek from April 2010 to July 2011 and Head of Strategic Relations for Temasek from August 2006 to April 2010. Prior to joining Temasek, Mr. Goh served as President of ST Engineering (USA). Mr. Goh provides significant insight to our board of directors, particularly as it relates to financial matters and business knowledge, from his many years of experience at Temasek and other private equity firms. Mr. Goh's international expertise is also beneficial to our board of directors.

        Domenic J. Dell'Osso, Jr. has served as a director of our Company since May 2011. He is a board designee of Chesapeake, an oil and natural gas producing company, and one of our largest stockholders. Currently, Mr. Dell'Osso is Executive Vice President and Chief Financial Officer of Chesapeake Parent, one of our customers, a position he has held since November 2010. Mr. Dell'Osso served as Vice President—Finance of Chesapeake Parent and Chief Financial Officer of Chesapeake Parent's wholly owned subsidiary, Chesapeake Midstream Development, L.P., from August 2008 to November 2010. Prior to joining Chesapeake Parent, Mr. Dell'Osso was an energy investment banker with Jefferies & Co. from April 2006 to August 2008 and Banc of America Securities from 2004 to April 2006. Mr. Dell'Osso previously served as a director of the general partner of Chesapeake Midstream Partners from 2011 to 2014 and as a director of Chaparral Energy, Inc. from 2013 to 2014. Mr. Dell'Osso brings extensive financial and business expertise, as well as in-depth energy industry knowledge, to our board of directors from his service as Chief Financial Officer of Chesapeake Parent and from his background in investment banking.

        Bryan J. Lemmerman has served as a director of our Company since February 2013. He is a board designee of Chesapeake. He is currently Vice President—Business Development at Chesapeake Parent, a position he has held since June 2015. He served as Vice President—Marketing at Chesapeake Parent from October 2014 to June 2015, Vice President—Strategic Planning at Chesapeake Parent from October 2013 to October 2014, Vice President—Finance at Chesapeake Parent from January 2012 to September 2013 and Director—Finance at Chesapeake Parent from May 2010 to December 2011. Mr. Lemmerman has served as a director of Sundrop Fuels, Inc. since 2012. Prior to joining Chesapeake Parent, Mr. Lemmerman served as a consultant to various oil and natural gas companies and private equity firms. Mr. Lemmerman was also a portfolio manager at hedge funds Highview Capital Management and Ritchie Capital Management. Mr. Lemmerman provides extensive energy industry and business development insight to our board of directors from his service at Chesapeake Parent and from his background as a consultant to hedge funds, family offices and private equity firms.

        Ong Tiong Sin has served as a director of our Company since May 2011. Mr. Ong is a board designee of Senja, an investment company affiliated with RRJ and one of our largest stockholders. Mr. Ong is the founder, Chairman and Chief Executive Officer of RRJ, the general partner of RRJ Capital Master Fund I, L.P., a private equity fund established in March 2011 which focuses on private equity investments in China and Southeast Asia. From January 2008 to March 2011, Mr. Ong was Chief Executive Officer of Hopu Fund, a China-focused private equity fund. Previously, Mr. Ong had a 15-year career with Goldman, Sachs & Co., an investment banking, securities and investment management firm. Based in Beijing, he was a co-head of Goldman Sachs Asian Ex-Japan Investment Banking Division. Mr. Ong became a managing director in the corporate finance department of a subsidiary of Goldman Sachs in 1996 and a partner in 2000. Prior to his transfer to Beijing, Mr. Ong was the co-president of Goldman Sachs Singapore and had previously worked in investment banking divisions in Hong Kong and New York. Mr. Ong brings extensive financial and banking expertise to our board of directors, and his experience in private equity provides a great deal of knowledge with respect to investment in and operations of companies. He earned a Bachelor of Science from Cornell University and a Master of Business Administration from the University of Chicago.

        Boon Sim has served as a director of our Company since June 2013. Mr. Sim is a board designee of Maju. Since September 2017, he has served as the Managing Partner of Artius Capital Partners. He was previously Advisory Senior Director of Temasek from April 2016 to December 2017 and President, Americas Group, Head of Markets Group and Head of Credit and Life Science Portfolio at Temasek from June 2012 to April 2016. Prior to joining Temasek, Mr. Sim was the Global Head of Mergers & Acquisitions, or M&A, at Credit Suisse, an investment banking, securities and investment management firm based in New York and a member of Credit Suisse Investment Bank's Operating Committee. During a 20 year career at Credit Suisse and The First Boston Corporation, a predecessor company of Credit Suisse, Mr. Sim had held various management positions including Head of M&A Americas and

Co-head of Technology Group. Prior to joining The First Boston Corporation, Mr. Sim was a design engineer at Texas Instruments Inc., a semiconductor design and manufacturing company, focusing on semiconductor design. Mr. Sim provides significant insight to our board of directors, particularly as it relates to financial matters and business knowledge, from his many years of experience at Temasek, Credit Suisse and The First Boston Corporation.

        Carol J. Johnson served as President and Chief Operating Officer of Allied Barton Security Services, LLC, a manned guarding physical security company, from 2014 to 2016. From 2011 to 2013, Ms. Johnson served as Senior Vice President, Client Experience at Allied Barton Security Services. Ms. Johnson has served on the board of directors of The Federal Reserve Bank of Philadelphia since 2015. She has also been a director of the Union League Club of Philadelphia since 2016 and a director of the National Association of Corporate Directors—Philadelphia Chapter since 2017. Ms. Johnson brings strategic leadership, operational and financial expertise to our board of directors from her background in leading, managing and growing companies.

Board of Directors

        Our board of directors currently consists of five directors, all of whom were elected as directors pursuant to our amended and restated stockholders agreement. Prior to the completion of this offering, we will terminate the amended and restated stockholders agreement. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        Prior to the completion of this offering, the size of our board of directors will be increased to seven directors, and will consist of Goh Yong Siang, Domenic J. Dell'Osso, Jr., Bryan J. Lemmerman, Ong Tiong Sin, Boon Sim, Michael J. Doss and Carol J. Johnson. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

        Prior to completion of this offering, we will enter into an investors' rights agreement with Maju and Chesapeake, pursuant to which, each of Maju and Chesapeake will have the right to nominate (1) two directors so long as it beneficially owns at least 15% of our then-outstanding shares of capital stock or (2) one director so long as it beneficially owns at least 5% but less than 15% of our then-outstanding shares of capital stock.

        Prior to the completion of this offering, we will also enter into an investors' rights agreement with Senja and Hampton, pursuant to which, Senja and Hampton will have the right to collectively nominate one director so long as it beneficially owns at least 5% of our then-outstanding shares of capital stock.

        Prior to the completion of this offering, our certificate of incorporation and bylaws will be amended and restated to provide that the authorized number of directors may be changed only by resolution of the board of directors. Our amended and restated certificate of incorporation will also provide that directors may only be removed for cause. To remove a director not appointed by Maju, Chesapeake or Senja for cause, 66 2/3% of the voting power of the outstanding voting stock must vote as a single class to remove the director at an annual or special meeting. Our amended and restated certificate of incorporation will also provide that, if a director is removed or if a vacancy occurs due to either an increase in the size of the board or the death, resignation, disability, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain, or by a sole remaining director and shall not be filled by the stockholders. However, at any time Maju, Chesapeake, Senja and Hampton have the right to nominate a director under their respective investors' rights agreement, any vacancy resulting from the death, resignation, disability, disqualification or other cause, of a director nominated by these stockholders will be filled by the applicable nominating stockholder.

        The ability of stockholders to remove directors only for cause and the inability of stockholders to call special meetings, may have the effect of delaying or preventing a change in control or management.

See "Description of Capital Stock—Anti-Takeover Effects of Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws" for a discussion of other anti-takeover provisions found in our amended and restated certificate of incorporation and amended and restated bylaws.

Classified Board of Directors

        Upon filing, our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our board of directors will be designated as follows:

        Messrs. Sim and Lemmerman will be Class I directors, and their terms will expire at the annual meeting of stockholders to be held in 2019;

        Messrs. Ong and Doss will be Class II directors, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

        Messrs. Goh and Dell'Osso and Ms. Johnson will be Class III directors, and their terms will expire at the annual meeting of stockholders to be held in 2021.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

        The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See "Description of Capital Stock—Anti-takeover Effects of Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws" for a discussion of other anti-takeover provisions found in our amended and restated certificate of incorporation.

Director Independence

        Upon the completion of this offering, our board of directors will review at least annually the independence of each director. During these reviews, the board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors' and officers' questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Our board has determined that after the completion of this offering, all of our directors, except Mr. Doss, will be independent under NYSE listing standards for the board of directors. As required by the NYSE, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only non-management directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Code of Business Conduct and Ethics

        Prior to the completion of this offering, we will adopt an amended and restated code of business conduct and ethics that is applicable to all of our employees, officers, and directors, including our chief executive and chief financial officer. The code of business conduct and ethics will be available on our website at www.ftsi.com prior to completion of this offering. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website. The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Board Leadership Structure

        Upon completion of this offering, our board of directors will be led by Goh Yong Siang as Chairman. The Chairman will oversee the planning of the annual board of directors calendar and, in consultation with the other directors, will schedule and set the agenda for meetings of the board of directors. In addition, the Chairman will provide guidance and oversight to members of management and act as the board of directors' liaison to management. In this capacity, the Chairman will be actively engaged on significant matters affecting us. The Chairman may also lead our annual meetings of stockholders and perform such other functions and responsibilities as requested by the board of directors from time to time.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and nominating and corporate governance committee, and may establish such other committees as it shall determine from time to time. Prior to the completion of this offering, our board of directors will adopt amended and restated charters for the audit, compensation and nominating and corporate governance committes. The charters for each of our committees will be available on our website upon completion of this offering. Each of the standing committees of the board of directors has the responsibilities described below.

Audit Committee

        Prior to completion of this offering, our audit committee is expected to consist of Carol J. Johnson, Ong Tiong Sin and Bryan J. Lemmerman, with Ms. Johnson serving as chair of the committee. Our board of directors has determined that Ms. Johnson is independent under the NYSE listing standards and Rule 10A-3 under the Exchange Act and at least a majority of committee members will be independent under such provision within 90 days of the effectiveness of the registration statement, of which this prospectus is a part and all the committee members will be independent under such provisions within one year of the effective date of the registration statement of which this prospectus is a part. Each of the committee members is financially literate within the requirements of the NYSE listing standards and our board of directors has determined that each of Mr. Lemmerman and Ms. Johnson qualifies as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We intend to comply with the independence requirements for all members of the audit committee within the time periods required under the NYSE listing rules and Exchange Act.

        Our audit committee will oversee our accounting and financial reporting process and the audit of our financial statements and assist our board of directors in monitoring our financial systems and legal and regulatory compliance. Our audit committee will be responsible for, among other things:

  •
  appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

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  pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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  reviewing annually a report by our independent registered public accounting firm regarding the independent registered public accounting firm's internal quality control procedures and various issues relating thereto;

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  coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and our independent registered public accounting firm;

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  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  periodically reviewing legal compliance matters, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

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  periodically reviewing our code of business conduct and ethics;

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  establishing policies for the hiring of employees and former employees of our independent registered public accounting firm; and

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  reviewing the audit committee report required by SEC regulations to be included in our annual proxy statement.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Compensation Committee

        Prior to completion of this offering, our compensation committee is expected to consist of Goh Yong Siang, Ong Tiong Sin, and Domenic J. Dell'Osso, Jr., with Mr. Goh serving as chair of the committee. Our board of directors has determined that each of Messrs. Goh, Ong, and Dell'Osso are independent under the NYSE listing standards and Rule 10C-1 of the Exchange Act and that each of Messrs. Goh and Ong qualifies as a "non-employee director" within the meaning of Rule 16b-3(d)(3) under the Exchange Act and as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

        Our compensation committee will be responsible for developing and maintaining our compensation strategies and policies. Our compensation committee will be responsible for, among other things:

  •
  reviewing and approving our overall executive and director compensation philosophy to support our overall business strategy and objectives;

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  reviewing and approving, or as appropriate, recommending to our board of directors for approval, base salary, cash incentive compensation, equity compensation, and severance rights for our executive officers, including our CEO;

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  administering our broad-based equity incentive plans, including the granting of stock awards;

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  preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies;

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  managing such other matters that are specifically delegated to our compensation committee by applicable law or by the board of directors from time to time; and

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  retaining and terminating compensation consultants to assist in the evaluation of our compensation and approving the fees and other retention terms of such compensation consultants.

        The compensation committee will also have the power to investigate any matter brought to its attention within the scope of its duties and authority to retain counsel and advisors at our expense to fulfill its responsibilities and duties.

Nominating and Corporate Governance Committee

        Prior to completion of this offering, our nominating and corporate governance committee is expected to consist of Domenic J. Dell'Osso, Jr., Ong Tiong Sin, and Boon Sim, with Mr. Dell'Osso serving as chair of the committee. Our board of directors has determined that each of Messrs. Dell'Osso, Ong, and Sim is independent as defined by NYSE rules.

        Our nominating and corporate governance committee will oversee and assist our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

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  assessing, developing, and communicating with our board of directors concerning the appropriate criteria for nominating and appointing directors, including the size and composition of the board of directors, corporate governance policies, applicable listing standards, laws, rules and regulations, and other factors considered appropriate by our board of directors;

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  identifying and recommending to our board of directors the director nominees for meetings of our stockholders, or to fill a vacancy on the board of directors, except as set forth in the investors' rights agreements;

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  having sole authority to retain any search firm used to identify director candidates and approve the search firm's fees and other retention terms;

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  assessing and recommending to the board of directors the composition of each of its committees;

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  reviewing, as necessary, any executive officer's request to accept a directorship position with another company;

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  developing, assessing and making recommendations to our board of directors concerning corporate governance matters, including appropriate revisions to our amended and restated certificate of incorporation, amended and restated bylaws, corporate governance guidelines and committee charters;

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  overseeing the management continuity and succession planning process with respect to our officers;

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  overseeing an annual evaluation of our board of directors, its committees, and each director;

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  developing with management and monitoring the process of orienting new directors and continuing education for all directors; and

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  regularly reporting its activities and any recommendations to our board of directors.

        The nominating and corporate governance committee will also have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors at our expense for any matters related to the fulfillment of its responsibilities and duties.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Limitations of Liability and Indemnification of Directors and Officers

        We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws will provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

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  transaction from which the director derives an improper personal benefit;

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  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or redemption of shares; or

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  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our amended and restated certificate of incorporation will include such a provision. Expenses incurred by any director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us, provided such director must repay amounts in excess of the indemnification such director is ultimately entitled to.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Corporate Governance Guidelines

        Our board of directors will adopt corporate governance guidelines in accordance with the rules of the NYSE.

Director Compensation

        We do not pay any compensation to our directors designated by our stockholders pursuant to our amended and restated stockholders agreement. We do reimburse our directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors, in accordance with our general expense reimbursement policies.

        We believe that attracting and retaining qualified non-employee directors will be critical to our future growth. Upon completion of this offering, our independent directors are expected to receive compensation that is comparable to the compensation that is offered to directors of companies that are similar to ours, including equity-based compensation. We expect to reimburse our independent directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors, in accordance with our general expense reimbursement policies.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table summarizes the compensation of our chief executive officer and our two other most highly compensated officers, or the named executive officers, during the years ended December 31, 2016 and 2017.

Name and Principal Position	Year	Salary	Bonus(1)(2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation(3)	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael J. Doss	2017	$750,000	$—	$—	$—	$1,290,000	$—	$—	$2,040,000
Chief Executive Officer	2016	$500,000	$60,000	$—	$—	$—	$—	$—	$560,000
Buddy Petersen	2017	$500,000	$—	$—	$—	$750,000	$—	$—	$1,250,000
Chief Operating Officer	2016	$350,000	$40,000	$—	$—	$—	$—	$—	$390,000
Perry A. Harris	2017	$350,000	$140,000	$—	$—	$441,000	$—	$—	$931,000
Senior Vice President, Commercial	2016	$320,000	$79,000	$—	$—	$—	$—	$—	$399,000

(1)
For 2016, our board of directors approved a cash bonus pool amount to be paid as discretionary bonuses. Our board of directors delegated authority to allocate the bonus pool to our chief executive officer in his sole discretion. These discretionary bonuses were paid in recognition of each of the named executive officers' contributions to the Company's cost reduction initiatives.

(2)
For 2017, includes retention bonus payments of 40% of Mr. Harris' base salary to be paid to Mr. Harris in 2018 for his 2017 service pursuant to the terms of his employment agreement. For 2016, includes retention bonus payments of 20% of Mr. Harris' base salary to be paid to Mr. Harris in 2017 for his 2016 service pursuant to the terms of his employment agreement.

(3)
Represents payments made under the Company's 2017 Short Term Incentive Plan. For additional information, see "—Short Term Incentive Plans—2017 Short Term Incentive Plan."

Employment Agreements

        We have not entered into employment agreements with any of our executive officers, other than Perry Harris. We entered into an employment agreement with Mr. Harris in December 2014 in connection with our acquisition of the assets of J-W Wireline Company.

        Our agreement with Mr. Harris has a term of three years and provides for a base salary of not less than $320,000 per year. Mr. Harris is also eligible to participate in any short-term incentive plan and in any long-term incentive plan with an annual target award percentage under each plan equal to or exceeding 40% of his base salary. Mr. Harris is also subject to non-solicitation, confidentiality and non-compete provisions.

        Mr. Harris is also entitled to retention bonuses equal to 10%, 20% and 40% of his annual base salary set forth in the employment agreement upon his completion of one, two and three years of service, respectively, with the Company and subject to meeting certain performance criteria. Each retention bonus is payable in installments in the calendar year following the applicable service anniversary.

        Additionally, if Mr. Harris' employment is terminated before the end of the term:

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  due to death or disability, he will receive any earned but unpaid compensation, any unpaid short-term incentive plan compensation for the calendar year ending before his termination, a prorated amount of his target short-term incentive plan compensation for the portion of the year he was employed and any earned but unpaid retention bonus;

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  by us without cause or by him for good reason (each as defined in his employment agreement), he will receive any earned but unpaid compensation, his base salary through the one-year anniversary of the termination and the average of his short-term incentive plan compensation paid or payable for the prior three years or the average of his short-term incentive plan compensation for the number of years during which he was eligible to participate in the short-term incentive plan if less than three and any earned but unpaid retention bonus;

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  by us for cause or by him without good reason, he will receive any earned but unpaid compensation and if the termination is by him without good reason and occurs after the third anniversary of the date of the agreement, he will receive any earned but unpaid retention bonus; and

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  by us without cause or by him for good reason within two years after a change of control (as defined in his employment agreement) has occurred, he will receive any earned but unpaid compensation and a lump sum cash payment equal to the sum of (1) his base salary at the highest annual rate in effect on or before his termination and (2) an amount equal to the greater of (a) the average of his short-term incentive compensation paid or payable had he remained employed for the prior three full fiscal years ending before the date of termination, or the average of his short-term incentive plan compensation for the number of years during which he was eligible to participate in the short-term incentive plan if less than three; (b) the short-term incentive plan compensation paid to him for the last full fiscal year of his employment; and (c) his target short-term incentive plan compensation for the fiscal year that includes the date of termination.

        All of the severance payments described above are subject to Mr. Harris' execution of a release of claims and compliance with the non-solicitation, confidentiality and non-compete provisions of the agreement.

Severance Agreements

        We have entered into severance agreements with Messrs. Doss and Petersen that provide for payments to be made to the respective named executive officer in connection with a termination of employment. These agreements have a one-year term and in June 2017, the term of these agreements were extended to May 2018. Each of Messrs. Doss and Petersen is eligible to receive a lump sum equal to 1.5 times his then-current annual base salary as severance following his termination of employment by us without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), subject to his execution of a release of claims and compliance with the non-solicitation, confidentiality and non-compete provisions of the agreement.

        Mr. Harris' employment agreement provides for payment to be made to him in connection with a termination of his employment. For a discussion of the terms of the severance payments, see "—Employment Agreements."

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information regarding outstanding equity awards issued under our 2014 LTIP, before adjusting for our 69.196592:1 reverse stock split, held by each of our named executive officers as of December 31, 2017.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)
Michael J. Doss	880,207	$209,886
Buddy Petersen	—	—
Perry A. Harris	133,332	$31,793

(1)
The market value is based upon the assumed initial public offering price of $16.50 per share, the midpoint of the price range set forth on the cover page of this prospectus.

(2)
The restricted stock units will vest immediately before effectiveness of the registration statement, of which this prospectus is a part, and will be settled in cash.

2014 Long-Term Incentive Plan

        In March 2014, our board of directors adopted, and our stockholders approved, the 2014 LTIP. The purposes of the 2014 LTIP are to provide an additional incentive to selected employees whose contributions are essential to the growth and success of our business in order to strengthen the commitment of employees to us, motivate employees to faithfully and diligently perform their responsibilities, and attract and retain competent and dedicated persons whose efforts will result in our long-term growth and profitability. The 2014 LTIP provides for grants of restricted stock units, and restricted stock under a CEO discretionary pool, to employee participants.

        Shares Available.    The maximum number of shares of our common stock that may be issued under the 2014 LTIP, before adjusting for our 69.196592:1 reverse stock split, is 55,025,000. Under the 2014 LTIP, 55,000,000 shares were available for issuance as restricted stock units and 25,000 were available for issuance as restricted stock or restricted stock units at the discretion of the CEO. The shares under the 2014 LTIP are subject to adjustment in the event of, among other things, a merger, recapitalization, reorganization, spin-off, spin-out, special dividend, stock split, combination or exchange of shares or other change in corporate structure affecting our common stock.

        Eligibility.    Any employee of the Company or its affiliates selected by the administrator in his or its sole discretion is eligible to participate in the 2014 LTIP.

        Administration.    The Compensation Committee administers the 2014 LTIP, except that the CEO administers the 2014 LTIP with respect to awards granted under the CEO discretionary pool. The administrator has broad discretion to administer the 2014 LTIP, including the power to determine to whom and when awards will be granted, to determine the amount of awards, to determine the terms and conditions, not inconsistent with the terms of the 2014 LTIP of each award granted, to determine the effect, if any of employment, severance and other agreements on the awards, to determine fair market value of the awards, to adopt, alter and repeal administrative practices governing the 2014 LTIP, to construe and interpret the terms and provisions of the 2014 LTIP and to execute all other responsibilities permitted or required under the 2014 LTIP. The 2014 LTIP will be administered in accordance with, to the extent applicable, Rule 16b-3 under the Exchange Act.

        Restricted Stock Awards.    A restricted stock award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability and any other restrictions determined by the administrator. Except as otherwise provided under the terms of the 2014 LTIP or an award agreement, the holder of a restricted stock award under the 2014 LTIP will generally have rights as a stockholder, including the right to vote or to receive dividends. Unless otherwise determined by the administrator, a restricted stock award will be forfeited and reacquired by us upon termination of employment. Common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

        Restricted Stock Units.    Restricted stock units are rights to receive common stock, cash or a combination of common stock and cash at the end of a specified period as determined by the administrator. Restricted stock units may be subject to restrictions, including a risk of forfeiture and conditions, as determined by the administrator. Unless otherwise determined by the administrator, restricted stock units will be forfeited upon termination of a participant's employment. The holder of a restricted stock unit award under the 2014 LTIP does not have rights as a stockholder.

        Immediately before effectiveness of the registration statement, of which this prospectus is a part, the restricted stock units will vest and will be subsequently settled in cash. Upon completion of this offering, the 2014 LTIP will be terminated and no further awards will be made under the 2014 LTIP.

Short Term Incentive Plans

2017 Short Term Incentive Plan

        In December 2016, our board of directors approved the 2017 short-term incentive plan, or 2017 STIP, to motivate employees to drive outstanding company performance, provide flexibility given the uncertain business environment and improve employee retention. The named executive officers are eligible to participate.

        The 2017 incentives were based on the achievement of:

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  Financial targets for Adjusted EBITDA;

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  Safety performance as measured by our total recordable incident rate, or TRIR; and

  •
  Department key performance indicators, or KPIs.

        The 2017 STIP provided for a target award equal to: 100% of base salary for Mr. Doss, 80% of base salary for Mr. Petersen and 60% of base salary for Mr. Harris. The payout under the 2017 STIP was based 55% on the financial target, 20% on the safety target and 25% on KPI. The Compensation Committee set targets for each quarter of 2017. The incentives were contingent upon the minimum threshold being achieved. Under the 2017 STIP, the formula for determining the potential payout percentage for a named executive officer's financial target, was: (Actual Adjusted EBITDA–Minimum Threshold) / (Financial Goal–Minimum Threshold). If the financial goal was achieved, the payout percentage would be 100%. If the financial goal was exceeded, the payout percentage could reach a maximum of 200%.

        The following targets were set each quarter:

	First Quarter 2017	Second Quarter 2017	Third Quarter 2017	Fourth Quarter 2017
Minimum Threshold (Adjusted EBITDA)	$3.0 million	$35 million	$75 million	$100 million
Financial Goal (Adjusted EBITDA)	$10.0 million	$55 million	$95 million	$115 million
Safety Goal (TRIR on a rolling 12-month basis)	0.50 or better	0.50 or better	0.50 or better	0.50 or better

        KPIs were set by the named executive officer's manager or the board of directors for Mr. Doss. 2017 STIP awards are paid out subsequent to the quarter for which the performance measures relate.

2016 Short-Term Incentive Plan

        In December 2015, our board of directors approved the 2016 short-term incentive plan, or 2016 STIP, to motivate employees to drive outstanding company performance, provide flexibility given the uncertain business environment and enhance employee retention. The named executive officers were eligible to participate.

        The 2016 incentives were based on the achievement of:

  •
  Financial targets for Adjusted EBITDA less capital expenditures;

  •
  Safety performance as measured by our TRIR; and

  •
  Department KPIs and individual performance.

        Each named executive officer had a target award calculated as a percentage of his base salary, depending on his position. The payout under the 2016 STIP was based 65% on the financial target, 10% on the safety target and 25% on KPI and individual performance. The Compensation Committee set the financial and KPI targets for the first quarter of 2016. The incentives were contingent upon the minimum financial targets being achieved. The Company did not achieve the minimum financial target in the first quarter of 2016. As a result, no payouts were made for the first quarter of 2016. After the first quarter of 2016, the Compensation Committee did not set financial and KPI targets and no one was eligible to receive an award under the 2016 STIP.

2018 Equity and Incentive Compensation Plan.

        Prior to the completion of this offering, our board of directors and stockholders will adopt the 2018 Plan. The material terms of the 2018 Plan are as follows:

        Purpose.    The purpose of the 2018 Plan is to attract and retain officers, employees, directors, consultants and other key personnel and to provide those persons incentives and awards for performance.

        Administration; Effectiveness.    The 2018 Plan will generally be administered by the compensation committee of our board of directors. The compensation committee has the authority to determine eligible participants in the 2018 Plan, and to interpret and make determinations under the 2018 Plan. Any interpretation or determination by the compensation committee under the 2018 Plan will be final and conclusive. The compensation committee may delegate all or any part of its authority under the 2018 Plan to any subcommittee thereof, and may delegate its administrative duties or powers to one or more of our officers, agents or advisors. The 2018 Plan will be effective prior to the completion of this offering.

        Shares Available for Awards under the 2018 Plan.    Subject to adjustment as described in the 2018 Plan, the number of shares of our common stock available for awards under the 2018 Plan shall be, 2,823,095, plus any shares of our common stock that become available under the 2018 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, or the Available Shares, with such shares subject to adjustment to reflect any split or combination of our common stock. The Available Shares may be shares of original issuance, treasury shares or a combination of the foregoing.

        The 2018 Plan also contains the following customary limits: (1) calendar year limits relating to the grant of stock options and stock appreciation rights and for restricted stock, restricted stock units, performance shares and/or other stock-based awards that are performance-based awards intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the

Code, or Qualified Performance-Based Awards and; (2) limits on the aggregate maximum value that a participant may receive in respect of an award of performance units and/or other awards payable in cash that are Qualified Performance-Based Awards, or a cash incentive award that is a Qualified Performance-Based Award in any calendar year.

        Share Counting.    The aggregate number of shares of our common stock available for award under the 2018 Plan will be reduced by one share of our common stock for every one share of our common stock subject to an award granted under the 2018 Plan.

        The following shares of our common stock will be added (or added back, as applicable) to the aggregate number of shares of our common stock available under the 2018 Plan: (1) shares subject to an award that is cancelled or forfeited, expires or is settled for cash (in whole or in part); (2) shares of our common stock withheld by us in payment of the exercise price of a stock option granted under the 2018 Plan; (3) shares of our common stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2018 Plan; (4) shares of our common stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation; provided, however, that with respect to restricted stock, this provision will only be in effect until the ten-year anniversary of the date the 2018 Plan is approved by our stockholders, and (5) shares of our common stock subject to an appreciation right granted under the 2018 Plan that are not actually issued in connection with the settlement of such appreciation right. In addition, if under the 2018 Plan a participant has elected to give up the right to receive compensation in exchange for shares of our common stock based on fair market value, such shares of our common stock will not count against the aggregate number of shares of our common stock available under the 2018 Plan.

        Shares of our common stock issued or transferred pursuant to awards granted under the 2018 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, or substitute awards, will not count against, nor otherwise be taken into account in respect of, the share limits under the 2018 Plan. Additionally, shares of common stock available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2018 Plan, but will not count against, nor otherwise be taken into account in respect of, the share limits under the 2018 Plan.

        Types of Awards Under the 2018 Plan.    Pursuant to the 2018 Plan, we may grant restricted stock units, restricted stock, stock options (including incentive stock options as defined in Section 422 of the Code, or Incentive Stock Options), appreciation rights, cash incentive awards, performance shares, performance units, and certain other awards based on or related to shares of our common stock.

        Each grant of an award under the 2018 Plan will be evidenced by an award agreement or agreements, which will contain such terms and provisions as the compensation committee may determine, consistent with the 2018 Plan. Those terms and provisions include the number of our shares of our common stock subject to each award, vesting terms and provisions that apply upon events such as retirement, death or disability of the participant or in the event of a change in control. A brief description of the types of awards which may be granted under the 2018 Plan is set forth below.

        Restricted Stock Units.    Restricted stock units awarded under the 2018 Plan constitute an agreement by us to deliver shares of our common stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the compensation committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our common stock on the date of grant. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of our common stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the compensation committee. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, shares of our common stock, or a combination of the two.

        Restricted Stock.    Restricted stock constitutes an immediate transfer of the ownership of shares of our common stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the compensation committee for a period of time determined by the compensation committee or until certain management objectives specified by the compensation committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of our common stock on the date of grant.

        Any grant of restricted stock may specify the treatment of dividends or distributions paid on restricted stock that remains subject to a substantial risk of forfeiture.

        Stock Options.    Stock options granted under the 2018 Plan may be either Incentive Stock Option or non-qualified stock options Incentive Stock Options. Except with respect to substitute awards, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of our common stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.

        Each grant will specify the form of consideration to be paid in satisfaction of the exercise price.

        Appreciation Rights.    The 2018 Plan provides for the grant of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the compensation committee may determine, of the spread between the base price and the value of shares of our common stock on the date of exercise.

        An appreciation right may be paid in cash, shares of our common stock or any combination thereof. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a common share on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

        Cash Incentive Awards, Performance Shares, and Performance Units.    Performance shares, performance units and cash incentive awards may also be granted to participants under the 2018 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of our common stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the compensation committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

        These awards, when granted under the 2018 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the compensation committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, shares of our common stock, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of our common stock.

        Other Awards.    The compensation committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares of our common stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance of specified subsidiaries, affiliates or other business units or any other factors designated by the compensation committee, and awards valued by reference to the book value of the shares of our common stock or the value of securities of, or the performance of our subsidiaries, affiliates or other business units.

        Adjustments; Corporate Transactions.    The compensation committee will make or provide for such adjustments in the: (1) number of shares of our common stock covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the 2018 Plan; (2) if applicable, number of shares of our common stock covered by other awards granted pursuant to the 2018 Plan; (3) exercise price or base price provided in outstanding stock options and appreciation rights; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the compensation committee determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in our capital structure, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

        In the event of any such transaction or event, or in the event of a change in control (as defined in the 2018 Plan), the compensation committee may provide in substitution for any or all outstanding awards under the 2018 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control, the compensation committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The compensation committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the 2018 Plan and the share limits of the 2018 Plan as the compensation committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of our common stock that may be issued upon exercise of Incentive Stock Options will be made only if, and to the extent, such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

        Transferability of Award.    Except as otherwise provided by the compensation committee, no stock option, appreciation right, restricted share, restricted stock unit, performance share, performance unit, cash incentive award, other award or dividend equivalents paid with respect to awards made under the 2018 Plan may be transferred by a participant.

        Amendment and Termination of the 2018 Plan.    Our board of directors generally may amend the 2018 Plan from time to time, in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2018 Plan, (2) would materially increase the number of shares of our common stock which may be issued under the 2018 Plan, (3) would materially modify the requirements for participation in the 2018 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

        Our board of directors may, in its discretion, terminate the 2018 Plan at any time. Termination of the 2018 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2018 Plan more than ten years after the effective date of the 2018 Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the 2018 Plan.

        Grants of Awards.    Upon the completion of this offering, our board of directors will grant substantially all of the shares reserved for issuance under the 2018 Plan as restricted stock units to our employees. Of the restricted stock units granted upon completion of this offering, our named executive officers will receive the following:

Name	Number of Restricted Stock Units	Percent of Plan Shares to be Granted Upon IPO
Michael J. Doss	500,000	17.7%
Buddy Petersen	450,000	15.9%
Perry A. Harris	250,000	8.9%

        The restricted stock units will be settled in shares of our common stock subject to the discretion of the compensation committee to settle the restricted stock units in cash.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The following is a summary of transactions that occurred on or were in effect after January 1, 2015 that we have been a party and which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Recapitalization of Convertible Preferred Stock

        Our stockholders have agreed that upon filing our amended and restated certificate of incorporation that our convertible preferred stock will be recapitalized into 39,450,826.48 shares of common stock, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Any change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Following the reverse stock split and recapitalization, fractional shares will be paid out in cash.

Transactions with Chesapeake

        Chesapeake is one of our largest stockholders and is a wholly owned subsidiary of one of our customers, Chesapeake Parent. We recognized revenue from Chesapeake Parent for well-completion services in the amount of $32.1 million and $2.5 million for the years ended December 31, 2015 and 2016, respectively, and $101.3 million for the nine months ended September 30, 2017.

        We are party to a master service agreement dated July 9, 2012, and a master commercial agreement dated December 24, 2016, with subsidiaries of Chesapeake Parent. These agreements govern the performance of services and the supply of materials or equipment to Chesapeake Parent, the specific terms of which are addressed in subsequent written purchase or work orders. These agreements contain standard terms and provisions, including insurance requirements and confidentiality obligations and allocates certain operational risks through indemnity provisions.

Stockholders Agreement

        In September 2012, we entered into an amended and restated stockholders agreement with Maju, Senja, Chesapeake, and other stockholders party thereto, as amended in November 2012, April 2014, June 2015, November 2015 and September 2016. The amended and restated stockholders agreement contains agreements among our stockholders regarding, among other things, transfer restrictions, tag along rights, drag along rights, right of first offer, preemptive rights and director nomination and information rights. Prior to completion of this offering, we will terminate the amended and restated stockholders agreement.

Investors' Rights Agreements

        Prior to completion of this offering, we will enter into an investors' rights agreement with Maju and Chesapeake, pursuant to which we will be required to take all necessary action for individuals designated by Maju and Chesapeake to be included in the slate of nominees recommended by the board of directors for election by our stockholders. Under the investors' rights agreement, each of Maju and Chesapeake will have the right to nominate (1) two directors so long as it beneficially owns at least 15% of our then-outstanding shares of capital stock or (2) one director so long as it beneficially owns at least 5% but less than 15% of our then-outstanding shares of capital stock. The investors' rights agreement will also provide that so long as Maju or Chesapeake beneficially owns at least 5% of our then-outstanding shares of capital stock, it may elect to designate one non-voting observer to attend all meetings of the board of directors and committees of the board of directors. The investors'

rights agreement also provides Maju or Chesapeake with certain information rights for so long as it beneficially owns at least 5% of our then-outstanding shares of common stock. Each of Maju and Chesapeake have agreed to take all reasonable actions, including voting or providing a consent or proxy, to ensure the election of their respective nominees and other terms of the investors' rights agreement.

        Under the investors' rights agreement, Maju and Chesapeake may designate its nominee director to be a member of each committee, subject to compliance with applicable stock exchange requirements. The investors' rights agreement restricts our ability to adopt a shareholder rights plan and similar arrangements or to become subject to the provisions of Section 203 of the DGCL without the consent of Maju and Chesapeake. The agreement also grants other consent rights to Maju and Chesapeake, including for charter and bylaw provisions inconsistent with the investors' rights agreement.

        The investors' rights agreement with Maju and Chesapeake will provide that (1) we renounce any interest in any business opportunities of Chesapeake and Maju, their affiliates and directors nominated by them, and that none of the foregoing have any obligation to offer or present us those opportunities or any related information or to use any information regarding other or competing business for us, (2) we acknowledge our prior and future agreements and transactions with Chesapeake and its affiliates and (3) we waive any claims or recourse relating to the foregoing matters.

        Prior to completion of this offering, we will also enter into an investors' rights agreement with Senja and Hampton, pursuant to which, we will be required to take all necessary action for the individual collectively designated by Senja and Hampton to be included in the slate of nominees recommended by the board of directors for election by our stockholders. Under the investors' rights agreement, Senja and Hampton will have the right to nominate one director so long as they collectively with their affiliates own at least 5% of our then-outstanding shares of capital stock. The investors' rights agreement will also provide that so long as Senja and Hampton collectively with their affiliates own at least 5% of our then-outstanding shares of capital stock, they may elect to designate one non-voting observer to attend all meetings of the board of directors and committees of the board of directors. The investors' rights agreement also provides Senja and Hampton with certain information rights for so long as they collectively with their affiliates own at least 5% of our then-outstanding shares of capital stock. The agreement will also grant other rights to Senja and Hampton, including consent rights for charter and bylaw provisions inconsistent with the investors' rights agreement.

        The investors' rights agreement with Senja and Hampton will provide that (1) we renounce any interest in any business opportunities of Senja and Hampton, their affiliates and directors nominated by them, and that none of the foregoing have any obligation to offer or present us those opportunities or any related information or to use any information regarding other or competing business for us and (2) we waive any claims or recourse relating to the foregoing matters.

        Senja is wholly owned by RRJ Capital Master Fund I, L.P. RRJ is the general partner of RRJ Capital Master Fund I, L.P. RRJ's board of directors, which consists of Ong Tiong Sin, Ong Tiong Boon, Eddie Teh Ewe Guan, Rizal Bin Ishak and Kim Young So, exercises voting and investment power over our shares held by Senja. Further, Mr. Ong, Senja's board designee on our board of directors is also the sole shareholder and sole director of Hampton. See "Principal and Selling Stockholders" for details of Maju, Chesapeake, Senja and Hampton.

Registration Rights Agreement

        Prior to completion of this offering, we will enter into a registration rights agreement with Maju, Chesapeake, Senja and Hampton. Under the terms of the registration rights agreement, the parties may request registration, or a demand registration, of all or a portion of their common stock, or Registrable Shares, under the Securities Act. We will not be obligated to effectuate more than four demand registrations for each of Maju and Chesapeake, and more than four demand registrations for Senja and

Hampton collectively. Any demand registration must be for an anticipated aggregate offering price of at least $50.0 million. In addition, in the event we register additional shares of common stock for sale to the public following the completion of this offering, we will be required to give notice of the registration to the parties to the registration rights agreement and, subject to certain limitations, include shares of common stock held by them in the registration. The agreement includes customary indemnification and contribution provisions in favor of the parties to the agreement against certain losses and liabilities arising out of or based upon any filing or other disclosure made by us under securities laws relating to such registration. In addition, each stockholder that has registration rights pursuant to this agreement will agree not to sell, otherwise dispose of any securities, or exercise registration rights without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain customary exceptions, terms and conditions. We will generally pay all registration expenses in connection with our registration obligations. See "Underwriting" for additional information regarding such restrictions.

Procedures for Approval of Related Party Transactions

        Following the completion of this offering, pursuant to our amended and restated audit committee charter, our audit committee will have the primary responsibility for reviewing and approving or disapproving "related-party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon the completion of this offering, our policy regarding transactions between us and related persons will provide that the definition of a related person will include, among others, a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any of their immediate family members.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth the beneficial ownership of our shares of common stock as of January 8, 2018 by:

    •
    the selling stockholder;

    •
    each person known to us to be the beneficial owner of more than 5% of our shares of common stock;

    •
    each of our named executive officers;

    •
    each of our directors and director nominee; and

    •
    all of our executive officers and directors as a group.

        We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

        We have based percentage ownership of our common stock prior to this offering on 91,280,087 shares of our common stock outstanding as of January 8, 2018 after (1) giving effect to a 69.196592:1 reverse stock split, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus and (2) the recapitalization of all outstanding shares of our convertible preferred stock into issued and outstanding common stock. Any change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Following the reverse stock split and recapitalization, fractional shares will be paid out in cash. Percentage ownership of our common stock after this offering assumes the sale by us of 15,151,516 shares of common stock in this offering. Percentage ownership after this offering if the underwriters' option to purchase additional shares is exercised in full assumes the sale by us of 2,925,000 shares of our common stock.

        Unless otherwise noted, the address of each beneficial owner listed on the table below is c/o FTS International, Inc. 777 Main Street, Suite 2900, Fort Worth, Texas 76102. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The statements concerning voting and investment power included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such shares of common stock.

        The table does not reflect any shares of common stock that 5% stockholders, directors and executive officers may purchase through the directed share program or otherwise through a directed allocation of shares in this offering.

	Shares Beneficially Owned Prior to this Offering		Shares Beneficially Owned After this Offering		Shares Beneficially Owned After this Offering if the Underwriters' Option to Purchase Additional Shares is Exercised in Full
Name of Beneficial Owner	Number	%	Number	%	Number	%
Selling Stockholder and other 5% Stockholders:
Maju Investments (Mauritius) Pte Ltd(1)(2)	41,666,542	45.6%	41,666,542	39.1%	41,666,542	38.1%
CHK Energy Holdings, Inc.(2)(3)†	26,344,594	28.9%	21,996,110	20.7%	21,996,110	20.1%
Senja Capital Ltd(4)(5)(6)	11,920,874	13.1%	11,920,874	11.2%	11,920,874	10.9%
Hampton Asset Holding Ltd.(5)(7)(8)	884,241	1.0%	884,241	*	884,241	*
Named Executive Officers, Directors and Director Nominee:
Michael J. Doss	—	—	—	—	—	—
Buddy Petersen	—	—	—	—	—	—
Perry A. Harris	—	—	—	—	—	—
Goh Yong Siang	—	—	—	—	—	—
Domenic J. Dell'Osso, Jr.(9)	—	—	—	—	—	—
Bryan J. Lemmerman(9)	—	—	—	—	—	—
Ong Tiong Sin(10)	12,805,115	14.0%	12,805,115	12.0%	12,805,115	11.7%
Boon Sim	—	—	—	—	—	—
Carol J. Johnson	—	—	—	—	—	—
All executive officers and current directors as a group (12 persons)	12,805,115	14.0%	12,805,115	12.0%	12,805,115	11.7%

*
Less than 1%

†
CHK Energy Holdings, Inc., as the selling stockholder, is selling 4,348,484 shares of our common stock in this offering.

(1)
Maju Investments (Mauritius) Pte Ltd is wholly owned by Fullerton Fund Investments Pte Ltd, which is wholly owned by Temasek. The business address of Maju Investments (Mauritius) Pte Ltd is c/o SGG Corporate Services (Mauritius) Ltd, 33, Edith Cavell Street, Port Louis, 11324, Republic of Mauritius.

(2)
Prior to completion of this offering, we will enter into an investors' rights agreement with Maju and Chesapeake. Pursuant to the investors' rights agreement, Maju and Chesapeake may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) of the Exchange Act. Such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of January 8, 2018 be deemed to beneficially own an aggregate of 68,011,136 shares (74.5%) of our capital stock. Each stockholder party to the investors' rights agreement disclaims beneficial ownership of any shares of our common stock owned by the other stockholder party to the agreement.

(3)
CHK Energy Holdings, Inc. is a subsidiary of Chesapeake Energy Corporation. The business address of CHK Energy Holdings, Inc. is 6100 N. Western Avenue, Oklahoma City, Oklahoma 73118.

(4)
Senja Capital Ltd is wholly owned by RRJ Capital Master Fund I, L.P., the general partner of which is RRJ Capital Limited. The business address of Senja Capital Ltd is CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola, British Virgin Islands.

(5)
Prior to completion of this offering, we will enter into an investors' rights agreement with Senja and Hampton. Pursuant to the investors' rights agreement, Senja and Hampton may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) of the Exchange Act. Such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of January 8, 2018 be deemed to beneficially own an aggregate of 12,805,115 shares (14.0%) of our capital stock. Each stockholder party to the investors' rights agreement disclaims beneficial ownership of any shares of our common stock owned by the other stockholder party to the agreement.

(6)
RRJ Capital Limited's board of directors, consisting of Ong Tiong Sin, Ong Tiong Boon, Eddie Teh Ewe Guan, Rizal Bin Ishak and Kim Young So, exercises voting and investment power over these shares.

(7)
Hampton Asset Holding Ltd. is wholly owned by Ong Tiong Sin. The business address of Hampton Asset Holding Ltd. is CCS Trustees Limited, 263 Main Street, P.O. Box 2196, Road Town, Tortola British Virgin Islands.

(8)
Ong Tiong Sin, sole shareholder and sole director of Hampton Asset Holding Ltd., has sole voting and investment power over these shares.

(9)
Mr. Dell'Osso is the Executive Vice President and Chief Financial Officer of Chesapeake Parent, and Mr. Lemmerman is the Vice President—Business Development at Chesapeake Parent.

(10)
Mr. Ong is the founder and Chief Executive Officer of RRJ Capital Limited, and sole shareholder and sole director of Hampton Asset Holding Ltd., and disclaims beneficial ownership of any shares owned directly or indirectly by Senja Capital Ltd, except to the extent of his pecuniary interest therein. As such, the shares attributed to Mr. Ong represent a sum of the shares beneficially owned by Senja Capital Ltd and Hampton Asset Holding Ltd.

        The selling stockholder in this offering is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

 DESCRIPTION OF CAPITAL STOCK

        The following description summarizes certain important terms of our capital stock, as they are expected to be in effect prior to the completion of this offering. We will adopt an amended and restated certificate of incorporation and amended and restated bylaws that will become effective prior to the completion of this offering, and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws, the registration rights agreement and investors' rights agreements, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Convertible Preferred Stock Recapitalization

        Upon filing our amended and restated certificate of incorporation, a number of shares of our convertible preferred stock will convert into common stock at the rate of 157.06839 shares of common stock per each share of convertible preferred stock. All remaining shares of convertible preferred stock will be cancelled. We refer to this conversion and the cancelation together as the recapitalization of the convertible preferred stock. The conversion rate of the convertible preferred stock and shares to be canceled were calculated so that following the recapitalization stockholders that did not own convertible preferred stock would own 7% of our common stock prior to this offering. All preferred stockholders will share equally in the economic consequences of adjusting the convertible preferred stock through the recapitalization so that stockholders that did not own convertible preferred stock would own at least 3.75% of our common stock prior to this offering. In addition, Maju and Chesapeake are bearing all of the economic consequences of further adjustments to the convertible preferred stock so that an additional 3.25% of our common stock immediately prior to this offering is held by stockholders that do not own convertible preferred stock. The calculations applied in the recapitalization of our convertible preferred stock assumes an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus. Any change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%.

Post-Offering Capital Structure

        Immediately following the completion of this offering, our authorized capital stock will consist of 345,000,000 shares, $0.01 par value per share, of which:

  •
  320,000,000 shares are designated as common stock; and

  •
  25,000,000 shares are designated as preferred stock.

        Our board of directors is authorized to issue additional shares of our capital stock without stockholder approval, except as required by the NYSE listing standards.

Common Stock

        Voting Rights.    The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation will not provide for cumulative voting in connection with the election of directors and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of a majority of the shares of common stock issued and outstanding constitute a quorum at all meetings of stockholders for the transaction of business.

        Dividends.    The holders of our common stock are entitled to dividends if, as and when declared by our board of directors, from legally available funds, subject to certain contractual limitations on our ability to declare and pay dividends. See "Dividend Policy."

        Other Rights.    Upon the consummation of this offering, no holder of our common stock will have any preemptive right to subscribe for any shares of our capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any.

Preferred Stock

        Upon completion of this offering, our board of directors will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then-outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

        Prior to completion of this offering, we will enter into a registration rights agreement with Maju, Chesapeake, Senja and Hampton. Under the terms of the registration rights agreement, the parties may demand registration of their Registrable Shares under the Securities Act. We will not be obligated to effectuate more than four demand registrations for each of Maju and Chesapeake, and four demand registrations for Senja and Hampton collectively. Any demand registration must be for an anticipated aggregate offering price of at least $50.0 million. In addition, in the event we register additional shares of common stock for sale to the public following the completion of this offering, we will be required to give notice of the registration to the parties to the registration rights agreement and, subject to certain limitations, include shares of common stock held by them in the registration. The agreement includes customary indemnification and contribution provisions in favor of the parties to the agreement against certain losses and liabilities arising out of or based upon any filing or other disclosure made by us under securities laws relating to such registration. In addition, each stockholder that has registration rights pursuant to this agreement will agree not to sell, otherwise dispose of any securities, or exercise registration rights without the prior written consent of the underwriters for a period of 180 days after the date of this prospectus, subject to certain customary exceptions, terms and conditions. We will generally pay all registration expenses in connection with our registration obligations. See "Shares Eligible for Future Sale—Registration Rights" for additional information regarding such restrictions. All of our existing convertible preferred stock will be recapitalized into shares of our common stock prior to the closing of this offering. For additional information regarding the recapitalization of our convertible preferred stock, see "—Convertible Preferred Stock Recapitalization."

Anti-takeover Effects of Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

  •
  provide that our board of directors is classified into three classes of directors;

  •
  provide that stockholders may, except as set forth in the investors' rights agreements, which we will enter into with Maju, Chesapeake, Senja and Hampton prior to the completion of this offering, remove directors only for cause and only with the approval of holders of at least 66 2/3% of our then-outstanding capital stock;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, except, at any time Maju, Chesapeake, Senja and Hampton have the right to nominate a director under their respective investors' rights agreement, any vacancy resulting from the death, disability, retirement, resignation, or removal, of a director nominated by these stockholders will be filled by the applicable nominating stockholder;

  •
  provide that our stockholders may not take action by written consent, and may only take action at annual or special meetings of our stockholders;

  •
  provide that stockholders, other than Maju, Chesapeake, Senja and Hampton, seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  restrict the forum for certain litigation against us to Delaware;

  •
  not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election);

  •
  provide that special meetings of our stockholders may be called only by (1) the Chairman of the board of directors, (2) our CEO, (3) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or (4) stockholders with at least 25% of our then-outstanding capital stock;

  •
  provide that, except as set forth in the investors' rights agreements, stockholders will be permitted to amend our amended and restated bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

  •
  provide that, except as set forth in the investors' rights agreements, certain provisions of our amended and restated certificate of incorporation may only be amended upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class.

        Further, we intend to opt out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3 of our outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, "voting stock" has the meaning given to it in Section 203 of the DGCL. Our amended and restated certificate of incorporation will provide that Maju and Chesapeake and their affiliates and any of their direct or indirect transferees and any group as to which such persons are a party, do not constitute "interested stockholders" for purposes of this provision.

        Under certain circumstances, this provision will make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

        Unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

Listing

        After pricing of this offering, we expect that our shares will trade on the NYSE under the symbol "FTSI."

DESCRIPTION OF INDEBTEDNESS

        A description of our Term Loan, 2022 Notes and 2020 Notes is set forth below.

Term Loan

        In April 2014, we entered into a Term Loan in the initial principal amount of $550,000,000 and related security agreements with a syndicate of financial institutions as lenders and Wells Fargo Bank, N.A., as administrative agent. Borrowings under our Term Loan will mature on April 16, 2021. The Term Loan also permits, upon terms and subject to conditions set forth therein, the incurrence of additional term loans on an uncommitted basis in an aggregate principal amount not to exceed the sum of $300 million plus an unlimited amount of term loans that would not cause the pro forma senior secured net leverage ratio (as defined therein) to exceed 4.00 to 1.00.

        The Term Loan is guaranteed, subject to certain exceptions, by our current and future wholly owned domestic restricted subsidiaries (other than foreign subsidiary holding companies), and by any restricted subsidiary of ours that is not already a guarantor that guarantees or becomes an obligor on any other indebtedness of ours or a guarantor in an amount exceeding $5 million.

        Our obligations under our Term Loan are secured by (a) a first priority security interest in and lien in 100% of the existing and after acquired stock of our domestic subsidiaries (other than foreign subsidiary holding companies) and 65% of the existing and after acquired voting stock and 100% of the existing and acquired non-voting stock of our first-tier foreign subsidiaries and foreign subsidiary holding companies, or the Term Loan/2022 Notes Collateral, and (b) a second priority security interest in the 2020 Notes Collateral, as described below, in each case subject to permitted liens and certain exceptions. The security interests securing the Term Loan rank pari passu with the security interests securing the 2022 Notes. The Term Loan is effectively senior in right of payment to our existing and future indebtedness, including the 2020 Notes, that is secured by a lower priority lien on the Term Loan/2022 Notes Collateral securing the Term Loan, to the extent of the value of such assets, and equal in right of payment thereafter and effectively junior in right of payment to our existing and future indebtedness, including the 2020 Notes, that is secured by a higher priority lien on the 2020 Notes Collateral securing the 2020 Notes or by a lien on assets not constituting collateral for the Term Loan, to the extent of the value of such assets, and equal in right of payment thereafter.

        Our Term Loan bears interest at a rate per annum equal to either a base rate or LIBOR, at our option, plus, in each case, an applicable margin. Loans under the Term Loan amortize in equal quarterly installments in an annual amount of 1% of the original principal amount, with the balance due upon final maturity.

        Our Term Loan contains a number of covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to grant liens, engage in mergers, sell assets, incur debt, make restricted payments and undertake transactions with affiliates.

2022 Notes

        In April 2014, we issued $500,000,000 in aggregate principal amount of 6.250% senior secured notes pursuant to an indenture between the Company, the guarantors thereto and US Bank National Association, as trustee. The 2022 Notes mature on May 1, 2022.

        Our 2022 Notes are guaranteed, subject to certain exceptions, by our current and future wholly owned domestic restricted subsidiaries (other than foreign subsidiary holding companies), and by any restricted subsidiary of ours that is not already a guarantor that guarantees or becomes an obligor on any other indebtedness of ours or a guarantor in an amount exceeding $5 million.

        The 2022 Notes are secured by (a) a first priority security interest in the Term Loan/2022 Notes Collateral and (b) a second priority security interest in the 2020 Notes Collateral, in each case subject to permitted liens and certain exceptions. The security interests securing the 2022 Notes rank pari passu with the security interests securing our Term Loan. The 2022 Notes are effectively senior in right of payment to our existing and future indebtedness, including the 2020 Notes, that is secured by a lower priority lien on the Term Loan/2022 Notes Collateral securing the 2022 Notes, to the extent of the value of such assets, and equal in right of payment thereafter and effectively junior in right of payment to our existing and future indebtedness, including the 2020 Notes, that is secured by a higher priority lien on the 2020 Notes Collateral securing the 2020 Notes or by a lien on assets not constituting collateral for the 2022 Notes, to the extent of the value of such assets, and equal in right of payment thereafter.

        Interest on the 2022 Notes accrues at a rate of 6.250% per annum. Interest on the 2022 Notes is payable semi annually in cash in arrears on May 1 and November 1 of each year.

        The indenture governing our 2022 Notes contains a number of covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to grant liens, engage in mergers, sell assets, incur debt, make restricted payments and undertake transactions with affiliates.

2020 Notes

        In June 2015, we issued $350,000,000 in aggregate principal amount of senior secured floating rate notes pursuant to an indenture between the Company, the guarantors thereto and US Bank National Association, as trustee. The 2020 Notes mature on June 15, 2020.

        Our 2020 Notes are guaranteed, subject to certain exceptions, by our current and future wholly owned domestic restricted subsidiaries (other than foreign subsidiary holding companies), and by any restricted subsidiary of ours that is not already a guarantor that guarantees or becomes an obligor on any other indebtedness of ours or a guarantor in an amount exceeding $5 million.

        The 2020 Notes are secured by (a) a first priority security interest in our and our guarantors' accounts receivable, inventory, deposit accounts, cash and related assets and fracturing, fleet and certain other equipment, or the 2020 Notes Collateral and (b) a second priority security interest in the Term Loan/2022 Notes Collateral, in each case subject to permitted liens and certain exceptions. The 2020 Notes are effectively senior in right of payment to our existing and future indebtedness, including the Term Loan and 2022 Notes, that is secured by a lower priority lien on the 2020 Notes Collateral securing the 2020 Notes, to the extent of the value of such assets, and equal in right of payment thereafter and effectively junior in right of payment to our existing and future indebtedness, including the Term Loan and 2022 Notes, that is secured by a higher priority lien on the Term Loan/2022 Notes Collateral securing the Term Loan and 2022 Notes or by a lien on assets not constituting collateral for the 2020 Notes, to the extent of the value of such assets, and equal in right of payment thereafter.

        Interest on the 2020 Notes accrues at a rate of LIBOR plus a margin of 7.500% per annum. Interest on the 2020 Notes is payable quarterly, in cash in arrears, on March 15, June 15, September 15 and December 15 of each year.

        The indenture governing our 2020 Notes contains a number of covenants that, among other things, restrict our ability and the ability of our restricted subsidiaries to grant liens, engage in mergers, sell assets, incur debt, make restricted payments and undertake transactions with affiliates.

Intercreditor Agreements

        The collateral agent under the Term Loan and the collateral agent under the indenture governing the 2022 Notes entered into a pari passu intercreditor agreement as to the relative priorities of their respective security interests in the assets securing the Term Loan and the 2022 Notes, and certain future secured indebtedness and certain other matters relating to the administration of their respective security interests, including in the event of a bankruptcy.

        The collateral agent under the Term Loan, the collateral agent under the indenture governing the 2022 Notes and the collateral agent under the indenture governing the 2020 Notes are parties to a junior intercreditor agreement as to the relative priorities of their respective security interests in the assets securing the 2022 Notes, the Term Loan and the 2020 Notes and certain future secured indebtedness and certain other matters relating to the administration of their respective security interests, including in the event of a bankruptcy.

Asset-Based Revolving Credit Facility

        We intend to enter into a $250.0 million asset-based revolving credit facility following the consummation of this offering. We expect that we will enter into the credit facility upon redemption of the remaining 2020 Notes with the proceeds of this offering. We intend to use this facility for general working capital purposes in order to provide us with more flexibility and borrowing capacity.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of shares of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our shares of common stock as well as our ability to raise equity capital in the future.

Sales of Restricted Shares

        Upon completion of this offering, our 69.196592:1 reserve stock split and the recapitalization of our convertible preferred stock, we will have issued and outstanding an aggregate of 106,431,603 shares of common stock, assuming an initial public offering price of $16.50 per share, the midpoint of the range set forth on the cover page of this prospectus and assuming no exercise of the underwriters' option to purchase additional shares, and no exercise of options after such date. A change in the public offering price would change the number of shares outstanding prior to the completion of this offering by less than 1%. For additional information regarding the recapitalization of our convertible preferred stock, see "Description of Capital Stock." Only the 19,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any such shares purchased by our "affiliate," as that term is defined in Rule 144 under the Securities Act. Except as set forth below, the remaining 86,931,603 shares of common stock outstanding after this offering will be "restricted securities" as such term is defined in Rule 144 under the Securities Act and may be subject to lock-up agreements. We expect the remaining shares will generally become available for sale in the public market as follows:

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  978,851 restricted shares will be eligible for immediate sale upon the closing of this offering;

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  85,952,752 shares will be eligible for sale upon expiration of the lock-up agreements 181 days after the date of this prospectus, subject to any volume and other limitations applicable to the holders of such shares; and

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  76,467,767 shares registered in accordance with the terms of the registration rights agreement. See "—Registration Rights Agreement" below.

        The numbers above do not reflect any shares of common stock that 5% stockholders, directors and executive officers may purchase through the directed share program or otherwise through a directed allocation of shares in this offering that will be subject to a lock-up agreement.

Rule 144

        In general, under Rule 144 as currently in effect, a person or persons who is an affiliate, or whose shares are aggregated and who owns shares of common stock that were acquired from us or our affiliate at least six months ago, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of our then-outstanding shares of common stock, which would be approximately 1,064,316 shares of common stock immediately after this offering, or (2) an amount equal to the average weekly reported volume of trading in our shares of common stock on all national securities exchanges or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

        A person or persons whose shares of common stock are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale, may sell restricted securities in reliance on Rule 144(b)(1) without regard to the limitations described above, subject to our compliance with Exchange Act reporting obligations for at least three months before the sale, and provided that six months have expired since the date on which the same restricted securities were acquired from us or one of our affiliates, and provided further that such sales comply with the current public information provision of Rule 144 (until the securities have been held for one year). As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

Rule 701

        Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Employees or directors who purchased or received shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Lock-up Agreements

        We, our executive officers and directors and our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus, subject to certain customary exceptions, without first obtaining the written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

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  offer, pledge, sell, or contract to sell any common stock;

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  sell any contract to purchase any common stock;

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  purchase any contract to sell any common stock;

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  grant any option, right, or warrant for the sale of any common stock;

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  lend or otherwise dispose of or transfer any common stock;

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  request or demand that we file a registration statement related to the common stock; or

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  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision also applies to common stock and to securities convertible into or exchangeable for or repayable with common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC may release the common stock and other securities subject to the lock-up agreements described above, in whole or in part, at any time.

Registration Rights Agreement

        Prior to completion of this offering, we will enter a registration rights agreement with Maju, Chesapeake, Senja and Hampton. Under the terms of the registration rights agreement, the parties may demand registration of their Registrable Shares under the Securities Act, subject to the lock-up agreement described above. Registration of the Registrable Shares under the Securities Act would result in them becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could adversely affect the trading price of our shares of common stock. See "Description of Capital Stock—Registration Rights."

Registration Statement on Form S-8

        After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the offer and sale of 2,823,095 shares of our common stock under the 2018 Plan. This registration statement on Form S-8 will become effective immediately upon filing, and shares of our common stock covered by the registration statement may then be publicly resold without restriction, subject to the Rule 144 limitations applicable to affiliates and the applicable lock-up agreements. See "Executive Compensation" for a description of our 2018 Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of material U.S. federal income tax considerations relevant to the ownership and disposition of our common stock by non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated or proposed thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

        This summary is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, non-U.S. holders who hold for investment purposes). This summary does not address the tax considerations arising under the laws of any non-U.S. jurisdiction or any U.S. state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies or other financial institutions;

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  persons subject to the alternative minimum tax;

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  tax-exempt organizations;

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  controlled foreign corporations, passive foreign investment companies;

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  brokers or dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

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  certain former citizens or former long-term residents of the United States;

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  persons who hold our common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk-reduction transaction; or

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  persons deemed to sell our common stock under the constructive sale provisions of the Code.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES, UNITED STATES ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY NON-U.S. JURISDICTION OR ANY U.S. STATE OR LOCAL TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

        For purposes of this discussion, you are a non-U.S. holder if you are any holder that is not:

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  a citizen or individual resident of the United States;

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  a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income tax regardless of its source;

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  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more "U.S. persons" who have the authority to control all substantial decisions of the trust or (y) which has made an election under applicable Treasury regulations to be treated as a U.S. person; or

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  an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

        If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors as to their status as non-U.S. holders.

Distributions

        Other than as described in this prospectus, we have not made any distributions on our common stock, and we do not expect to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, other than certain pro rata distributions of common stock, those payments will constitute dividends for U.S. federal income tax purposes only to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and first will reduce your basis in our common stock, but not below zero, and then will be treated as capital gain from the sale of stock, subject to the tax treatment described below in "—Gain on Sale or Other Taxable Disposition of Common Stock."

        Subject to the discussion of backup withholding and FATCA below, any dividend (as determined under the above rules) paid to you generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty, except to the extent that the dividends are "effectively connected" dividends, as described below. In order to be eligible for a reduced treaty rate, you must provide us with a properly completed Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E (or other appropriate version of IRS Form W-8) certifying qualification for the reduced rate. If you are a non-U.S. holder of shares of our common stock who is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you are a non-U.S. holder who holds your stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

        Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI (or successor form) properly certifying such exemption. Such effectively-connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the same graduated rates applicable to U.S. persons, net of applicable deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Taxable Disposition of Common Stock

        Subject to the discussion of backup withholding and FATCA below, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

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  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

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  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

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  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

        In general, we would be a USRPHC if our "U.S. real property interests" comprised at least 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held in our trade or business. We believe that we are not currently a USRPHC and, based upon our projections as to our business, we do not expect to become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), such common stock will be treated as a U.S. real property interest only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period described above.

        If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of applicable deductions or credits) under regular graduated U.S. federal income tax rates generally applicable to U.S. persons, and corporate non-U.S. holders described in the first bullet above also may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses for that year (even though you are not considered a resident of the United States for tax purposes), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Applicable U.S. income tax or other treaties may provide for different rules. You should consult your U.S. tax advisor as to the application of any such treaties in your own situation.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to you may be subject to additional information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example by properly certifying to your non-U.S. status on a Form W-8BEN or W-8BEN-E (or another appropriate version of IRS Form W-8). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

FATCA

        The Foreign Account Tax Compliance Act provisions of the Code, commonly referred to as "FATCA" and treasury regulations promulgated thereunder, generally impose a 30% U.S. federal withholding tax on certain U.S. source payments made to certain "foreign financial institutions" (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other foreign investment vehicles) and "non-financial foreign entities" (as defined in the Code) that fail to comply with information reporting rules with respect to their U.S. account holders and investors. Under applicable Treasury Regulations, a foreign financial institution or non-financial foreign entity generally will be subject to a 30% U.S. federal withholding tax with respect to any "withholdable payments," unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies that it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in (1) above, it must generally enter into an agreement with the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant account holders. For this purpose, "withholdable payments" generally include U.S.-source dividends (which would include dividends on our common stock) and the entire gross proceeds from the sale of any property producing such U.S.-source dividends (such as shares of our common stock). Treasury guidance defers this withholding obligation with respect to gross proceeds from dispositions of stock until January 1, 2019. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. More than 100 foreign jurisdictions have such an intergovernmental agreement with the United States. The rules under FATCA are complex. All non-U.S. holders, and particularly investors that hold notes through a non-U.S. intermediary, are encouraged to consult their own tax advisors regarding the implications of FATCA for an investment in shares of our common stock.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

        Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Evercore Group L.L.C.
Guggenheim Securities, LLC
Piper Jaffray & Co.
Tudor, Pickering, Holt & Co. Securities, Inc.
Cowen and Company, LLC

Total	19,500,000

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

        We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,925,000 additional shares from us at the public offering price, less the underwriting discount and commissions. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow a discount

not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

        The following table shows the public offering price, underwriting discount and commissions paid by us, proceeds before expenses to us, underwriting discounts and commissions paid by the selling stockholder and proceeds to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
Underwriting discounts and commissions paid by the selling stockholder	$	$	$
Proceeds to selling stockholder	$	$	$

        The expenses of this offering, not including the underwriting discount and commissions, are estimated at $3.5 million and are payable by us. We will also pay other expenses related to this offering, including legal fees and other expenses. We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with the Financial Industry Regulatory Authority in an amount up to $50,000. The selling stockholder will not bear any portion of these expenses.

No Sales of Similar Securities

        We, our executive officers and directors, the selling stockholder and certain of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus, subject to certain customary exceptions, without first obtaining the written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. Specifically, we and these other persons have agreed, with certain customary exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common stock,

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

        After pricing of this offering, we expect that our shares will trade on NYSE under the symbol "FTSI." In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

        Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active trading market for the shares may not develop. It is also possible that after this offering the shares will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Stabilization

        The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, as amended, certain persons participating in this offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional shares.

        "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. Similar to other purchase transactions, the underwriter's purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with this offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Directed Share Program

        At our request, the underwriters have reserved up to 5.0% of the common stock being offered by this prospectus for sale to our directors, executive officers, employees, business associates and related persons at the public offering price. The sales will be made through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors or executive officers purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The directed share program will be arranged through Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC. In addition, the Company has directed the underwriters to allocate a portion of the shares being offered by the Company to certain of our existing stockholders and directors.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

        The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary cash fees and expenses, including acting as lenders under the asset-based revolving credit facility we intend to enter into following the consummation of this offering. We expect that we will enter into the credit facility upon redemption of the remaining 2020 Notes with the proceeds of this offering.

        In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and certain of their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, no offer of shares may be made to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  •
  provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

        This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

        WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. The shares may not be offered or sold in Hong Kong, by means of any document other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

        (2)   no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance."

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan. As part of this offering, the underwriters may offer the shares in Japan to a list of 49 offerees in accordance with the above provisions.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289); or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to this offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the People's Republic of China

        This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold directly or indirectly to any resident of the PRC, or offered or sold to any person for reoffering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with any applicable laws and regulations.

Notice to Prospective Investors in Indonesia

        The shares have not been, and will not be, registered with the Indonesian Financial Services Authority (Otoritas Jasa Keuangan), and therefore, the shares may not be offered or sold within Indonesia or to Indonesian citizens outside of Indonesia in a manner which constitutes a public offer under Law No. 8 of 1995 on Capital Markets and the implementing regulations. Accordingly, the Underwriters have represented and agreed that they will not, directly or indirectly, expressly or implicitly:

          (1)   offer the shares to more than 100, or sell the shares to more than 50, parties in Indonesia and/or Indonesian citizens outside of Indonesia; and

          (2)   offer the shares by way of mass media, including any newspaper, magazine, film, television, radio or other electronic media or any letter, brochure or other printed medium, distributed to more than 100 parties in Indonesia and/or Indonesian citizens outside of Indonesia.

Notice to Prospective Investors in Korea

        The shares have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act (the "FSCMA"), and none of the shares may be offered, sold or delivered, or offered or sold to any person for re-offering or resale, directly or indirectly in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law (the "FETL") and the decrees and regulations thereunder. Furthermore, the shares may not be re-sold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including, but not limited to, governmental approval requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the shares.

Notice to Prospective Investors in Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission;

(ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for FTS International, Inc. and the selling stockholder by Jones Day, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The audited consolidated financial statements included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the filed registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

        After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. After completion of this offering, we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, http://www.ftsi.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

FTS INTERNATIONAL, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
FTS International, Inc.

        We have audited the accompanying consolidated balance sheets of FTS International, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, cash flows, and stockholders' equity (deficit), for each of the two years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FTS International, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas
February 27, 2017

FTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In millions, except per share amounts)	2015	2016
Revenue
Revenue	$1,331.8	$529.5
Revenue from related parties	43.5	2.7

Total revenue	1,375.3	532.2

Operating expenses
Costs of revenue (excluding depreciation of $152.3 and $98.9, respectively, included in depreciation and amortization below)	1,257.9	510.5
Selling, general and administrative	154.7	64.4
Depreciation and amortization	272.4	112.6
Impairments and other charges	619.9	12.3
Loss on disposal of assets, net	5.9	1.0
Gain on insurance recoveries	—	(15.1)

Total operating expenses	2,310.8	685.7

Operating loss	(935.5)	(153.5)
Interest expense, net	(77.2)	(87.5)
(Loss) gain on extinguishment of debt, net	(0.6)	53.7
Equity in net loss of joint venture affiliate	(1.4)	(2.8)

Loss before income taxes	(1,014.7)	(190.1)
Income tax benefit	(1.5)	(1.6)

Net loss	$(1,013.2)	$(188.5)

Net loss attributable to common stockholders	$(1,158.1)	$(370.1)

Basic and diluted earnings (loss) per share attributable to common stockholders	$(0.32)	$(0.10)

Shares used in computing basic and diluted earnings (loss) per share	3,589.7	3,586.5

Pro forma basic and diluted earnings (loss) per share attributable to common stockholders (unaudited)		$(2.06)

Shares used in computing pro forma basic and diluted earnings (loss) per share (unaudited)		91.3

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except share amounts)	2015	2016
ASSETS
Current assets
Cash	$264.6	$160.3
Accounts receivable, net	101.0	76.5
Accounts receivable from related parties	3.5	0.1
Inventories	31.5	24.8
Prepaid expenses and other current assets	22.0	17.7

Total current assets	422.6	279.4
Property, plant, and equipment, net	430.6	284.3
Intangible assets, net	29.5	29.5
Investment in joint venture affiliate	23.2	21.6
Other assets	1.5	2.0

Total assets	$907.4	$616.8

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$56.0	$60.8
Accrued expenses and other current liabilities	52.0	34.8

Total current liabilities	108.0	95.6
Long-term debt	1,276.2	1,188.7
Other liabilities	3.9	1.7

Total liabilities	1,388.1	1,286.0

Commitments and contingencies (Note 14)
Series A convertible preferred stock, $0.01 par value, 350,000 shares authorized, issued and outstanding at December 31, 2015 and 2016, respectively (aggregate amount of liquidation preference of $906.1 million at December 31, 2016)	349.8	349.8

Stockholders' deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized, 3,586,503,220 and 3,586,408,881 shares issued and outstanding at December 31, 2015 and 2016, respectively	35.9	35.9
Additional paid-in capital	3,712.1	3,712.1
Accumulated deficit	(4,578.5)	(4,767.0)

Total stockholders' deficit	(830.5)	(1,019.0)

Total liabilities and stockholders' deficit	$907.4	$616.8

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2015	2016
Cash flows from operating activities
Net loss	$(1,013.2)	$(188.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	272.4	112.6
Amortization of debt discounts and issuance costs	3.2	3.8
Impairment of assets and goodwill	572.9	7.0
Loss on disposal of assets, net	5.9	1.0
Loss (gain) on extinguishment of debt, net	0.6	(53.7)
Gain on insurance recoveries	—	(15.1)
Inventory write-down	24.5	—
Acquisition earn-out adjustments	(3.4)	—
Other non-cash items	3.8	2.0
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	373.2	24.0
Accounts receivable from related parties	33.5	3.4
Inventories	37.9	5.3
Prepaid expenses and other assets	2.0	2.6
Accounts payable	(210.4)	2.8
Accrued expenses and other liabilities	(52.3)	(17.0)

Net cash provided by (used in) operating activities	50.6	(109.8)

Cash flows from investing activities
Capital expenditures	(79.1)	(10.3)
Cash paid for acquisitions	(1.7)	—
Investment in joint venture affiliate	(14.8)	—
Proceeds from disposal of assets	9.7	31.5
Proceeds from insurance recoveries	—	19.0
Net change in restricted cash	(12.0)	2.9

Net cash (used in) provided by investing activities	(97.9)	43.1

Cash flows from financing activities
Proceeds from issuance of long-term debt	366.5	—
Payments of debt issuance costs	(6.0)	—
Repayments of long-term debt	(58.9)	(37.6)
Other	(0.2)	—

Net cash provided by (used in) financing activities	301.4	(37.6)

Net increase (decrease) in cash and cash equivalents	254.1	(104.3)
Cash and cash equivalents, beginning of period	10.5	264.6

Cash and cash equivalents, end of period	$264.6	$160.3

Supplemental cash flow information
Interest paid	$74.3	$84.2
Income tax payments, net	$2.0	$—

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
(In millions)	Shares	Amount
Balance at January 1, 2015	3,590.6	$35.9	$3,710.4	$(3,565.3)	$181.0
Net loss	—	—	—	(1,013.2)	(1,013.2)
Activity related to stock plans	(4.1)	—	1.7	—	1.7

Balance at December 31, 2015	3,586.5	35.9	3,712.1	(4,578.5)	(830.5)

Net loss	—	—	—	(188.5)	(188.5)
Activity related to stock plans	(0.1)	—	—	—	—

Balance at December 31, 2016	3,586.4	$35.9	$3,712.1	$(4,767.0)	$(1,019.0)

The accompanying notes are an integral part of these consolidated financial statements.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS

        Throughout the notes to these consolidated financial statements, the terms "FTSI," "we," "us," "our" or "ours" refer to FTS International, Inc., together with its consolidated subsidiaries. We are a leading independent provider of well completion services. Our services and products are designed to enhance the recovery rates of our customers from wells drilled in shale and other unconventional formations. We provide these services through one of North America's largest fleets of hydraulic fracturing equipment. In addition, we use our experience and operational capabilities to provide other value-added services to our customers, including wireline and pressure control services. We also have proprietary design and manufacturing capabilities that allow us to build and service our equipment. Substantially all of our business activities support our well completion services. We manage our business, allocate resources, and assess our financial performance on a consolidated basis; therefore we do not have separate operating segments.

        We operate primarily in the most active unconventional oil and natural gas basins in the United States, including the Eagle Ford Shale, the Marcellus/Utica Shale, the Haynesville Shale, the Permian Basin, and the Oklahoma and north Texas areas of the Mid-Continent region.

  Concentrations of Risk

        Our business activities are concentrated in the well completion services segment of the oilfield services industry in the United States. The market for these services is cyclical, and we depend on the willingness of our customers to make operating and capital expenditures to explore for, develop, and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are predominantly influenced by current and expected prices for oil and natural gas.

        Low commodity prices have caused our customers to significantly reduce their hydraulic fracturing activities, which has contributed to a lower pricing environment for our services in 2016. We continue to aggressively manage all operating costs and capital expenditures during this period of reduced activity and lower pricing. While we expect to have sufficient liquidity to fund our operations and capital expenditures over the next 12 months, we will continue to explore opportunities to further improve our liquidity and capital structure based on current and evolving business conditions.

        Our customer base is concentrated. Our business, financial condition and results of operations could be materially adversely affected if one or more of our significant customers ceases to engage us for our services on favorable terms, or at all, or fails to pay, or delays in paying, us significant amounts of our outstanding receivables. The following table shows the customers who represented more than 10% of our total revenue in any one of the periods indicated below:

	Year Ended December 31,
	2015	2016
Newfield Exploration	8%	18%
EQT Production Company	12%	12%
EP Energy Corporation	6%	11%
Vine Oil and Gas, L.P.	2%	10%
Murphy Oil Corporation	11%	2%
Range Resources Corporation	13%	1%

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—DESCRIPTION OF BUSINESS (Continued)

        In 2015 we began experiencing increased turnover in our customer base as certain customers reduced their activity levels or became more focused on selecting the lowest cost service provider during the industry downturn.

  Related Parties

        We have historically provided services and sold equipment to Chesapeake Energy Corporation ("Chesapeake") and its affiliates, which beneficially own approximately 30% of our outstanding common stock and has the right to designate two individuals to serve on our board of directors. Revenue earned from Chesapeake was $32.1 million and $2.4 million in 2015 and 2016, respectively. All revenue earned from Chesapeake is based on the prevailing market prices for our services at the time the work is performed. At December 31, 2015 and 2016, we had no accounts receivable from Chesapeake.

        We sold equipment to our Chinese joint venture for $11.4 million and $0.3 million in 2015 and 2016, respectively. At December 31, 2015 and 2016, we had accounts receivable balances of $3.5 million and $0.1 million, respectively, from this related party.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        We prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of FTSI and all majority-owned domestic and foreign subsidiaries. Investments over which we have the ability to exercise significant influence over operating and financial policies, but do not hold a controlling interest, are accounted for using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. There were no items of other comprehensive income in the periods presented. We evaluated subsequent events through February 27, 2017, which is the date at which the financial statements were available to be issued, and determined that there were no additional items to disclose.

  Use of Estimates

        The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, related revenues and expenses, and the disclosure of gain and loss contingencies at the date of the financial statements and during the periods presented. We base these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources. Actual results could differ materially from those estimates.

  Cash and Cash Equivalents

        Cash equivalents include only investments with an original maturity of three months or less. We occasionally hold cash deposits in financial institutions that exceed federally insured limits. We monitor the credit ratings and our concentration of risk with these financial institutions on a continuing basis to safeguard our cash deposits.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Allowance for Doubtful Accounts

        We establish an allowance for doubtful accounts based on a number of factors, including the length of time that accounts receivable are past due, our previous loss history, and the customer's creditworthiness. The provision for doubtful accounts was not significant for any period presented in the Consolidated Statements of Operations.

  Inventories

        Inventories consist of proppants and chemicals that are used to provide hydraulic fracturing services, maintenance parts that are used to service our hydraulic fracturing equipment, and explosives and perforating guns that are used to provide our wireline services. Proppants generally consist of raw sand, resin-coated sand or ceramic particles. Inventories are stated at the lower of cost or market value. The cost basis of our inventories is based on the average cost method and includes in-bound freight costs.

        As necessary, we record an adjustment to decrease the value of slow moving and obsolete inventory to its net realizable value. To determine the adjustment amount, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments.

  Restricted Cash

        We have pledged cash as collateral for letters of credit issued to our casualty and general liability insurance provider. Restricted cash totaled $12.0 million and $9.1 million at December 31, 2015 and 2016, respectively, and is included in prepaid expenses and other current assets in our Consolidated Balance Sheets.

  Property, Plant, and Equipment

        Property, plant, and equipment is stated at cost less accumulated depreciation, which is generally provided by using the straight-line method over the estimated useful lives of the individual assets. We manufacture our hydraulic fracturing units and the cost of this equipment, which includes direct and indirect manufacturing costs, is capitalized and carried in construction-in-progress until it is completed. Expenditures for renewals and betterments that extend the lives of our service equipment, which includes the replacement of significant components of service equipment, are capitalized and depreciated. Other repairs and maintenance costs are expensed as incurred.

        We capitalize qualifying costs related to the acquisition or development of internal-use software. Capitalization of costs begins after the conceptual formulation stage has been completed. Capitalized costs are amortized over the estimated useful life of the software, which ranges between three and five years. The unamortized balance of capitalized software costs at December 31, 2015 and 2016, was $17.6 million and $12.6 million, respectively. Amortization of computer software was $5.4 million and $5.7 million in 2015 and 2016, respectively.

  Goodwill and Intangible Assets

        Goodwill is the amount by which the consideration transferred to acquire a business exceeds the fair value of the underlying individual assets and liabilities of that business. Goodwill and intangible

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assets with indefinite lives are not amortized. At December 31, 2015 and 2016, the amount of goodwill recorded in our Consolidated Balance Sheets was zero. Intangible assets with definite lives are amortized on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized, which is generally on a straight-line basis over the asset's estimated useful life. At December 31, 2015 and 2016, the amount of intangible assets with definite lives recorded in our Consolidated Balance Sheets was zero after giving effect to an impairment of $475.5 million during the year ended December 31, 2015.

  Impairment of Long-Lived Assets, Goodwill and Other Intangible Assets

        Long-lived assets, such as property, plant, equipment and definite-lived intangible assets, are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Recoverability is assessed based on the undiscounted future cash flows generated by the asset. If the carrying amount of an asset is not recoverable, we recognize an impairment loss equal to the amount by which the carrying amount exceeds fair value. We estimate fair value based on the income, market, or cost valuation techniques.

        Goodwill and intangible assets with indefinite lives are reviewed at least annually for impairment, and in interim periods if certain events occur indicating that the carrying value of goodwill or intangible assets may be impaired. We estimate fair values utilizing valuation methods such as discounted cash flows and comparable market valuations. We have elected the beginning of the fourth quarter to complete our annual impairment tests.

  Equity Method Investments

        Investments in which we have the ability to exercise significant influence but not control are accounted for pursuant to the equity method of accounting. We recognize our proportionate share of earnings or losses of our affiliates three months after they occur. When events and circumstances warrant, investments accounted for under the equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other-than-temporary.

  Income Taxes

        Income taxes are accounted for using the asset and liability method. Deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. We recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

        We record a valuation allowance to reduce a deferred tax asset if based on the consideration of all available evidence, it is more likely than not that all or some portion of the deferred tax asset will not be realized. Significant weight is given to evidence that can be objectively verified. We evaluate our deferred income taxes quarterly to determine if a valuation allowance is required by considering all available evidence, including historical and projected taxable income and tax planning strategies. Any deferred tax asset subject to a valuation allowance is still available to us to offset future taxable income, subject to annual limitations in the event of an "ownership change" under Section 382 of the Internal Revenue Code. We will adjust a previously established valuation allowance if we change our assessment of the amount of deferred income tax asset that is more likely than not to be realized.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Revenue Recognition

        We recognize revenue upon the completion of a stage. We typically complete one or more stages per day. A stage is considered complete when we have met the specifications set forth by the customer, at which time the customer is obligated to pay us for the services rendered. The price for our services is agreed to with our customer for each stage completed. The price for our services typically includes an equipment charge and product charges for proppant, chemicals and other products actually consumed during the course of providing our services. The amount invoiced to our customer for a completed stage is not dependent upon the completion of any other stages.

  Unconditional Purchase Obligations

        We have historically entered into supply arrangements with our vendors that contain unconditional purchase obligations. These represent obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as "take-or-pay" contracts. We enter into these unconditional purchase obligation arrangements in the normal course of business to ensure that adequate levels of sourced product are available to us. To account for these arrangements, we must monitor whether we may be required to make a minimum payment to a vendor in a future period because our projected inventory purchases may not satisfy our minimum commitments. If we conclude that it is probable that we will make a minimum payment under these arrangements, we will record an estimated loss for these commitments in the current period.

  Stock-Based Compensation

        We measure all employee stock-based compensation awards using a fair value method and record this cost in the consolidated financial statements. Our stock-based compensation relates to restricted stock awards or restricted stock units issued to our employees. On the date that an equity-classified award is granted, we determine the fair value of the award and recognize the compensation cost over the requisite service period, which typically is the period over which the award vests. For liability-classified awards, we determine the fair value of the award at each reporting date and recognize a portion of the fair value equal to the amount of time that has passed in the requisite service period. For stock-based awards with graded vesting based solely on the satisfaction of a service condition, we recognize compensation cost as a single award on a straight-line basis. For stock-based awards with performance conditions that affect vesting, we only recognize compensation cost when it is probable that the performance conditions will be met.

        Because our stock is not publicly traded, we must estimate the fair value of our common stock for purposes of determining the fair value of our awards. Determining the fair value of stock-based awards requires judgment. The fair value of the common stock underlying our stock-based awards is determined using third-party valuations. These valuations utilize the income and market approaches to determine the fair value of our common stock.

  Fair Value Measurements

        Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

  •
  Level One: The use of quoted prices in active markets for identical financial instruments.

  •
  Level Two: The use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or other inputs that are observable in the market or can be corroborated by observable market data.

  •
  Level Three: The use of significantly unobservable inputs that typically require the use of management's estimates of assumptions that market participants would use in pricing.

  New Accounting Standards Updates

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers. The FASB has subsequently issued a number of additional ASUs to update this guidance. This guidance will supersede substantially all existing accounting guidance related to the accounting for revenue transactions. This guidance establishes a core principle that an entity should record revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. This guidance is scheduled to be effective for our financial statements beginning on January 1, 2018. We intend to adopt this guidance using the modified retrospective method; however, we have not completed an evaluation of the effect that this standard will have on our financial statements.

        In April 2015, FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The purpose of this standard is to simplify the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. This guidance may be applied on a prospective or retrospective basis. This standard is scheduled to be effective for our financial statements beginning on January 1, 2017. Early adoption is permitted and we adopted this standard on December 31, 2015.

        In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This standard requires management to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern within one year after the date that the financial statements are issued. Substantial doubt about an entity's ability to continue as a going concern exists when relevant conditions and events indicate that it is probable that the entity will be unable to meet its obligations as they become due. This standard requires certain disclosures in the financial statements depending on the results of management's evaluation. This standard was effective for our financial statements as of December 31, 2016. We have prepared these consolidated financial statements in accordance with this new guidance.

        In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. Under this new standard, debt issuance costs reported on the Consolidated Balance Sheets are reflected as a direct deduction from the related debt liability rather than as an asset. Retrospective application to prior periods is required. This standard was scheduled to be effective for our financial statements beginning on January 1, 2016. Early adoption was permitted and we adopted this standard on December 31, 2015.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. This standard was issued to simplify the measurement of inventory as the lower of its cost basis or its net realizable value. This standard is scheduled to be effective for our financial statements beginning on January 1, 2017. Early adoption is permitted. We elected to adopt this standard on January 1, 2016, and it did not have a significant effect on our financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases. This standard was issued to increase transparency and comparability among organizations by requiring most leases be included on the balance sheet and by expanding disclosure requirements. This standard is scheduled to be effective for our financial statements beginning on January 1, 2019. Early adoption is permitted. We have not completed an evaluation of the effect that this standard will have on our financial statements.

        In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. This standard was issued to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard is scheduled to be effective for our financial statements beginning on January 1, 2018. Early adoption is permitted. We have not completed an evaluation of the effect that this standard will have on our financial statements.

        In November 2016, the FASB issued ASU 2016-18, Restricted Cash. This standard was issued to change the presentation of amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This standard is scheduled to be effective for our financial statements beginning on January 1, 2018. Early adoption is permitted. We have not completed an evaluation of the effect that this standard will have on our financial statements.

NOTE 3—SUPPLEMENTAL BALANCE SHEET INFORMATION

  Accounts Receivable

        The following table summarizes our accounts receivable balance:

	December 31,
(In millions)	2015	2016
Trade accounts receivable	$102.7	$78.8
Allowance for doubtful accounts	(1.7)	(2.3)

Accounts receivable, net	$101.0	$76.5

        The change in allowance for doubtful accounts is as follows:

(In millions)	2015	2016
Balance at beginning of year	$2.4	$1.7
Provision for bad debts, net included in selling, general, and administrative expense	0.7	1.3
Uncollectable receivables written off	(1.4)	(0.7)

Balance at end of year	$1.7	$2.3

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SUPPLEMENTAL BALANCE SHEET INFORMATION (Continued)

  Inventories

        The following table summarizes our inventories:

	December 31,
(In millions)	2015	2016
Maintenance parts	$21.3	$18.1
Proppants and chemicals	8.4	5.0
Other	1.8	1.7

Total inventories	$31.5	$24.8

  Prepaid Expenses and Other Current Assets

        The following table summarizes our prepaid expenses and other current assets:

	December 31,
(In millions)	2015	2016
Restricted cash	$12.0	$9.1
Prepaid expenses	10.0	6.2
Assets held for sale	—	0.8
Other	—	1.6

Total prepaid expenses and other current assets	$22.0	$17.7

  Property, Plant, and Equipment, net

        The following table summarizes our property, plant, and equipment:

	December 31,
			Estimated Useful Life (In years)
(Dollars in millions)	2015	2016
Service equipment	$843.1	$763.4	2.5 - 10
Buildings and improvements	78.7	63.5	15 - 39
Office, software, and other equipment	46.7	45.2	3 - 7
Vehicles and transportation equipment	13.3	5.5	5 - 20
Land	10.8	8.0	N/A
Construction-in-process and other	26.2	18.6	N/A

Total property, plant, and equipment	1,018.8	904.2
Accumulated depreciation and amortization	(588.2)	(619.9)

Total property, plant, and equipment, net	$430.6	$284.3

        We capitalize an allocated amount of interest on borrowings for self-constructed assets and equipment during their construction period. We capitalized interest of $0.5 million and zero in 2015 and 2016, respectively. Depreciation expense was $169.9 million and $112.6 million in 2015 and 2016, respectively.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—SUPPLEMENTAL BALANCE SHEET INFORMATION (Continued)

  Accrued Expenses and Other Current Liabilities

        The following table summarizes our accrued liabilities:

	December 31,
(In millions)	2015	2016
Sales, use and property taxes	$23.0	$17.7
Employee compensation and benefits	8.2	5.6
Interest	6.3	6.0
Insurance	5.7	4.2
Other	8.8	1.3

Total accrued expenses and other current liabilities	$52.0	$34.8

NOTE 4—ACQUISITIONS AND INVESTMENTS

  Acquisition of Assets from J-W Wireline Company

        On October 31, 2014, we entered into a definitive agreement to acquire substantially all of the assets and certain liabilities of J-W Wireline Company ("J-W Wireline"), a subsidiary of J-W Energy Company. This transaction closed on December 5, 2014. J-W Wireline specialized in deep high-pressure perforating, multiple-zone completions, comprehensive cased-hole logging, and pipe recovery.

        At closing, we paid $50 million plus an estimated $24.1 million for working capital in cash. We also agreed to pay up to $12.5 million of contingent cash consideration in each of 2015 and 2016 based on the achievement of earnings targets for the 12 month periods ended October 31, 2015 and 2016. During the second quarter of 2015, we finalized the working capital payment, the estimated fair value of the contingent consideration, and the fair values of the assets acquired and liabilities assumed as of the acquisition date. The following table summarizes the final purchase price as of the acquisition date:

(In millions)	Final Allocation
Cash consideration	$75.8
Fair value of contingent consideration	3.4

Total purchase price	$79.2

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—ACQUISITIONS AND INVESTMENTS (Continued)

        The following table summarizes the final recording of assets acquired and liabilities assumed as of the acquisition date:

(In millions)	Final Allocation
Accounts receivable	$23.2
Inventories	3.3
Property, plant, and equipment	39.8
Intangible assets	10.0
Goodwill	3.8

Total assets	80.1
Accrued expenses and other current liabilities	(0.9)

Total purchase price	$79.2

        We estimated the fair value of the contingent consideration and the assets and liabilities acquired as of the December 5, 2014, acquisition date using an in-use model, which reflects the value of the acquired assets through their use in combination with other assets as a group. The premium we paid in excess of the fair value of the net assets acquired was based on the established business of J-W Wireline and our ability to expand our offering of wireline services to our full customer base.

  Investment in SinoFTS Joint Venture

        In 2014, we entered into a 15-year joint venture agreement with the Sinopec Group ("Sinopec"). This joint venture collaboration offers hydraulic stimulation services in China. The joint venture company, SinoFTS Petroleum Services Ltd. ("SinoFTS"), is owned 55% by Sinopec and 45% by us. SinoFTS will serve both Sinopec and other exploration and production companies throughout China. We contributed $9.9 million, $14.8 million and zero to SinoFTS in 2014, 2015 and 2016, respectively. SinoFTS began performing hydraulic fracturing services in China in 2016.

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

  Goodwill

        The changes in the carrying amount of goodwill were as follows for the year ended December 31, 2015. There was no activity during 2016.

(In millions)	Goodwill	Accumulated Impairment Losses	Net
Balance at January 1, 2015	$7.1	$—	$7.1
Goodwill impairment	—	(7.1)	(7.1)

Balance at December 31, 2015	$7.1	$(7.1)	$—

        In connection with our wireline acquisition, we agreed to pay up to $12.5 million of contingent cash consideration in each of 2015 and 2016 based on the achievement of earnings targets. The final fair value of this contingent consideration at the acquisition date was $3.4 million. We were required to

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

measure the fair value of the contingent consideration at each reporting date. The fair value of the contingent consideration was zero at both December 31, 2015 and 2016. The decrease in the fair value of the contingent consideration was due to reduced actual and forecasted cash flows for this reporting unit during the earn-out periods. These fair values were based on the use of unobservable inputs and are classified as Level 3 in the FASB's fair value hierarchy.

        The reduced actual and forecasted cash flows at June 30, 2015, were an indicator that we should conduct an interim goodwill impairment test for our wireline reporting unit in the second quarter of 2015. As a result of this test, we recorded a non-cash impairment of $7.1 million in the second quarter of 2015. We estimated the fair value using the income approach. The significant inputs employed in determining fair value included, but were not limited to, projected financial information, growth rates, terminal value, and discount rates. This fair value was based on the use of unobservable inputs and is classified as Level 3 in the FASB's fair value hierarchy.

  Other Intangible Assets

        The following table summarizes our other intangible assets and accumulated amortization:

(In millions)	Gross Carrying Value	Accumulated Amortization	Impairments	Net
At December 31, 2015
Customer relationships	$873.8	$(403.3)	$(470.5)	$—
Tradename	59.7	—	(30.2)	29.5
Proprietary chemical blends	73.5	(68.5)	(5.0)	—

Total	$1,007.0	$(471.8)	$(505.7)	$29.5

At December 31, 2016
Tradename	59.7	—	(30.2)	29.5

        Our tradename has an indefinite life and, therefore, is not amortized. For our definite-lived intangible assets, the weighted-average amortization periods prior to the impairments in 2015 were ten years for customer relationships and five years for proprietary chemical blends. In the fourth quarter of 2015 we impaired all of our customer relationships and proprietary chemical blends. See Note 10—"Impairments and Other Charges" for more discussion of our 2015 impairments.

        Amortization for definite-lived intangible assets was $102.5 million in 2015. Estimated amortization expense, excluding any future acquisitions, for each of the next five years is zero due to the impairments recorded in 2015.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT

        The following table summarizes our long-term debt:

	December 31,
	2015	2016
Senior floating rate notes due June 2020	$350.0	$350.0
Term loan due April 2021	480.0	431.0
Senior notes due May 2022	470.0	426.3

Total principal amount	1,300.0	1,207.3
Less unamortized discount and debt issuance costs	(23.8)	(18.6)

Total long-term debt	$1,276.2	$1,188.7

Estimated fair value of long term debt	$508.4	$1,060.7

        Estimated fair values for our term loan and senior notes were determined using recent trading activity and/or bid-ask spreads and are classified as Level 2 in the FASB's fair value hierarchy.

  2020 Senior Floating Rate Notes

        On June 1, 2015, we completed an offering of $350 million of senior secured floating rate notes due June 15, 2020, in a private offering to qualified institutional buyers ("2020 Senior Notes"). The 2020 Senior Notes bear interest at a three-month London Interbank Offered Rate ("LIBOR") plus a margin of 7.5% per annum. Interest is payable quarterly, in arrears, on March 15, June 15, September 15 and December 15.

        The 2020 Senior Notes were issued at a discount of $3.5 million for aggregate consideration of $346.5 million and resulted in net proceeds to the Company of $340.5 million after debt issuance costs of $6.0 million.

        The obligation to pay principal and interest on the 2020 Senior Notes is jointly and severally guaranteed on a full and unconditional basis by all of our wholly owned domestic subsidiaries. The 2020 Senior Notes are secured on a first priority basis by our accounts receivable, inventory, deposit accounts, and certain hydraulic fracturing and other equipment. The 2020 Senior Notes are secured on a second priority basis by 100% of the equity interests of our existing and future domestic subsidiaries and 65% of the voting equity interests of our existing and future foreign subsidiaries.

        The 2020 Senior Notes are redeemable, at our option, beginning on June 15, 2016, at a premium of 3%. The redemption premium then declines each year until June 15, 2018, at which time we may redeem the notes at par value.

        The 2020 Senior Notes contain covenants that could, in certain circumstances, limit our ability to issue additional debt, repurchase or pay dividends on our common or preferred stock, sell substantially all of our assets, make certain investments, or enter into certain other transactions.

        We were in compliance with all of the covenants in the indenture governing our 2020 Senior Notes at December 31, 2015 and 2016.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

  2022 Senior Notes

        On April 16, 2014, we completed an offering of $500 million of 6.25% senior secured notes due May 1, 2022, in a private offering to qualified institutional buyers ("2022 Senior Notes"). Interest is payable semiannually, in arrears, on May 1 and November 1. The Company received net proceeds of $489.7 million after debt issuance costs of $10.3 million.

        The obligation to pay principal and interest on the 2022 Senior Notes is jointly and severally guaranteed on a full and unconditional basis by all of our wholly owned domestic subsidiaries. The 2022 Senior Notes are secured on a first priority basis by 100% of the equity interests of our existing and future domestic subsidiaries and 65% of the voting equity interests of our existing and future foreign subsidiaries. The 2022 Senior Notes are secured on a second priority basis by our accounts receivable, inventory, and deposit accounts, which also secure our 2020 Senior Notes as discussed above. All security requirements for the 2022 Senior Notes will cease upon the full repayment of our $550 million term loan discussed below.

        The 2022 Senior Notes are redeemable, at our option, beginning on May 1, 2017, at a premium of approximately 4.7%. The redemption premium then declines each year until May 1, 2020, at which time we may redeem the notes at par value.

        The 2022 Senior Notes contain covenants that could, in certain circumstances, limit our ability to issue additional debt, repurchase or pay dividends on our common or preferred stock, sell substantially all of our assets, make certain investments, or enter into certain other transactions.

        In 2016, we repurchased $43.7 million of aggregate principal amount of 2022 Senior Notes. We recognized a gain on debt extinguishment of $25.4 million. In 2015, we repurchased $5.0 million of aggregate principal amount of 2022 Senior Notes. We recognized a gain on debt extinguishment of $1.1 million.

        We were in compliance with all of the covenants in the indenture governing our 2022 Senior Notes at December 31, 2015 and 2016.

  Term Loan

        On April 16, 2014, we entered into a $550 million term loan, which matures on April 16, 2021, ("Term Loan") with a group of lenders with Wells Fargo Bank, N.A., as administrative agent. The Term Loan bears interest at LIBOR plus a margin of 4.75% per annum, with a 1.00% LIBOR floor. Interest is payable on interest rate reset dates, which generally will be on a three-month basis.

        The Term Loan was issued at a discount of $2.7 million for aggregate consideration of $547.3 million and resulted in net proceeds to the Company of $540.0 million after debt issuance costs of $7.3 million.

        The obligation to pay principal and interest on the Term Loan is jointly and severally guaranteed on a full and unconditional basis by all of our wholly owned domestic subsidiaries. The Term Loan is secured on the same basis as the 2022 Senior Notes as discussed above.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—DEBT (Continued)

        The Term Loan contains substantially the same covenants as the 2022 Senior Notes and the 2020 Senior Notes. None of the Term Loan, the 2022 Senior Notes, or the 2020 Senior Notes contain maintenance financial covenants.

        In 2016, we repaid $49.0 million of aggregate principal amount of Term Loan. We recognized a gain on debt extinguishment of $28.3 million.

        We were in compliance with all of the covenants in the Term Loan at December 31, 2015 and 2016.

  Revolving Credit Facility

        On April 16, 2014, we entered into a five-year, $200 million revolving credit facility with a group of lenders and Wells Fargo Bank, N.A., as administrative agent. In connection with the issuance of the 2020 Senior Notes, we repaid all amounts outstanding under, and terminated, this revolving credit facility in 2015. We incurred a loss of $1.7 million, which primarily related to the write-off of deferred issuance costs, in connection with the termination of the revolving credit facility. This amount is classified as "Gain or loss on extinguishment of debt, net" on our Consolidated Statements of Operations.

        The following table summarizes the maturities of our long-term debt at December 31, 2016:

(In millions)
2017	$—
2018	—
2019	—
2020	350.0
2021	431.0
2022 and thereafter	426.3

Total principal amount of long-term debt	$1,207.3

NOTE 7—CONVERTIBLE PREFERRED STOCK

        In September 2012, we issued and sold 350,000 shares of Series A convertible preferred stock, par value $0.01 per share (the "Preferred Stock"), to certain of our then existing common stockholders. The Preferred Stock was sold for aggregate consideration of $350 million, and resulted in net proceeds to the Company of $349.8 million after the payment of $0.2 million in issuance costs.

        Each share of Preferred Stock is convertible into 2,573 shares of our common stock, subject to adjustment upon the occurrence of specified events set forth under terms of the Preferred Stock.

        The Preferred Stock is redeemable at the Company's option at any time after all of our debt has been repaid. The redemption price per share is an amount in cash equal to the original price per share of the Preferred Stock, plus such additional amount as would give the holder an after-tax internal rate of return for investment in the Preferred Stock of 25% per annum (the "Accreted Amount"). At December 31, 2016, the Accreted Amount of the Preferred Stock was estimated to be $906.1 million.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—CONVERTIBLE PREFERRED STOCK (Continued)

        The Preferred Stock is mandatorily convertible into shares of our common stock in connection with an initial public offering of our common stock if both of the following conditions are met (a "Qualified IPO"):

  •
  Aggregate proceeds to the Company are at least $250 million; and

  •
  The split-adjusted initial offering price to the public is not less than $1.50 per share.

        In connection with a Qualified IPO, each share of Preferred Stock is convertible into the number of shares of common stock that has a market value (based on the initial offering price to the public) equal to the Accreted Amount.

        The Preferred Stock is mandatorily redeemable for cash upon a change of control, provided that all of our debt has been repaid. Each share of Preferred Stock will be redeemed for an amount in cash equal to the higher of:

  •
  The Accreted Amount or

  •
  The original purchase price of the Preferred Stock plus an amount equal to 20% of the then outstanding equity value of the Company divided by the number of Preferred Stock shares then outstanding.

        The Preferred Stock ranks senior to our common stock with respect to dividend rights and distribution rights in the event of any liquidation, winding-up or dissolution of the Company. The amount that each share of Preferred Stock is entitled to in liquidation is equal to the Accreted Amount.

        The holders of the Preferred Stock are also common stockholders of the Company and collectively control 100% of our board of director seats. Therefore, the Preferred Stock holders can direct the Company to redeem the Preferred Stock at any time after all of our debt has been repaid; however, we did not consider this to be probable for the periods presented due to the amount of debt outstanding. Therefore, we have classified the Preferred Stock as temporary equity on our Consolidated Balance Sheets but have not recorded any accretion of the Preferred Stock in our consolidated financial statements.

NOTE 8—STOCK-BASED COMPENSATION

  Restricted Stock Awards

        Historically, certain members of our executive team were granted restricted stock awards. These awards vest at various points in time over vesting periods of up to four years. The most current fair value of one share of our common stock is utilized to determine the fair value of the award on the

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—STOCK-BASED COMPENSATION (Continued)

grant date. The following table summarizes our transactions related to restricted stock awards in 2015. There were no transactions in 2016.

	Number of Units (in thousands)	Weighted- Average Grant Date Fair Value
Unvested balance at January 1, 2015	4,133	$0.61
Granted	—	—
Vested or released(1)	(3,967)	0.60
Forfeited	(166)	0.75

Unvested balance at December 31, 2015	—	$—

(1)
Certain granted but unvested shares are released for tax withholdings on the participant's behalf.

        The total fair value of restricted stock vested in 2015 was $2.4 million. At December 31, 2015 and 2016, there were no unvested restricted stock awards.

  Restricted Stock Units

        In 2014, our stockholders approved the 2014 Long-Term Incentive Plan ("2014 LTIP"). The 2014 LTIP authorizes the grant of up to 55 million restricted stock units ("RSU") to salaried employees of the Company, as determined by the compensation committee of the board of directors. This plan expires on March 3, 2024. The 2014 LTIP allows for the grant of stock-settled and cash-settled RSUs. The Company may elect, at its sole discretion, to settle any or all of the stock-settled RSUs wholly or partly in cash.

        The awards that were granted in 2014 have three vesting conditions: a performance condition based on Company goals, a performance condition based on the occurrence of a qualifying liquidity event such as an initial public offering of our common stock, and a service-period condition. The performance condition was based on Company goals that provided for an upward or downward adjustment to the RSUs granted based on Company performance. The service-period condition provides that 50% of the number of adjusted RSUs vest on each of December 31, 2015, and December 31, 2016.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—STOCK-BASED COMPENSATION (Continued)

        The following table summarizes our transactions related to the stock-settled RSUs:

	Number of Units (in thousands)	Weighted- Average Grant Date Fair Value
Unvested balance at January 1, 2015	40,215	$0.22
Granted	—	—
Vested	—	—
Forfeited	(23,697)	0.22

Unvested balance at December 31, 2015	16,518	$0.22

Granted	—	—
Vested	—	—
Forfeited	(5,527)	0.22

Unvested balance at December 31, 2016	10,991	$0.22

        Under generally accepted accounting principles for stock-based compensation, a performance condition that affects vesting and is based on a corporate liquidity event such as an initial public offering of common stock precludes the recognition of compensation expense related to the awards until this performance condition has been met. Therefore, no compensation expense for these awards will be recognized until this performance condition has been met. At December 31, 2016, there was $2.4 million of total unrecognized compensation cost related to unvested stock-settled RSUs.

        The compensation cost charged against income for all stock-based compensation was $1.8 million and zero in 2015 and 2016, respectively. The total income tax benefit for all stock-based compensation was $0.2 million in 2015; however, such benefit was offset by the valuation allowance against our deferred tax assets.

NOTE 9—RETIREMENT PLAN

        We offer a 401(k) defined contribution retirement plan ("401(k) Plan"), which allows a participant to defer, by payroll deductions, from 0% to 100% of the participant's annual compensation, limited to certain annual maximums set by the Internal Revenue Code. The 401(k) Plan has historically provided a discretionary matching contribution to each participant's account. Company matching contributions to the 401(k) Plan are made in cash and were $5.5 million in 2015. The Company suspended matching contributions in July 2015.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—IMPAIRMENTS AND OTHER CHARGES

        The following table summarizes our impairments and other charges:

	Year Ended December 31,
(In millions)	2015	2016
Impairment of assets and goodwill	$572.9	$7.0
Supply commitment charges	11.0	2.5
Lease abandonment charges	1.8	2.0
Employee severance costs	13.1	0.8
Inventory write-down	24.5	—
Acquisition earn-out adjustments	(3.4)	—

Total impairments and other charges	$619.9	$12.3

  Impairment of Assets and Goodwill

        During 2016, we recorded asset impairments of $7.0 million related to service equipment and real property that we no longer use and identified to sell. During the first nine months of 2015, we recorded a non-cash goodwill impairment of $7.1 million for our wireline reporting unit and an asset impairment of $0.5 million related to real property that we no longer use.

        In the fourth quarter of 2015, we concluded that the persistent low commodity price environment and its effect on our current and forecasted cash flows required us to perform multiple asset impairment tests. As a result, we recorded a number of asset impairments in the fourth quarter of 2015.

  •
  We evaluated the long-lived assets of our pressure pumping asset group for impairment and concluded that the fair value of this asset group was lower than the carrying value of the assets in the asset group. We recognized a total impairment for this asset group of $487.0 million. Of this amount, $461.4 million was attributable to our customer relationships, $20.6 million was attributable to certain equipment, and $5.0 million was attributable to our proprietary chemical blends.

  •
  We evaluated the long-lived assets of our wireline asset group for impairment and concluded that the fair value of this asset group was lower than the carrying value of the assets in the asset group. We recognized a total impairment for this asset group of $33.3 million. Of this amount $24.2 million was attributable to certain equipment and $9.1 million was attributable to our customer relationships.

  •
  We evaluated our tradename intangible asset for impairment and concluded that the fair value of this asset was lower than its carrying value, which resulted in an impairment of $30.2 million.

  •
  We recorded $14.8 million of impairments for certain land and buildings that we no longer use.

        We are closely monitoring current industry conditions and future expectations. Our current forecast anticipates improving industry conditions in 2017; however, if the industry conditions from the past two years continue for a prolonged period or worsen, we may be subject to additional impairments of long-lived assets or intangible assets in future periods. See Note 15—"Nonrecurring Fair Value Measurements" for more information on these impairments.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—IMPAIRMENTS AND OTHER CHARGES (Continued)

  Supply Commitment Charges

        We have recorded supply commitment charges related to contractual inventory purchase commitments to certain proppant suppliers. In 2015 and 2016, we recorded charges under these supply arrangements of $11.0 million and $2.5 million, respectively. These charges were attributable to our decreased volume of purchases from these suppliers due to our lower activity levels in both periods. Additionally, in 2016, our decreased purchases were also due to certain customers procuring their own proppants.

        While we have successfully worked with our vendors to minimize charges related to these purchase commitments, if industry conditions do not improve or if we are unable to work with our vendors in the future, we may incur supply commitment charges in future periods.

  Lease Abandonment Charges

        During 2015 and 2016 we vacated certain leased facilities to consolidate our operations. In 2015 and 2016, we recognized expense of $1.8 million and $2.0 million, respectively, in connection with these actions.

  Employee Severance Costs

        During 2015 and 2016, we incurred employee severance costs of $13.1 million and $0.8 million, respectively, in connection with our corporate and operating restructuring initiatives. At December 31, 2015 and 2016, we had paid substantially all severance payments owed to former employees.

  Inventory Write-down

        During 2015, we made improvements to our supply chain that reduced our inventory requirements. In connection with this initiative we executed a program to liquidate excess inventory. We recorded a $24.5 million inventory write-down charge in connection with this liquidation program.

  Acquisition earn-out adjustments

        See Note 5—"Goodwill and Other Intangible Assets" for discussion of our acquisition earn-out adjustments.

NOTE 11—ASSET DISPOSALS

        We sold substantially all of our remaining sand transportation equipment and related inventory in February 2016. We received $8.0 million of proceeds and recognized a $0.3 million gain on this sale. During 2016, we sold a number of other surplus pieces of property and equipment. We received $23.5 million of proceeds and recognized a $1.3 million net loss on the sale of these assets.

NOTE 12—GAIN ON INSURANCE RECOVERIES

        In January 2016, a fire at one of our job sites in Oklahoma destroyed substantially all of the equipment in one of our fleets. These assets were insured at values greater than their carrying values. We received $19.0 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $15.1 million.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES

        The following table summarizes the components of income tax expense (benefit):

	Year Ended December 31,
(In millions)	2015	2016
Current:
Federal	$—	$—
State	(1.5)	(1.6)

Total current	(1.5)	(1.6)
Total deferred	—	—

Income tax benefit	$(1.5)	$(1.6)

        Actual income tax expense (benefit) differed from the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes as follows:

	Year Ended December 31,
(In millions)	2015	2016
Loss before income taxes	$(1,014.7)	$(190.1)
Statutory federal income tax rate	35.0%	35.0%

Federal income tax benefit at statutory rate	(355.1)	(66.5)
Change in valuation allowance	380.0	65.1
State income taxes, net of federal effect	(26.8)	(0.3)
Other non-deductible expenses	0.4	0.1

Income tax benefit	$(1.5)	$(1.6)

Effective tax rate	0.1%	0.8%

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	December 31,
(In millions)	2015	2016
Deferred tax assets:
Goodwill and intangible assets	$725.4	$655.7
Federal net operating loss carryforwards	433.2	564.9
State net operating loss carryforwards, net of federal benefit	24.9	28.3
Accrued expenses	12.8	7.9
Other	17.4	3.7

Gross deferred tax assets	1,213.7	1,260.5
Valuation allowance	(1,175.1)	(1,240.2)

Total deferred tax assets	38.6	20.3

Deferred tax liabilities:
Property, plant, and equipment	38.6	20.3

Total deferred tax liabilities	38.6	20.3

Net deferred tax assets	$—	$—

        Because of our valuation allowance, no deferred tax assets or liabilities are included in the Consolidated Balance Sheets.

        At December 31, 2016, our gross federal net operating loss carryforwards were $1.6 billion, which will expire on various dates between 2032 and 2036. At December 31, 2016, our gross state net operating loss carryforwards were $628.0 million, which will expire on various dates between 2017 and 2036.

        A reconciliation of the valuation allowance for deferred tax assets from January 1, 2015 to December 31, 2016 is as follows:

(In millions)	2015	2016
Balance at January 1	$795.1	$1,175.1
Additions, charged to expense	380.0	65.1
Deductions	—	—

Balance at December 31	$1,175.1	$1,240.2

        In 2012, we established a full valuation allowance with respect to our U.S. federal net deferred tax assets and state net deferred tax assets. We considered all available positive and negative evidence in evaluating whether these deferred tax assets were more likely than not to be realized. The significant negative evidence of our loss generated before income taxes in 2012 could not be overcome by considering other sources of taxable income, which included the reversal of taxable temporary differences and tax-planning strategies. A significant piece of negative evidence that we consider is cumulative losses (generally defined as losses before income taxes) incurred over the most recent three-year period. Such evidence limits our ability to consider other subjective evidence such as our

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—INCOME TAXES (Continued)

projections for future growth. At December 31, 2015 and 2016, we had incurred cumulative losses over the applicable three-year period.

        We continue to provide a valuation allowance against our net U.S. federal and state deferred tax assets. Deferred tax assets related to our U.S. federal and state operating losses are still available to us to offset future taxable income, subject to limitations in the event of a change of control under Section 382 of the Internal Revenue Code. At December 31, 2016, we had not incurred such an ownership change. We will adjust this valuation allowance as we change our assessment of the amount of deferred income tax assets that are more likely than not to be realized.

        A reconciliation of the liability for gross unrecognized income tax benefits (excluding interest) from January 1, 2015 to December 31, 2016 is as follows:

(In millions)	2015	2016
Balance at January 1	$2.5	$1.4
Lapse in applicable statute of limitations	(1.1)	(1.4)

Balance at December 31	$1.4	$—

        The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $1.6 million and zero at December 31, 2015 and 2016, respectively.

        We recognize accrued interest and penalties related to any uncertain tax positions as part of the tax provision. At December 31, 2015 and 2016, we had $0.2 million and zero, respectively, of accrued interest expense associated with unrecognized tax benefits. Interest expense associated with unrecognized tax benefits was $0.1 million in 2015.

        FTS International, Inc. and its U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. We do not currently have significant operations or undistributed earnings in foreign jurisdictions. Our tax returns are currently subject to examination in various federal and state jurisdictions for tax years from 2012 through 2016.

NOTE 14—COMMITMENTS AND CONTINGENCIES

  Operating Leases

        We lease certain administrative and sales offices, operational facilities and office equipment in various cities. We also lease some service equipment and light duty vehicles. Some of our lease agreements include renewal or purchase options that we may choose to exercise at the end of the lease term. Total rental expense under our operating leases was $31.7 and $19.6 million in 2015 and 2016, respectively.

        At December 31, 2016, our future minimum rental commitments due under non-cancellable operating leases is summarized below:

(In millions)	2017	2018	2019	2020	2021	Thereafter
Operating leases	$20.8	$8.8	$4.2	$2.4	$1.9	$0.7

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

  Purchase Obligations

        We have purchase commitments with certain vendors to supply a significant portion of the proppant used in our operations. These agreements have remaining terms ranging from two to eight years. Some of these agreements are take-or-pay agreements with minimum unconditional purchase obligations. These minimum purchase obligations could change based upon the vendors ability to supply a minimum requirement. Total purchases made under these agreements were $49.7 million and $20.9 million in 2015 and 2016, respectively. At December 31, 2016, our future minimum purchase commitments due under these agreements is summarized below:

(In millions)	2017	2018	2019	2020	2021	Thereafter
Purchase obligations	$52.1	$59.1	$51.9	$49.5	$48.2	$140.4

  Litigation

        In the ordinary course of business, we are subject to various legal proceedings and claims, some of which may not be covered by insurance. Many of these legal proceedings and claims are in early stages, and many of them seek an indeterminate amount of damages. We estimate and provide for potential losses that may arise out of legal proceedings and claims to the extent that such losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different from these estimates. When preparing our estimates, we consider, among other factors, the progress of each legal proceeding and claim, our experience and the experience of others in similar legal proceedings and claims, and the opinions and views of legal counsel.

        In 2012, Continental Industries Group, Inc. ("Continental") filed two lawsuits against FTS International, Inc. and FTS International Services, LLC in the United States District Court, Southern District of New York that were combined into one action entitled Continental Industries Group, Inc. v. FTS International, Inc. and FTS International Services, LLC. In its suit, Continental claimed that FTSI (a) wrongfully terminated a supply agreement entered into by the parties in 2011, and (b) wrongfully cancelled two alleged purchase orders for the procurement of guar gum, a key component of certain chemicals we utilize in performing our services for customers. Pursuant to the supply agreement, Continental had agreed to enter into a joint venture with a Company in India to arrange for the construction of a guar gum-processing factory that would produce a five year supply of guar for FTSI. FTSI terminated the supply agreement in mid-2012 before the factory was complete. With respect to the purchase order claim, FTSI had expressed interest in purchasing guar gum from Continental in transactions separate from the supply agreement. FTSI did not purchase the guar gum. Continental claimed that valid purchase orders had been formed and that FTSI wrongfully terminated the purchase orders when it decided not to purchase the guar gum. Continental sought damages of approximately $58.0 million related to the supply agreement claim and approximately $4.5 million related to the purchase order claim. FTSI filed counterclaims against Continental seeking damages in excess of $69.0 million representing the difference between the price it paid for guar gum in the spot market and the price it would have paid under the supply agreement. A jury trial for this case was held and, on November 3, 2015, the jury returned verdicts in favor of Continental for both claims. The jury awarded damages to Continental in the aggregate amount of $5.3 million, of which $2.1 million related to the supply agreement case and $3.2 million related to the purchase order case. In January 2016, we settled

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

this lawsuit with Continental for a confidential amount and the financial effects of this matter have been included in our consolidated financial statements as of December 31, 2015.

        We believe that costs associated with other legal matters will not have a material adverse effect on our consolidated financial statements.

NOTE 15—NONRECURRING FAIR VALUE MEASUREMENTS

        The following table represents the placement in the fair value hierarchy of assets that were measured at fair value on a nonrecurring basis. See Note 10—"Impairments and Other Charges" for further discussion.

			Fair value measurements using
	Previous Carrying Values(1)	Total Fair Value(1)
			Level 1	Level 2	Level 3
During 2015
Pressure pumping asset group(2)
Customer relationships(3)	$461.4	$—	$—	$—	$—
Equipment(4)	424.0	403.4	—	—	403.4
Proprietary chemical blends(3)	5.0	—	—	—	—

	$890.4	$403.4	$—	$—	$403.4

Wireline asset group(2)
Property and equipment(4)(5)	$39.2	$15.0	$—	$—	$15.0
Customer relationships(3)	9.1	—	—	—	—
Goodwill	7.1	—	—	—	—

	$55.4	$15.0	$—	$—	$15.0

Tradename(3)	$59.7	$29.5	$—	$—	$29.5
Property no longer used(5)	$22.8	$7.5	$—	$—	$7.5
During 2016
Property no longer used	$1.0	$—	$—	$—	$—
Long-lived assets held for sale(6)	12.4	6.4	—	—	6.4

	$13.4	$6.4	$—	$—	$6.4

(1)
Represents the value on the date of the fair value measurement.

(2)
Valued using the income approach and the market approach valuation techniques.

(3)
Valued using the income approach.

(4)
Equipment valued using the cost approach, which is a valuation technique that estimates the amount that would be currently required to replace an asset's service capacity.

(5)
Property valued using the market approach based on the sales prices of comparable properties and/or estimates obtained from commercial brokers.

(6)
Equipment value based on pending contract price. Assets held for sale are classified as "Prepaid expenses and other current assets" on our Consolidated Balance Sheets.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—EARNINGS (LOSS) PER SHARE

        The numerators and denominators of the basic and diluted earnings (loss) per share ("EPS") computations for our common stock are calculated as follows:

	Year Ended December 31,
(In millions, except per share amounts)	2015	2016
Numerator:
Net loss	$(1,013.2)	$(188.5)
Convertible preferred stock accretion	(144.9)	(181.6)

Net loss attributable to common stockholders used for basic EPS computation	(1,158.1)	(370.1)
Add back the effect of dilutive securities:
Convertible preferred stock accretion(1)	–	–

Net loss attributable to common stockholders used for diluted EPS computation	$(1,158.1)	$(370.1)

Denominator:
Weighted average shares used for basic EPS computation	3,589.7	3,586.5
Effect of dilutive securities:
Convertible preferred stock(1)	–	–
Restricted stock units(2)	–	–

Dilutive potential common shares	–	–

Number of shares used for diluted EPS computation	3,589.7	3,586.5

Basic and diluted EPS	$(0.32)	$(0.10)

(1)
Dilutive securities in our diluted EPS calculation do not include the effects of converting the convertible preferred stock because the effect would be antidilutive. The number of common stock equivalents attributable to convertible preferred stock was 901 million shares for all periods presented.

(2)
Dilutive securities in our diluted EPS calculation do not include RSUs granted under our 2014 LTIP. Vesting of these RSUs is dependent upon the satisfaction of both a service condition and a corporate liquidity event such as an initial public offering of our common stock. As of December 31, 2016, a corporate liquidity event had not occurred and until it occurs, the holders of these RSUs have no rights in our undistributed earnings. Therefore, they are excluded from the effect of dilutive securities. The number of common stock equivalents attributable to the RSUs were 16.5 million shares and 11.0 million shares for the years ended December 31, 2015 and 2016, respectively.

FTS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 17—UNAUDITED PRO FORMA INFORMATION

        The following unaudited calculation of the numerators and denominators of pro forma basic and diluted EPS gives effect to the following as of the beginning of the period:

  (1)
  our 69.196592:1 reverse stock split; and

  (2)
  The recapitalization of all outstanding shares of our convertible preferred stock into approximately 39.5 million shares of common stock.

        The numerators and denominators of the pro forma basic and diluted EPS computations for our common stock are calculated as follows:

(In millions, except per share amounts)	Year Ended December 31, 2016
(unaudited)
Numerator:
Net loss attributable to common stockholders used for basic EPS computation as reported	$(370.1)
Pro forma adjustment to add back convertible preferred stock accretion	181.6

Pro forma net loss attributable to common stockholders used for pro forma basic and diluted EPS computations	$(188.5)

Denominator:
Weighted average shares used for basic EPS computation as reported	3,586.5
Pro forma adjustment to reflect reverse stock split	(3,534.7)
Pro forma adjustment to reflect recapitalization of preferred stock to common stock	39.5

Number of shares used for pro forma basic EPS computation	91.3
Effect of dilutive securities:
Dilutive securities	—

Number of shares used for pro forma diluted EPS computation	91.3

Pro forma basic and diluted EPS	$(2.06)

FTS INTERNATIONAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2016	2017	2016	2017
Revenue
Revenue	$123.8	$409.8	$377.1	$906.1
Revenue from related parties	1.6	39.2	2.7	101.3

Total revenue	125.4	449.0	379.8	1,007.4

Operating expenses
Costs of revenue (excluding depreciation of $24.9, $19.4, $76.9 and $56.7, respectively, included in depreciation and amortization below)	125.7	298.8	369.7	709.9
Selling, general and administrative	15.8	21.7	51.5	62.0
Depreciation and amortization	28.3	22.1	87.5	65.2
Impairments and other charges	5.2	0.1	10.7	1.4
(Gain) loss on disposal of assets, net	—	(0.8)	1.1	(1.6)
Gain on insurance recoveries	—	—	(15.1)	(2.9)

Total operating expenses	175.0	341.9	505.4	834.0

Operating (loss) income	(49.6)	107.1	(125.6)	173.4
Interest expense, net	(21.4)	(22.1)	(66.1)	(64.8)
Gain on extinguishment of debt	52.3	—	53.7	—
Equity in net (loss) income of joint venture affiliate	(0.7)	(1.0)	(2.6)	0.1

(Loss) income before income taxes	(19.4)	84.0	(140.6)	108.7
Income tax expense	—	0.4	—	0.9

Net (loss) income	$(19.4)	$83.6	$(140.6)	$107.8

Net (loss) income attributable to common stockholders	$(66.3)	$25.1	$(272.7)	$(56.8)

Basic and diluted earnings (loss) per share attributable to common stockholders	$(0.02)	$0.01	$(0.08)	$(0.02)

Shares used in computing basic and diluted earnings (loss) per share	3,586.5	3,586.4	3,586.5	3,586.4

Pro forma basic and diluted earnings (loss) per share attributable to common stockholders				$1.18

Shares used in computing pro forma basic and diluted earnings (loss) per share				91.3

The accompanying notes are an integral part of these condensed consolidated financial statements.

FTS INTERNATIONAL, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	December 31, 2016	September 30, 2017	Pro Forma September 30, 2017
ASSETS
Current assets
Cash	$160.3	$193.8	$193.8
Accounts receivable, net	76.5	238.4	238.4
Accounts receivable from related parties	0.1	22.2	22.2
Inventories	24.8	42.2	42.2
Prepaid expenses and other current assets	17.7	20.2	20.2

Total current assets	279.4	516.8	516.8
Property, plant, and equipment, net	284.3	255.2	255.2
Intangible assets, net	29.5	29.5	29.5
Investment in joint venture affiliate	21.6	22.6	22.6
Other assets	2.0	3.0	3.0

Total assets	$616.8	$827.1	$827.1

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$60.8	$137.5	$137.5
Accrued expenses and other current liabilities	34.8	58.5	58.5

Total current liabilities	95.6	196.0	196.0
Long-term debt	1,188.7	1,191.6	1,191.6
Other liabilities	1.7	0.9	0.9

Total liabilities	1,286.0	1,388.5	1,388.5

Commitments and contingencies (Note 8)
Series A convertible preferred stock, $0.01 par value, 350,000 shares authorized, issued and outstanding at December 31, 2016 and September 30, 2017, respectively; no shares authorized, issued and outstanding, pro forma	349.8	349.8	—

Stockholders' deficit
Common stock, $0.01 par value, 5,000,000,000 shares authorized, 3,586,408,881 shares issued and outstanding at both December 31, 2016 and September 30, 2017; 320,000,000 shares authorized, 91,280,087 shares issued and outstanding, pro forma	35.9	35.9	36.3
Additional paid-in capital	3,712.1	3,712.1	4,061.5
Accumulated deficit	(4,767.0)	(4,659.2)	(4,659.2)

Total stockholders' deficit	(1,019.0)	(911.2)	(561.4)

Total liabilities and stockholders' deficit	$616.8	$827.1	$827.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

FTS INTERNATIONAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(In millions)	2016	2017
Cash flows from operating activities
Net (loss) income	$(140.6)	$107.8
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	87.5	65.2
Amortization of debt discounts and issuance costs	2.8	2.9
Impairment of assets	7.0	—
Loss (gain) on disposal of assets, net	1.1	(1.6)
Gain on extinguishment of debt	(53.7)	—
Gain on insurance recoveries	(15.1)	(2.9)
Other non-cash items	4.1	0.4
Changes in operating assets and liabilities:
Accounts receivable	35.7	(161.2)
Accounts receivable from related parties	1.8	(22.2)
Inventories	3.3	(18.2)
Prepaid expenses and other assets	1.8	(5.0)
Accounts payable	(3.4)	72.1
Accrued expenses and other liabilities	(6.4)	23.0

Net cash (used in) provided by operating activities	(74.1)	60.3

Cash flows from investing activities
Capital expenditures	(6.1)	(33.4)
Proceeds from disposal of assets	26.3	2.0
Proceeds from insurance recoveries	19.0	4.2
Net change in restricted cash	2.9	0.4

Net cash provided by (used in) investing activities	42.1	(26.8)

Cash flows from financing activities
Repayments of long-term debt	(37.6)	—

Net cash used in financing activities	(37.6)	—

Net (decrease) increase in cash	(69.6)	33.5
Cash, beginning of period	264.6	160.3

Cash, end of period	$195.0	$193.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

        Throughout the notes to these condensed consolidated financial statements, the terms "FTSI," "Company", "we," "us," "our" or "ours" refer to FTS International, Inc., together with its consolidated subsidiaries. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial reporting. Accordingly, certain information and disclosures normally included in our annual consolidated financial statements have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2016, included elsewhere in this prospectus. In our opinion, the condensed consolidated financial statements included herein contain all adjustments of a normal recurring nature considered necessary for a fair presentation of the interim periods. The results of operations of the interim periods are not necessarily indicative of the results of operations to be expected for the full year. There were no items of other comprehensive income in the periods presented. We evaluated subsequent events through October 30, 2017, which is the date at which the financial statements were available to be issued, and determined that there were no additional items to disclose.

  New Accounting Standards Updates

        In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers. The FASB has subsequently issued a number of additional ASUs to update this guidance. This guidance will supersede substantially all existing accounting guidance related to the accounting for revenue transactions. This guidance establishes a core principle that an entity should record revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. We are in the process of determining the effects that the new standard will have on our consolidated financial statements. Our approach includes performing a review of key contracts and comparing historical accounting policies and practices to the new accounting guidance. Our services contracts are primarily short-term in nature, and therefore, based on our initial assessment, we do not expect the adoption of this ASU to have a material effect on our results of operations. We will adopt this standard on January 1, 2018, utilizing the modified retrospective method.

        In February 2016, the FASB issued ASU 2016-02, Leases. This standard was issued to increase transparency and comparability among organizations by requiring that most leases be included on the balance sheet and by expanding disclosure requirements. This standard is scheduled to be effective for our financial statements beginning on January 1, 2019. Early adoption is permitted. We have not completed an evaluation of the effect that this standard will have on our financial statements.

        In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. This standard was issued to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard is scheduled to be effective for our financial statements beginning on January 1, 2018. Early adoption is permitted. We do not expect this standard to have a significant effect on our financial statements.

        In November 2016, the FASB issued ASU 2016-18, Restricted Cash. This standard was issued to change the presentation of amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This standard is scheduled to be

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—BASIS OF PRESENTATION (Continued)

effective for our financial statements beginning on January 1, 2018. Restricted cash is classified as prepaid expenses and other current assets on our consolidated balance sheets and totaled $12.0 million at December 31, 2015, $9.1 million at December 31, 2016, and $8.7 million at September 30, 2017.

NOTE 2—CONCENTRATIONS OF RISK

        Our business activities are concentrated in the well completion services segment of the oilfield services industry in the United States. The market for these services is cyclical, and we depend on the willingness of our customers to make operating and capital expenditures to explore for, develop, and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are predominantly influenced by current and expected prices for oil and natural gas.

        Low commodity prices caused our customers to significantly reduce their hydraulic fracturing activities in 2016, which contributed to a lower pricing environment for our services during this period. During the first nine months of 2017, average commodity prices improved from 2016 levels, which led to increased customer activity levels, increased pricing for our services and increased utilization of our equipment. However, a future reduction in commodity prices could negatively affect our operating results in future periods.

        Our customer base is concentrated. Our business, financial condition and results of operations could be materially adversely affected if one or more of our significant customers ceases to engage us for our services on favorable terms, or at all, or fails to pay, or delays in paying, us significant amounts of our outstanding receivables.

NOTE 3—DEBT

        The following table summarizes our long-term debt:

(In millions)	December 31, 2016	September 30, 2017
Senior floating rate notes due June 2020	$350.0	$350.0
Term loan due April 2021	431.0	431.0
Senior notes due May 2022	426.3	426.3

Total principal amount	1,207.3	1,207.3
Less unamortized discounts and debt issuance costs	(18.6)	(15.7)

Total long-term debt	$1,188.7	$1,191.6

Estimated fair value of long-term debt	$1,060.7	$1,152.4

        In 2016, we repaid $49.0 million of aggregate principal amount of Term Loan. We recognized a gain on debt extinguishment of $28.3 million. In 2016, we repurchased $43.7 million of aggregate principal amount of 2022 Senior Notes. We recognized a gain on debt extinguishment of $25.4 million. Estimated fair values for our term loan and senior notes were determined using recent trading activity and/or bid-ask spreads and are classified as Level 2 in the FASB's fair value hierarchy.

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—IMPAIRMENTS AND OTHER CHARGES

        The following table summarizes our impairments and other charges:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2017	2016	2017
Impairment of assets	$4.4	$—	$7.0	$—
Supply commitment charges	—	—	1.5	1.0
Lease abandonment charges	0.8	0.1	1.4	0.4
Employee severance costs	—	—	0.8	—

Total impairments and other charges	$5.2	$0.1	$10.7	$1.4

        Impairments and other charges include supply commitment charges related to contractual inventory purchase commitments to certain proppant suppliers. During the second quarter of 2016 and 2017, we recorded charges under these supply arrangements of $1.5 million and $1.0 million, respectively. These charges were attributable to our decreased volume of purchases from these suppliers due to our lower activity levels in both periods and certain customers procuring their own proppants.

        We recorded asset impairments of $7.0 million in the first nine months of 2016 related to certain property that we no longer use and had identified to sell. The fair value of these assets was based on pending sale prices and is classified as Level 3 in the FASB's fair value hierarchy.

        During 2015 and 2016 we vacated certain leased facilities to consolidate our operations. During the first nine months of 2016 and 2017, we recognized expense of $1.4 million and $0.4 million, respectively, in connection with these actions.

        We incurred employee severance costs of $0.8 million in the first quarter of 2016. These costs were incurred in connection with our corporate and operating restructuring initiatives. As of December 31, 2016, we had paid all severance payments owed to former employees.

NOTE 5—ASSET DISPOSALS

        We sold substantially all of our sand transportation equipment and related inventory in February 2016. We received $8.0 million of proceeds and recognized a $0.3 million gain on this sale. In the first nine months of 2016 and 2017, we sold a number of other surplus pieces of equipment. In the first nine months of 2016, we received $18.3 million of proceeds and recognized a $1.4 million net loss on the sale of these assets. In the first nine months of 2017, we received $2.0 million of proceeds and recognized a $1.6 million net gain on the sale of these assets.

NOTE 6—GAIN ON INSURANCE RECOVERIES

        In January 2016, a fire destroyed substantially all of the equipment in one of our fleets. These assets were insured at values greater than their carrying values. In the first nine months of 2016, we received $19.0 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $15.1 million.

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GAIN ON INSURANCE RECOVERIES (Continued)

        In January 2017, a fire destroyed certain equipment in one of our fleets. These assets were insured at values greater than their carrying values. We received $4.2 million of insurance recovery proceeds for these assets, which exceeded their carrying values by $2.9 million.

NOTE 7—INCOME TAXES

        Income tax expense was $0.4 million in the third quarter of 2017 and $0.9 million in the nine months ended September 30, 2017. These amounts consisted of state margin taxes accounted for as income taxes. In 2012, we recorded a valuation allowance to reduce our net deferred tax assets to zero. We continue to provide a valuation allowance against all deferred tax assets in excess of our deferred tax liabilities. As a result, we did not record any U.S. federal or state income tax expense or benefit related to our income or losses for the first nine months ended September 30, 2016 and 2017. Please see Note 13—"Income Taxes" in notes to consolidated financial statements included in our consolidated financial statements for the year ended December 31, 2016, included elsewhere in this prospectus for more information regarding our income taxes and valuation allowance. Deferred tax assets related to our U.S. federal and state operating losses are still available to us to offset future taxable income.

NOTE 8—COMMITMENTS AND CONTINGENCIES

  Litigation

        In the ordinary course of business, we are subject to various legal proceedings and claims, some of which may not be covered by insurance. Many of these legal proceedings and claims are in early stages, and many of them seek an indeterminate amount of damages. We estimate and provide for potential losses that may arise out of legal proceedings and claims to the extent that such losses are probable and can be reasonably estimated. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different from these estimates. When preparing our estimates, we consider, among other factors, the progress of each legal proceeding and claim, our experience and the experience of others in similar legal proceedings and claims, and the opinions and views of legal counsel. We believe that costs associated with our legal matters will not have a material adverse effect on our consolidated financial statements.

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—EARNINGS (LOSS) PER SHARE

        The numerators and denominators of the basic and diluted earnings (loss) per share ("EPS") computations for our common stock are calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2016	2017	2016	2017
Numerator:
Net (loss) income	$(19.4)	$83.6	$(140.6)	$107.8
Convertible preferred stock accretion	(46.9)	(58.5)	(132.1)	(164.6)

Net (loss) income attributable to common stockholders used for basic EPS computation	(66.3)	25.1	(272.7)	(56.8)
Add back the effect of dilutive securities:
Convertible preferred stock accretion(1)	—	—	—	—

Net (loss) income attributable to common stockholders used for diluted EPS computation	$(66.3)	$25.1	$(272.7)	$(56.8)

Denominator:
Weighted average shares used for basic EPS computation	3,586.5	3,586.4	3,586.5	3,586.4
Effect of dilutive securities:
Convertible preferred stock(1)	—	—	—	—
Restricted stock units(2)	—	—	—	—

Dilutive potential common shares	—	—	—	—

Number of shares used for diluted EPS computation	3,586.5	3,586.4	3,586.5	3,586.4

Basic and diluted EPS	$(0.02)	$0.01	$(0.08)	$(0.02)

(1)
Dilutive securities in our diluted EPS calculation do not include the effects of converting the convertible preferred stock because the effect would be antidilutive. The number of common stock equivalents attributable to convertible preferred stock was 901 million shares for all periods presented.

(2)
Dilutive securities in our diluted EPS calculation do not include restricted stock units, or RSUs, granted under our 2014 LTIP. Vesting of these RSUs is dependent upon the satisfaction of both a service condition and a corporate liquidity event such as an initial public offering of our common stock. As of September 30, 2017, a corporate liquidity event had not occurred and until it occurs, the holders of these RSUs have no rights in our undistributed earnings. Therefore, they are excluded from the effect of dilutive securities. The number of common stock equivalents attributable to the RSUs were 11.8 million shares and 8.3 million shares at September 30, 2016 and 2017, respectively.

NOTE 10—PRO FORMA INFORMATION

  Pro Forma Balance Sheet Information

        We have prepared an unaudited balance sheet as of September 30, 2017, to give effect to the following transactions that will occur in connection with our initial public offering:

  •
  A 69.196592 to 1 reverse stock split; and

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—PRO FORMA INFORMATION (Continued)

  •
  The recapitalization of all outstanding shares of our convertible preferred stock into approximately 39.5 million shares of common stock.

  Pro Forma Earnings (Loss) Per Share Information

        The following unaudited calculation of the numerators and denominators of pro forma basic and diluted EPS gives effect to the following transactions that will occur in connection with our initial public offering as of the beginning of the period:

  •
  A 69.196592 to 1 reverse stock split; and

  •
  The recapitalization of all outstanding shares of our convertible preferred stock into approximately 39.5 million shares of common stock.

        The numerators and denominators of the pro forma basic and diluted EPS computations for our common stock are calculated as follows:

(In millions, except per share amounts)	Nine Months Ended September 30, 2017
Numerator:
Net loss attributable to common stockholders used for basic EPS computation as reported	$(56.8)
Pro forma adjustment to add back convertible preferred stock accretion	164.6

Pro forma net income attributable to common stockholders used for pro forma basic and diluted EPS computations	$107.8

Denominator:
Weighted average shares used for basic EPS computation as reported	3,586.4
Pro forma adjustment to reflect reverse stock split	(3,534.6)
Pro forma adjustment to reflect recapitalization of preferred stock to common stock	39.5

Number of shares used for pro forma basic EPS computation	91.3
Effect of dilutive securities:
Dilutive securities	—

Number of shares used for pro forma diluted EPS computation	91.3

Pro forma basic and diluted EPS	$1.18

NOTE 11—SUBSEQUENT EVENTS

        In connection with the reissuance of the unaudited interim financial statements, the Company has re-evaluated subsequent events through February 1, 2018. The Company has concluded that no subsequent event has occurred that requires disclosure, except as noted below:

  •
  We have substantially completed the process of determining the effects that ASU 2014-09, Revenue from Contracts with Customers, will have on our consolidated financial statements. Based

FTS INTERNATIONAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—SUBSEQUENT EVENTS (Continued)

    on our assessment, we expect the adoption of this ASU to have an immaterial effect on our results of operations.

  •
  In December 2017 the Tax Cuts and Jobs Act, or new tax law, was enacted. We are in the process of determining the effects that the new tax law will have on our consolidated financial statements. The reduction of the federal corporate tax rate from 35% to 21% will materially reduce the carrying value of our net deferred tax assets; although we have not yet completed the quantification of the amount of the change. Any change to the carrying value of our net deferred tax assets is expected to be offset by a corresponding change in our valuation allowance at December 31, 2017.

        Through and including                           , 2018 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

19,500,000 Shares

FTS International, Inc.

Common Stock

PRELIMINARY PROSPECTUS

                           , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    Other Expenses of Issuance and Distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the filing and listing fees payable to the SEC, the Financial Industry Regulatory Authority, Inc., or FINRA, and stock exchange listing fee, the amounts set forth below are estimates.

SEC registration fee	$50,255
FINRA filing fee	61,048
NYSE Listing fee	295,000
Accounting fees and expenses	450,000
Legal fees and expenses	1,750,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees	10,000
Miscellaneous	483,697

Total	3,500,000

ITEM 14.    Indemnification of Directors and Officers

        We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation, which will become effective upon effectiveness of this registration statement, will provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends, unlawful stock purchase or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

        Our amended and restated certificate of incorporation will include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us, provided such director must repay amounts in excess of the indemnification such director is entitled to.

        Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

        At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

        We plan to enter into an underwriting agreement that provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15.    Recent Sales of Unregistered Securities

        Except as set forth below, in the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act.

        On June 1, 2015, we completed a private offering of $350.0 million in principal amount of our 2020 Notes. The initial purchaser of the 2020 Notes was Wells Fargo Securities, LLC. Pursuant to a purchase agreement between us and the initial purchaser, we sold the 2020 Notes to the initial purchaser at a discount of 1.0%, or $346.5 million, and the initial purchaser resold the 2020 Notes at par to qualified institutional buyers under Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.

        On August 28, 2015, we issued 94,339 shares of common stock to Tom Bates, a former independent director of our Company, for his services as an independent director.

        The issuances of the 2022 Notes, the 2020 Notes and the issuance to Mr. Bates were exempt from registration under Section 4(a)(2) of the Securities Act. The issuance of the restricted stock awarded to Messrs. Randle, Krebs and Asadi were exempt from registration under Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation.

        Since the adoption of our 2014 LTIP, we have granted 46,380,671 stock-settled restricted stock units under the 2014 LTIP. During this period, no restricted stock units have vested. As of December 31, 2017, 10,990,573 stock-settled restricted stock units remained outstanding. The restricted stock units will vest immediately before the effectiveness of this registration statement and will be settled in cash.

ITEM 16.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	***	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect prior to completion of this offering

3.2	***	Form of Amended and Restated Bylaws of the Company, to be in effect prior to completion of this offering

4.1	***	Indenture, dated as of April 16, 2014, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.2	***	Indenture, dated as of June 1, 2015, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.3	***	Form of Registration Rights Agreement

4.4	***	Form of Investors' Rights Agreement by and among FTS International, Inc., Maju Investments (Mauritius) Pte Ltd and CHK Energy Holdings, Inc.

4.5	***	Form of Investors' Rights Agreement by and among FTS International, Inc., Senja Capital Ltd and Hampton Asset Holding Ltd.

5.1	*	Opinion of Jones Day as to the legality of the securities being registered

10.1	***	Term Loan Agreement, dated as of April 16, 2014, among FTS International, Inc., Wells Fargo Bank, National Association, as administrative agent, and other lenders party thereto

10.2	***†	Employment Agreement, dated as of December 6, 2014, between FTS International, Inc. and Perry Harris

10.3	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Michael J. Doss

10.4	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Buddy Petersen

10.5	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Lance Turner

10.6	***†	Letter Agreement, dated as of August 5, 2015, between FTS International, Inc. and Lance Turner

10.7	***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Karen D. Thornton

10.8	***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Jennifer L. Keefe

10.9	***†	FTS International, Inc. 2014 Long-Term Incentive Plan

Exhibit Number		Description
10.10	***†	Form of Restricted Stock Unit Agreement (Stock Settled) under the 2014 Long-Term Incentive Plan

10.11	***†	Description of 2016 Short-Term Incentive Plan

10.12	***†	Description of 2017 Short-Term Incentive Plan

10.13	***†	Form of Indemnification Agreement between FTS International, Inc. and each of its directors and executive officers

10.14	***	Master Service Agreement, dated as of July 9, 2012, by and between Chesapeake Operating, Inc. and FTS International Services, LLC

10.15	***	Master Commercial Agreement, dated as of December 24, 2016, by and between Chesapeake Operating, LLC and FTS International Services, LLC

10.16	***	Security Agreement, dated as of April 16, 2014, by and among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent

10.17	***	Pari Passu Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Term Secured Parties (as defined therein)

10.18	***	Junior Lien Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined therein)

10.19	***	Junior Lien Intercreditor Agreement Joinder, dated as of June 1, 2015, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined in the Junior Lien Intercreditor Agreement)

10.20	***	Guaranty and Security Agreement, dated as of April 16, 2014, from FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC to Wells Fargo Bank, National Association

10.21	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to Wells Fargo Bank, National Association pursuant to the Term Loan Agreement dated April 16, 2014

10.22	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated April 16, 2014

10.23	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated June 1, 2015

Exhibit Number		Description
10.24	***†	FTS International, Inc. 2017 Equity and Incentive Compensation Plan

10.25	***†	Form of Restricted Stock Unit Agreement under the 2018 Equity and Incentive Compensation Plan

10.26	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Michael J. Doss

10.27	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Buddy Petersen

10.28	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Lance Turner

10.29	***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Karen D. Thornton

10.30	***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Jennifer L. Keefe

16.1	***	Letter from Ernst & Young LLP, dated February 10, 2017, regarding changes in accountant

21.1	***	List of Subsidiaries

23.1	*	Consent of Grant Thornton LLP

23.2	*	Consent of Jones Day (included as part of Exhibit 5.1 hereto)

24.1	***	Power of Attorney

99.1	***	Consent of Director Nominee (Carol J. Johnson)

*
Filed herewith

**
To be filed by amendment

***
Previously filed

†
Management contract, compensatory plan or arrangement
  (b)
  Financial Statement Schedule

        See the index to the financial statements included on page F-1 for a list of the financial statements included in this registration statement.

ITEM 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Worth, State of Texas, on February 1, 2018.

FTS INTERNATIONAL, INC.
By:	/s/ MICHAEL J. DOSS
	Name:	Michael J. Doss
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on February 1, 2018. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title

/s/ MICHAEL J. DOSS Michael J. Doss	Chief Executive Officer (principal executive officer)
* Lance Turner	Chief Financial Officer and Treasurer (principal financial officer and accounting officer)
* Goh Yong Siang	Chairman
* Domenic J. Dell'Osso, Jr.	Director
* Bryan J. Lemmerman	Director
* Ong Tiong Sin	Director
* Boon Sim	Director

*By:	/s/ MICHAEL J. DOSS Michael J. Doss (Michael J. Doss, as Attorney-in-Fact)

INDEX TO EXHIBITS

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	***	Form of Amended and Restated Certificate of Incorporation of the Company, to be in effect prior to completion of this offering

3.2	***	Form of Amended and Restated Bylaws of the Company, to be in effect prior to completion of this offering

4.1	***	Indenture, dated as of April 16, 2014, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.2	***	Indenture, dated as of June 1, 2015, among FTS International, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as collateral agent and trustee

4.3	***	Form of Registration Rights Agreement

4.4	***	Form of Investors' Rights Agreement by and among FTS International, Inc., Maju Investments (Mauritius) Pte Ltd and CHK Energy Holdings, Inc.

4.5	***	Form of Investors' Rights Agreement by and among FTS International, Inc., Senja Capital Ltd and Hampton Asset Holding Ltd.

5.1	*	Opinion of Jones Day as to the legality of the securities being registered

10.1	***	Term Loan Agreement, dated as of April 16, 2014, among FTS International, Inc., Wells Fargo Bank, National Association, as administrative agent, and other lenders party thereto

10.2	***†	Employment Agreement, dated as of December 6, 2014, between FTS International, Inc. and Perry Harris

10.3	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Michael J. Doss

10.4	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Buddy Petersen

10.5	***†	Severance Agreement, dated as of May 3, 2016, between FTS International, Inc. and Lance Turner

10.6	***†	Letter Agreement, dated as of August 5, 2015, between FTS International, Inc. and Lance Turner

10.7	***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Karen D. Thornton

10.8	***†	Letter Agreement, dated as of March 29, 2017, between FTS International, Inc. and Jennifer L. Keefe

10.9	***†	FTS International, Inc. 2014 Long-Term Incentive Plan

10.10	***†	Form of Restricted Stock Unit Agreement (Stock Settled) under the 2014 Long-Term Incentive Plan

10.11	***†	Description of 2016 Short-Term Incentive Plan

10.12	***†	Description of 2017 Short-Term Incentive Plan

10.13	***†	Form of Indemnification Agreement between FTS International, Inc. and each of its directors and executive officers

10.14	***	Master Service Agreement, dated as of July 9, 2012, by and between Chesapeake Operating, Inc. and FTS International Services, LLC

Exhibit Number		Description
10.15	***	Master Commercial Agreement, dated as of December 24, 2016, by and between Chesapeake Operating, LLC and FTS International Services, LLC

10.16	***	Security Agreement, dated as of April 16, 2014, by and among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent

10.17	***	Pari Passu Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC and U.S. Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the Term Secured Parties (as defined therein)

10.18	***	Junior Lien Intercreditor Agreement, dated as of April 16, 2014, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined therein)

10.19	***	Junior Lien Intercreditor Agreement Joinder, dated as of June 1, 2015, among FTS International, Inc., FTS International Services, LLC, FTS International Manufacturing, LLC, Wells Fargo Bank, National Association in its capacity as administrative agent under the Term Loan Agreement, US Bank National Association, as collateral agent and Wells Fargo Bank, National Association, in its capacity as administrative agent for the ABL Secured Parties (as defined in the Junior Lien Intercreditor Agreement)

10.20	***	Guaranty and Security Agreement, dated as of April 16, 2014, from FTS International, Inc., FTS International Services, LLC and FTS International Manufacturing, LLC to Wells Fargo Bank, National Association

10.21	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to Wells Fargo Bank, National Association pursuant to the Term Loan Agreement dated April 16, 2014

10.22	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated April 16, 2014

10.23	***	Amended and Restated Trademark Security Agreement, dated as of June 22, 2015, from FTS International Services, LLC to U.S. Bank National Association pursuant to the Indenture dated June 1, 2015

10.24	***†	FTS International, Inc. 2017 Equity and Incentive Compensation Plan

10.25	***†	Form of Restricted Stock Unit Agreement under the 2018 Equity and Incentive Compensation Plan

10.26	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Michael J. Doss

10.27	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Buddy Petersen

10.28	***†	First Amendment to Severance Agreement, dated as of June 15, 2017, between FTS International, Inc. and Lance Turner

10.29	***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Karen D. Thornton

Exhibit Number		Description
10.30	***†	Letter Agreement, dated as of June 15, 2017, between FTS International, Inc. and Jennifer L. Keefe

16.1	***	Letter from Ernst & Young LLP, dated February 10, 2017, regarding changes in accountant

21.1	***	List of Subsidiaries

23.1	*	Consent of Grant Thornton LLP

23.2	*	Consent of Jones Day (included as part of Exhibit 5.1 hereto)

24.1	***	Power of Attorney

99.1	***	Consent of Director Nominee (Carol J. Johnson)

*
Filed herewith
**
To be filed by amendment
***
Previously filed
†
Management contract, compensatory plan or arrangement